Form 10-K, Exhibit 13
period 1993-12-31
JEFFERSON BANKSHARES INC
filed 1994-03-10
CIK 311100

F
Business of Jefferson Bankshares

Jefferson Bankshares, Inc. is a bank holding company registered under the provisions of the Bank Holding Company Act of 1956, as amended. Jefferson Bankshares was incorporated under the laws of Virginia on March 22, 1979, and became an active bank holding company on December 31, 1979, through the consolidation of NB Corporation and Southern Bankshares.

The Corporation owns or controls one subsidiary bank, Jefferson National Bank, Charlottesville, Virginia, and four nonbank subsidiaries.

Within the last five years Jefferson Bankshares merged its subsidiary bank, Jefferson National Bank/Tidewater into Jefferson National Bank; acquired two offices of NCNB Virginia with approximately $17 million in deposits and $9 million in loans; acquired Chesapeake Bank Corporation with 12 offices and approximately $124 million in total assets; and acquired Peoples Bank of Front Royal with two offices and approximately $60 million in total assets. In addition, Jefferson Data Services, Inc., which furnished computer services to the bank, was merged into Jefferson Bankshares, and the computer operations were transferred to Jefferson National Bank.

During 1993, Jefferson Bankshares acquired the People's Bank of Virginia Beach
(PBVB), a community bank with approximately $14 million in assets, $13 million in deposits and one office in Virginia Beach, Virginia. The transaction with PBVB was completed on February 11, 1993 with the merger of PBVB into Jefferson National Bank.

Jefferson Bankshares regularly seeks reasonable opportunities to expand its asset base and trade area and related business endeavors.

The Corporation provides advisory and technical assistance to its subsidiaries in the areas of services, operations, audit, planning and budgeting, and corporate activities and administration. Funds are provided to Jefferson Bankshares by dividends and management fees from its subsidiaries and short-term and long-term borrowings from nonaffiliates.

Jefferson Bankshares, Inc. is regulated by the Board of Governors of the Federal Reserve System and is subject to the requirements of the Bank Holding Company Act of 1956, as amended, and Virginia laws regarding financial institution holding companies administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Jefferson National Bank is subject to supervision by the Office of the Comptroller of the Currency. The bank is affected by various federal and Virginia laws and regulations of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provision of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect Jefferson Bankshares' earnings. The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.

On December 31, 1993, Jefferson Bankshares and its affiliates had 1,100 full-time and 121 part-time employees. Management believes that employee relations are good.

As of September 30, 1993, Jefferson Bankshares had 2.9 percent of total bank deposits in Virginia. Six other bank holding companies had bank subsidiaries in Virginia with more deposits than Jefferson Bankshares.

The Corporation's bank provides retail and commercial banking and trust services and has 95 locations in Virginia from the City of Virginia Beach in the East to Augusta County in the West and Frederick County in the North. Jefferson National Bank pays competitive rates on deposits and other interest-bearing liabilities, constantly reviews current and potential services, and periodically provides staff training and sales programs. Throughout its trade areas, the bank competes with other financial institutions, including larger bank holding companies, money market mutual funds, and other companies which extend credit.

Jefferson Properties, Inc., which owns properties used or held for future use, primarily by the Corporation's bank, derived 80 percent of its income from Jefferson Bankshares and its subsidiaries in 1993. Charter Insurance Managers, Inc. and Grace Insurance Agency, Incorporated, a subsidiary of Jefferson National Bank, are currently inactive. Jefferson Financial, Inc. offers limited financial and investment advisory services.


Management's Discussion and Analysis of Financial Condition and
Results of Operations


Introduction
Management's discussion and analysis are intended to aid the reader in understanding and evaluating the consolidated results of operations and the financial condition of Jefferson Bankshares. The analysis attempts to identify trends and material changes that occurred during the reporting periods. The discussion should be read in conjunction with the Consolidated Financial Statements, their related notes, and the statistical information associated with the discussion.

Following the close of business on February 11, 1993, People's Bank of Virginia Beach merged with Jefferson National Bank in a transaction that was accounted for as a purchase. Accordingly, accounts and transactions for People's Bank are included in the Corporation's consolidated financial statements for the period following the merger date. The effects of the transaction were not material.

On March 23, 1993, the board of directors declared a 2-for-1 stock split, which was distributed April 30, 1993. Accordingly, the average number of shares outstanding and per share amounts for net income, dividends declared, and book value have been restated for all periods presented to give effect to the split.

Results of Operations
Net income in 1993 rose to a record $23.8 million surpassing by 14 percent the record set in 1992 of $20.9 million. Net income per share in 1993 also reached a new high of $1.64, or 6 percent above $1.54 in 1992. The lower growth rate in net income per share was attributable to an increase in average shares outstanding, principally as the result of shares issued in the People's Bank merger and a previous merger in December 1992. Net income in 1991 was $15.9 million, or $1.18 per share. An analysis of the factors that influenced net income in 1993, 1992, and 1991 is presented in the sections that follow. Table 1, Selected Financial Data, provides a summary of the results of operations for the last five years and certain information regarding the Corporation's financial condition during those periods.




Selected Financial Data     Table 1
(Dollars in thousands except per share data)

Years Ended December 31      1993         1992          1991         1990        1989
Results of Operations
Interest income         $   125,205   $   126,053   $   134,574  $   138,680  $   137,171
Interest expense             46,442        55,098        73,190       80,015       78,170
Net interest income          78,763        70,955        61,384       58,665       59,001
Provision for loan losses       750         3,600         3,600        2,884        2,313
Net interest income after
 provision for loan losses   78,013        67,355        57,784       55,781       56,688
Non-interest income          16,930        16,165        14,505       13,652       11,684
Non-interest expense         59,822        53,502        50,345       48,161       45,080
Income before income taxes   35,121        30,018        21,944       21,272       23,292
Provision for income tax
 expense                     11,303         9,078         6,069        6,107        6,377
Net Income              $    23,818   $    20,940   $    15,875  $    15,165  $    16,915

Per Share Data
Net income              $      1.64   $      1.54   $     1.18   $     1.10   $      1.22
Dividends declared              .62           .53           .50          .50          .50
Book value at year-end        13.15         12.11         11.08        10.39         9.75
Average number of shares
 outstanding             14,559,277    13,573,776    13,422,918   13,762,994   13,874,002

Financial Condition-Average Balances
Total earning assets    $ 1,654,644   $ 1,529,741   $ 1,431,110  $ 1,377,005  $ 1,333,197
Total assets              1,808,258     1,672,006     1,572,022    1,520,593    1,472,766
Total deposits            1,594,594     1,485,054     1,389,588    1,333,269    1,293,445
Long-term debt                1,632         2,763         4,177        5,590        7,390
Shareholders' equity        185,905       157,401       144,383      138,938      130,618




Profitability as measured by the return on average assets reached a new annual high in 1993. At 1.32 percent in 1993, it exceeded the 1992 record of 1.25 percent. In 1991, this measure of profitability was 1.01 percent. Another significant measure of profitability, the return on average shareholders' equity, declined in 1993 to 12.81 percent from 13.30 percent in 1992. In 1991, this ratio was 11.00 percent. The decrease in 1993 compared with 1992 resulted from a higher equity base in the 1993 period. Shares issued in the two mergers contributed to the 1993 average equity increase.


Table 2, Summary of Financial Results by Quarter, presents a quarterly summary of earnings components for each of the last two years. In 1992, net interest income rose steadily as the effects of lower interest rates helped to widen the net interest margin throughout the year. After peaking in the first quarter of 1993, the net interest margin began to narrow as the lower rates had a greater impact on interest income than on interest expense. In 1993, the Corporation significantly lowered its quarterly provision for loan losses compared with the 1992 level and then, in the second half of 1993, discontinued the provision. The reasons for these actions are discussed later in the analysis. Factors affecting non-interest income and non-interest expense are also discussed elsewhere.




Summary of Financial Results By Quarter     Table 2
(Dollars in thousands except per share data)

                                         1993                                              1992

Three Months Ended   Dec. 31     Sept. 30     June 30     March 31     Dec. 31     Sept. 30     June 30     March 31
Interest income      $30,912      $31,293     $31,380     $31,620       $31,216    $31,393      $31,734     $31,710
Interest expense      11,243       11,501      11,708      11,990        12,212     13,244       14,385      15,257
Net interest income   19,669       19,792      19,672      19,630        19,004     18,149       17,349      16,453
Provision for loan
 losses                    -            -         375         375           900        900          900         900
Non-interest income    4,401        4,426       4,255       3,848         4,204      3,889        4,141       3,931
Non-interest expense  15,512       15,066      14,822      14,422        13,470     13,425       13,284      13,323
Income before income
 taxes                 8,558        9,152       8,730       8,681         8,838      7,713        7,306       6,161
Income tax expense     2,730        3,014       2,800       2,759         2,749      2,343        2,183       1,803
Net Income           $ 5,828      $ 6,138     $ 5,930     $ 5,922       $ 6,089    $ 5,370      $ 5,123     $ 4,358
Net Income Per
 Common Share        $  0.40      $  0.42     $  0.41     $  0.41       $  0.44    $  0.40      $  0.38     $  0.32


Net Interest Income
Net interest income is the difference between interest income and interest expense and represents the Corporation's gross profit margin. For comparative purposes, the income from tax-exempt securities and loans is adjusted to a tax-equivalent basis. This adjustment, based on statutory federal corporate tax rates of 35 percent in 1993 and 34 percent in 1992 and 1991, causes tax-exempt income and resultant yields to be presented on a basis comparable with income and yields from fully taxable earning assets.

The net interest margin represents tax-equivalent net interest income divided by average earning assets. It reflects the average effective rate earned by the Corporation on its average earning assets. Net interest income and the net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities that fund those assets.

Table 3 presents average balances, related interest income and expense, and average yield/cost data for each of the last three years. Table 4 reflects changes in interest income and interest expense resulting from changes in average volume and changes due to rates.



Consolidated Average Balances/Net Interest Income/Rates*     Table 3
Tax-equivalent basis (Dollars in millions)
                                                1993                             1992                      1991
                                       Interest     Average             Interest   Average              Interest/    Average
                              Average   Income/      Yield/    Average   Income/    Yield/     Average   Income/      Yield/
                              Balance   Expense       Cost     Balance   Expense     Cost      Balance   Expense      Cost
Assets
Loans-net of unearned
 income                     $  971.1    $ 78.4       8.07%    $  882.6   $ 77.5     8.78%    $  860.7    $ 89.3      10.38%
Investment securities:
U.S. Treasury                  200.1      14.2       7.07        197.5     14.8     7.51        133.7      10.9       8.14
U.S. Government agencies       237.9      17.7       7.46        225.4     18.0     8.00        227.2      18.9       8.29
States and political
 subdivisions                   35.2       2.9       8.18         37.8      3.5     9.33         47.3       4.4       9.37
Corporate debt securities      177.1      12.0       6.80        161.8     12.6     7.77        133.3      11.5       8.64
Other securities                 7.1       0.6       7.99          4.6      0.4     8.16          2.0       0.1       6.54
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Total investment securities    657.4      47.4       7.21        627.1     49.3     7.86        543.5      45.8       8.42
Money market investments        26.1       1.0       3.87         20.0      1.1     5.47         26.9       1.9       7.10
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Total Earning Assets         1,654.6     126.8       7.66      1,529.7     27.9     8.36      1,431.1     137.0       9.57
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Allowance for loan losses      (13.1)                            (11.4)                         (10.1)
Cash and due from banks         75.2                              69.7                           69.8
Premises and equipment          48.2                              48.1                           47.0
Other assets                    43.4                              35.9                           34.2
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Total Assets                $1,808.3                          $1,672.0                       $1,572.0
                            --------    ------       ----     --------    -----     ----     --------    ------      -----

Liabilities and Shareholders' Equity
Time and savings deposits:
Interest-checking accounts  $  267.2    $  7.0       2.63%    $  221.9   $  7.0     3.17%    $  188.8    $  8.0      4.25%
Regular savings                165.2       4.8       2.89        136.6      4.5     3.26        126.7       5.5      4.33
Money market deposit
 accounts                      343.7       9.8       2.84        303.4     10.9     3.60        219.5      11.3      5.17
Certificates of deposit
 $100,000 and over              66.1       2.7       4.03         69.3      3.1     4.44         88.7       5.6      6.35
Other time deposits            527.6      21.7       4.11        557.5     29.1     5.22        585.0      41.6      7.10
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Total time and savings
 deposits                    1,369.8      46.0       3.35      1,288.7     54.6     4.24      1,208.7      72.0      5.96
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Short-term borrowings           15.2       0.4       2.83         15.2      0.3     2.26         21.3       0.9      3.97
Long-term debt                   1.6       0.1       5.23          2.8      0.2     5.78          4.2       0.3      7.54
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Total Interest-bearing
 Liabilities                 1,386.6      46.5       3.35      1,306.7     55.1     4.22      1,234.2      73.2      5.93
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Demand deposits                224.8                             196.3                          180.9
Other liabilities               11.0                              11.6                           12.5
                            --------    ------       ----     --------    -----     ----     --------    ------      -----

Total liabilities            1,622.4                           1,514.6                        1,427.6
Shareholders' equity           185.9                             157.4                          144.4
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Total Liabilities and
Shareholders' Equity        $1,808.3                          $1,672.0                       $1,572.0
                            --------    ------       ----     --------    -----     ----     --------    ------      -----
Net Interest Income                     $ 80.3                           $ 72.8                          $ 63.8
Average Interest Rate
Spread Interest Expense                              4.31%                          4.14%                            3.64%
as a Percent of Average
Earning Assets                                       2.80%                          3.60%                            5.11%
Net Interest Margin                                  4.86%                          4.76%                            4.46%
                            --------    ------       ----     --------    -----     ----     --------    ------      -----

*Fully taxable equivalent income is calculated by dividing actual tax-exempt income by a factor which increases interest income to an
amount that would need to be received if such income were taxable at the Federal tax rate of 35% in 1993 and 34% in 1992 and 1991. Loan interest income includes fees of
$2,468,000 in 1993; $2,301,000 in 1992; and $1,952,000 in 1991. Loans include non-
accrual loan balances and interest accrued, if any.



Tax-equivalent net interest income increased 10 percent in 1993 to $80.3 million from $72.8 million in 1992. This increase occurred as the net interest margin widened to 4.86 percent in 1993 from 4.76 percent in 1992. Once again, in 1993 as in 1992, the impact of assets and liabilities repricing at lower rates was greater on interest expense than on interest income. In 1993, tax-equivalent interest income was $126.8 million, or 1 percent below $127.9 million in 1992. Although average earning assets increased 8 percent in 1993 to $1.655 billion, the yield decreased 70 basis points to 7.66 percent. Interest expense, however, was 16 percent lower in 1993 at $46.5 million as the cost of average interest-bearing liabilities dropped 87 basis points to 3.35 percent.


Analysis of Changes in Net Interest Income*      Table 4
Tax-equivalent basis (in thousands)


                                  Year 1993 over 1992                  Year 1992 over 1991
                                  Increase (Decrease)                        Increase (Decrease)
                                   Due to Change in                           Due to Change in
                                                           Net                                         Net
                                  Average                Increase            Average                 Increase
                                  Volume      Rate      (Decrease)           Volume       Rate      (Decrease)
Interest Income
Loans-net of unearned income      $7,439    $(6,533)       $906              $2,228    $(14,052)    $(11,824)
Investment securities:
 U.S. Treasury, Government
 agencies, and other               2,489     (3,791)     (1,302)              7,174      (2,748)       4,426
States and political
 subdivisions                       (233)      (415)       (648)               (881)        (19)        (900)
Money market investments             286       (368)        (82)               (430)       (386)        (816)
                                  ------    -------      ------               -----    --------     --------
Total Interest Income              9,981    (11,107)     (1,126)              8,091     (17,205)      (9,114)
                                  ------    -------      ------               -----    --------     --------
Interest Expense
 Time and savings deposits:
Interest-checking accounts         1,303     (1,311)         (8)              1,260      (2,250)        (990)
Regular savings                      867       (541)        326                 407      (1,430)      (1,023)
Money market deposit accounts      1,332     (2,493)     (1,161)              3,605      (4,027)        (422)
Certificates of deposit
 $100,000 and over                  (139)      (277)       (416)             (1,074)     (1,479)      (2,553)
Other time deposits               (1,410)    (6,001)     (7,411)             (1,825)    (10,617)     (12,442)
Short-term borrowings                  0         87          87                (204)       (303)        (507)
Long-term debt                       (60)       (14)        (74)                (92)        (63)        (155)
                                  ------    -------      ------              ------    --------     --------
Total Interest Expense             1,893    (10,550)     (8,657)              2,077     (20,169)     (18,092)
                                  ------    -------      ------              ------    --------     --------
Change in Net Interest Income     $8,088    $  (557)     $7,531              $6,014    $  2,964     $  8,978
                                  ------    -------      ------              ------    --------     --------

*The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.








Also contributing modestly to the increase in net interest income and the net interest margin was a change in the mix of average earning assets and in the Corporation's funding sources. Loans, which produce higher yields than other earning assets increased to 59 percent of total average earning assets in 1993 from 58 percent in 1992. Also, interest-bearing liabilities as a percent of average earning assets decreased to 84 percent in 1993 from 85 percent in 1992 as the result of growth in non-interest bearing funding sources.

Although the net interest margin widened in 1993 compared with 1992, this measure was on a downward trend after peaking at 4.96 percent in the first quarter of 1993. By the fourth quarter of 1993, the net interest margin was
4.74 percent. The decrease resulted as the volume of assets repricing at lower rates began to exceed the volume of repricing liabilities. Changes in the net interest margin in 1994 will be influenced by changes in interest rates and by changes in the mix and volume of average earning assets. Loan demand and growth of the loan portfolio should play a big role.

Comparing 1992 with 1991, the disproportionately larger effects of lower interest rates on interest expense relative to interest income was more pronounced than the 1993 effects. Tax-equivalent net interest income increased 14 percent in 1992 to $72.8 million compared with $63.8 million in 1991. The net interest margin rose 30 basis points to 4.76 in 1992 from 4.46 percent in 1991. Earning assets were affected less by declining rates than interest-bearing liabilities, in part, because the investment securities portfolio, which represented 41 percent of average earning assets in 1992, was less sensitive to interest rate changes than other categories of earning assets or interest-bearing liabilities.



Provision for Loan Losses
The provision for loan losses is the amount charged to expense each year that is intended to maintain an allowance, or reserve, for loan losses in the future. The adequacy of the allowance and, consequently, the provision for loan losses is dependent on a variety of factors including the size, growth, and composition of the loan portfolio, historical and expected loan loss experience, and an analysis of the quality of the loan portfolio and general economic conditions.

In 1993, the Corporation reduced its provision for loan losses significantly to $750 thousand from $3.6 million in both 1992 and 1991. No provision for loan losses was recorded in the second half of 1993 following a determination that the allowance for loan losses was adequate without further additions. The determination was made in consideration of improving trends in loan loss experience, non-performing assets, and general economic conditions. The decision also considered estimated risks in the loan portfolio, expectations for loan growth, and other relevant factors. A discussion of the adequacy of the allowance for loan losses is contained in a subsequent section dealing with the Corporation's financial condition and specifically about the loan portfolio.

Although trends for credit quality factors, such as loan losses and non-performing assets, continue to improve, it is likely that the Corporation will resume modest provisions for loan losses in 1994. The principal factor for the resumption is expected growth in the loan portfolio as the result of continued improvement in economic conditions.

Non-interest Income

Non-interest income includes service charges and other fee related income from services rendered by the Corporation. In addition, non-interest income includes gains and losses realized from the sale of fixed assets, sales and calls of investment securities, and sales of mortgage loans.




Non-interest Income      Table 5
(in thousands)

Years Ended December 31              1993       1992      1991      1990      1989
Trust income                        $4,037     $3,765    $3,466    $3,367    $2,968
Service charges on deposit
 accounts                            8,350      8,225     7,934     7,285     6,081
Credit insurance income                206        248       298       340       399
Investment securities gains, net        88         50        64         7        37
Mortgage loan sales income           1,932      1,528       597       368       266
Other income                         2,317      2,349     2,146     2,285     1,933
                                   -------    -------   -------   -------   -------
Total Non-interest Income          $16,930    $16,165   $14,505   $13,652   $11,684
                                   -------    -------   -------   -------   -------
















Non-interest income increased 5 percent in 1993 to $16.9 million from $16.2 million in 1992. The increase in non-interest income was led by trust income, which increased 7 percent to $4.0 million, and mortgage loan sales income, which increased 26 percent to $1.9 million. Both sources of income increased on the strength of higher volumes of business. In the case of mortgage loan sales income, a continuation from 1992 of low mortgage loan rates led to increased loan refinance activity in 1993. The refinance activity was greater than expected in 1993 and may diminish in 1994. Additional emphasis will be placed on originating mortgages from home sales to replace a portion of the refinance activity.

Non-interest income increased 11 percent in 1992 to $16.2 million from $14.5 million in 1991. As in 1993, this increase was led by trust income and mortgage loan sales income. Trust fees increased 9 percent to $3.8 million, and mortgage loan sales income more than doubled in 1992 to $1.5 million from $597 thousand in 1991. Also contributing to the 1992 increase in non-interest income were deposit account fees, which rose 4 percent compared with 1991.

Non-interest Expense
Non-interest expense represents the overhead expenses of the Corporation. The Corporation actively monitors all categories of non-interest expense in an attempt to improve productivity and earnings performance.


Non-interest Expense     Table 6
(Dollars in thousands)

Years Ended December 31      1993     1992     1991     1990      1989
Salaries and employee
 benefits                  $33,803  $30,795  $29,927   $28,809  $27,299
Occupancy expense, net       4,556    4,449    4,224     4,261    3,870
Equipment expense            5,616    5,027    4,267     4,200    3,687
F.D.I.C. assessments         3,549    3,272    2,838     1,566    1,049
Office supplies              1,068    1,031    1,024     1,134    1,350
Postage                      1,160    1,121    1,189     1,078    1,059
Telephone expense            1,412    1,281    1,285     1,310    1,226
Other expense                8,658    6,526    5,591     5,803    5,540
                           -------  -------  -------   -------  -------
Total Non-interest
 Expense                   $59,822  $53,502  $50,345   $48,161  $45,080
                           -------  -------  -------   -------  -------
Operating Efficiency
 Ratio*                      61.5%    60.1%    64.3%     64.1%    60.9%
                           -------  -------  -------   -------  -------

*Total non-interest expense as a percent of net interest income (tax-equivalent basis) and total non-interest income.

In 1993, non-interest expense increased an unusually high 12 percent to $59.8 million. The added expenses in all categories from two mergers accounted for as purchases contributed to the above normal increase in non-interest expense. Personnel expense and other expense led the increase in non-interest expense, increasing 10 percent and 32 percent, respectively. The single largest increase in other expense was writedowns on foreclosed properties, which rose to $1.1 million in 1993 from $393 thousand in 1992. Comparing 1993 with 1992, contributions and acquisition related expenses rose $427 thousand and $246 thousand, respectively. Also increasing by large percentage amounts and contributing to the increase in non-interest expense were equipment expense, which increased 12 percent, and telephone expense which rose 10 percent. Contributing less significantly to the 1993 increase in non-interest expense were occupancy expense, office supplies, and postage, each of which increased less than 4 percent over the respective 1992 amounts.

In 1992, non-interest expense totaled $53.5 million, or 6 percent above the 1991 total of $50.3 million. The largest dollar increase in 1992 over 1991 was personnel expense, which was up only 3 percent over the 1991 total. Larger percentage increases were recorded in 1992 in equipment expense, up 18 percent, F.D.I.C. assessments, up 15 percent, and other expense, up 17 percent.

Income Taxes
The provision for income tax expense was $11.3 million in 1993 and $9.1 million in 1992. In 1991, income tax expense was $6.1 million. The provision for income taxes was affected in 1993 by higher operating earnings, an increase in the federal corporate income tax rate to 35 percent, and a change in the accounting method for deferred income taxes. The change in accounting methods resulted from the implementation of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which is described in Notes 1 (F) and 6 of the Notes to Consolidated Financial Statements. The cumulative effect of this change was immaterial and was included in the provision for income taxes. Higher income tax expense in 1992 compared with 1991 was attributable principally to higher operating earnings.

Financial Condition
The Corporation's financial condition is measured in terms of its asset and liability composition, asset quality, capital resources, and liquidity. Deposit growth, which is the Corporation's principal funding source, was influenced in 1993 by a comparatively low interest rate environment and by depositors who shifted funds into investments with more attractive yields than deposits. The lower rates and generally improving economic trends led to improvements in asset quality, with reductions recorded both in net loan losses and non-performing assets. The improving economy, however, produced little in the way of a positive trend in loan growth. These and other factors affecting the Corporation's financial condition are discussed in more detail in the sections that follow.

Assets
On December 31, 1993, total assets amounted to $1.886 billion, or 5 percent above the year earlier total of $1.795 billion. Average total assets increased 8 percent to $1.808 billion from the 1992 average of $1.672 billion. The higher growth rate in average assets principally reflected the effects of assets acquired in the December 1992 merger of The Peoples Bank of Front Royal.




Loan Portfolio     Table 7
(Dollars in thousands)

Book Value December 31              1993              1992                  1991                 1990               1989
Loan Classification:
Commercial, financial,
 and agricultural            $385,137   39.0%   $366,282   38.6%    $302,713     34.9%     $325,831   37.6%     $350,090   37.5%
Real estate-construction       95,412    9.7     104,546   11.0       80,429      9.3        87,654   10.1       126,993   13.6
Real estate-mortgage          280,390   28.4     266,093   28.0      258,479     29.8       242,032   28.0       238,311   25.5
Instalment                    226,344   22.9     212,946   22.4      225,605     26.0       210,146   24.3       218,706   23.4
                             --------  -----    --------  -----     --------    -----      --------  -----      --------  -----
Total Loans                  $987,283  100.0%   $949,867  100.0%    $867,226    100.0%     $865,663  100.0%     $934,100  100.0%
                             --------  -----    --------  -----     --------    -----      --------  -----      --------  -----



Loan Portfolio Loans, net of unearned income increased 4 percent to $987 million on December 31, 1993, from $949 million one year earlier. Average loans, net of unearned income, which also were influenced by the December 1992 merger, increased 10 percent to $971 million in 1993 from $883 million in 1992. Loan growth in 1993 was relatively balanced with no single category providing a dominant lead. The largest segment of the loan portfolio, commercial loans, increased 5 percent to $385 million at year-end 1993 from $366 million one year earlier. Mortgage lending rose to $280 million at year-end 1993 from $266 million at year-end 1992, also a 5 percent increase. The consumer instalment portion of the loan portfolio totaled $226 million on December 31, 1993, 6 percent higher than $213 million one year earlier. Real estate construction loans decreased from the year-end 1992 total of $105 million to $95 million on December 31, 1993.




Remaining Maturities of Selected Loans     Table 8
(in thousands)
                                     Commercial,
                                   Financial, and     Real Estate-
December 31, 1993                   Agricultural     Construction


Within 1 year                         $102,905          $34,361
                                      --------          -------
Variable Rate:
1 to 5 years                            92,357           14,449
After 5 years                           81,961           23,381
                                      --------          -------
Total                                  174,318           37,830
                                      --------          -------

Fixed Rate:
1 to 5 years                            66,102           14,116
After 5 years                           41,812            9,105
                                      --------          -------
Total                                  107,914           23,221
                                      --------          -------
Total Maturities                      $385,137          $95,412
                                      --------          -------

A number of economic factors in conjunction with loan activity late in 1993 suggest that loan growth in 1994 should be more vibrant than it was in 1993. Although interest rates are above the floors they reached in 1993, they remain at reasonable levels for borrowers. New home construction is increasing as are home sales. Auto sales were up sharply in 1993, and the forecast is for continued strength. The economy is creating new jobs and beginning to absorb some of the unemployment that was created in the recession and the business restructuring of prior years. Importantly, reports suggest that borrowers are showing signs of a willingness to incur new debt after a period of reluctance. These factors, while positive, did not result in a clearly defined trend of loan growth in 1993, but do represent the necessary elements for growth in 1994.

On December 31, 1993, the Corporation had no concentration of loans in any one industry in excess of 10 percent of its loan portfolio. Because of the nature of the Corporation's market, however, loan collateral is predominately real estate related. Adjustments in the real estate markets have led in some cases to lower collateral values, and in 1993 writedowns with respect to foreclosed properties totaled $1.1 million. The Corporation carefully monitors its exposure to risk from construction and development loans, commercial real estate loans, and residential lending.


The Corporation does not engage in foreign lending activities. Consequently, the loan portfolio is not exposed to risk from foreign credits.

With respect to credit quality, the Corporation's past performance has been a source of financial strength. Net loan losses in 1993 of $836 thousand were a relatively insignificant .09 percent of average loans, net of unearned income. This ratio was .24 percent and .29 percent in 1992 and 1991, respectively. In each of the last five years, the Corporation's loan loss ratios compared very favorably with peer group averages. For bank holding companies with total assets between $1 billion and $3 billion, loan loss ratios in the years 1989 through 1992 have ranged from .70 percent to 1.04 percent of average loans. Based on statistical information for the first nine months of 1993, the peer group average is expected to be approximately .50 percent in 1993.



Summary of Loan Loss Experience     Table  9
(Dollars in thousands)

Years Ended December 31               1993     1992       1991       1990       1989
Allowance at Beginning of Year     $ 12,698  $ 10,655   $ 9,536    $ 9,278     $ 8,361
Loan Losses:
Commercial, financial, and
 agricultural                           514       723       998      1,361         482
Real estate-construction                  -        90       100        303           -
Real estate-mortgage                     58        51       535         80          40
Instalment                              628     1,592     1,125      1,207       1,114
                                   --------  --------   -------    -------      ------
Total Loan Losses                     1,200     2,456     2,758      2,951       1,636
                                   --------  --------   -------    -------      ------
Recoveries:
Commercial, financial, and
 agricultural                            58        29        53          7           5
Real estate-construction                  6        47         -        111           -
Real estate-mortgage                     38         9         -          7           -
Instalment                              262       263       224        200         235
                                   --------  --------   -------    -------      ------
Total Recoveries                        364       348       277        325         240
                                   --------  --------   -------    -------      ------

Net Loan Losses                         836     2,108     2,481      2,626       1,396
Increase from Acquisitions              123       551         -          -           -
Provision Charged to Expense            750     3,600     3,600      2,884       2,313
                                   --------  --------   -------    -------      -------
Allowance at End of Year           $ 12,735  $ 12,698  $ 10,655   $  9,536      $9,278
                                   --------  --------   -------    -------      ------
Loans, Net of Unearned Income:
Outstanding at year-end            $986,973  $949,027  $866,882   $864,832    $932,238
Average                             971,065   882,582   860,665    910,649     894,163

Ratios:
Net loan losses to average loans      0.09%     0.24%     0.29%      0.29%       0.16%
Allowance to year-end loans           1.29%     1.34%     1.23%      1.10%       1.00%
Allowance to net loan losses         15.23X     6.02X     4.30X      3.63X       6.65X
Provision to net loan losses           .90X     1.71X     1.45X      1.10X       1.66X
Provision to average loans            0.08%     0.41%     0.42%      0.32%       0.26%
Recoveries to loan losses            30.33%    14.17%    10.04%     11.01%      14.67%



Continued positive economic conditions and an assessment of the loan portfolio and problem assets suggest that loan losses in 1994 should not be materially greater than those in 1993. At such relatively low levels of loan losses as were experienced in 1993, however, a minor dollar fluctuation in losses could represent a large percentage increase. Loan loss expectations for 1994 are influenced by economic forecasts of continued growth and moderate interest rates. Financial circumstances of individual borrowers also will affect loan loss results. Unforeseen changes, either in economic conditions or borrowers' financial conditions, could also impact actual loan losses in 1994. The Corporation will maintain and follow its policies and practices intended to minimize future credit losses.

Risk elements associated with the loan portfolio are presented in Table 10. Excluding foreclosed properties, identified risk elements on December 31, 1993, totaled $13.7 million, or 1.4 percent of loans, net of unearned income. At December 31, 1992, the total was $13.1 million, also 1.4 percent of loans, net of unearned income. Foreclosed properties at December 31, 1993, were $8.8 million compared with the year earlier total of $11.7 million. Foreclosed properties are reported net of write-downs at the lower of cost or current appraised market value. At December 31, 1993, total risk elements represented
2.3 percent of loans, net of unearned income plus foreclosed properties and
1.2 percent of total assets. These ratios at the end of 1992 were 2.6 percent and 1.4 percent, respectively. At year-end 1993, the Corporation identified an additional $4.2 million as potential problem loans. These loans pose some uncertainty over the borrowers' ability to comply with loan repayment terms.

Risk Elements     Table 10
(Dollars in thousands)

Book Value December 31           1993        1992     1991     1990     1989

Loans:
Non-accrual                    $ 8,514     $ 9,765 $ 11,996  $ 4,650  $ 2,988
Troubled debt restructurings         -           -        -        -        -
Past due principal and/or
 interest for 90 days or more    5,140       3,343    3,915    3,191    7,153
                               -------     -------  -------  -------  -------
Total                          $13,654     $13,108  $15,911  $ 7,841  $10,141
                               -------     -------  -------  -------  -------
As a Percent of:
Loans, net of unearned income    1.38%       1.38%    1.84%    0.91%    1.09%
Total assets                     0.72%       0.73%    0.98%    0.51%    0.66%
Allowance for loan losses      107.22%     103.23%   49.33%   82.23%  109.30%

Foreclosed Properties          $ 8,811    $ 11,704  $ 9,018  $ 6,469  $ 2,011
                               -------     -------  -------  -------  -------
Total Risk Elements            $22,465     $24,812  $24,929  $14,310  $12,152
                               -------     -------  -------  -------  -------
As a Percent of:
Loans, net of unearned income
 plus foreclosed properties      2.26%       2.58%    2.85%    1.64%    1.30%
Total assets                     1.19%       1.38%    1.53%    0.93%    0.80%
                               -------     -------  -------  -------  -------

For the years ended December 31, 1993, 1992, and 1991, gross interest income in the amount of $831,000, $753,000 and $1,018,000, respectively, would have been recorded on loans reported as non-accrual if the loans had been current in accordance with their original terms and conditions. The amount of interest income on those loans that was included in net income amounted to $746,000, $89,000 and $611,000 in 1993, 1992, and 1991, respectively. The Corporation has identified additional loans with potential problems totaling $4,179,000 at December 31, 1993. Investment securities also may pose credit risks. On December 31, 1993, all investment securities were performing according to terms.

With regards to the non-accrual loans identified in Table 10, the amounts classified in this category represent loan balances on which the accrual of interest has been discontinued. The year-end 1993 total includes 44 loans. The largest exposure to a single borrower is $2.8 million, which consists of 3 separate loans. Only 7 other loans have balances greater than $200,000. Loans are placed in a non-accrual status when collection of principal or interest is legally barred or when management determines that collection of interest cannot be assured in light of the financial condition of the borrower and the circumstances surrounding the loan. The Corporation's subsidiary bank is in substantial compliance with regulatory policy that requires accrual of interest to be discontinued when principal or interest is past due for 90 days or more unless the loan is well secured and in the process of collection. Because of the historical experience of net loan losses, the ratio of risk elements to loans outstanding, and the overall quality of the loan portfolio, management has been able to scrutinize each individual loan situation of any appreciable magnitude and its potential for collection prior to classifying any loan as non-accrual.

Included in the $8.8 million total of foreclosed properties at December 31, 1993, were 38 parcels of real estate. The highest carrying value of a single property was $1.9 million. Only 6 other parcels included in foreclosed properties at year-end 1993 had carrying values above $400 thousand.

The Corporation maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. Table 11 shows an allocation among loan categories based upon an analysis of the portfolio's composition, historical loan loss experience, and other relevant factors. In determining the adequacy for loan losses, management considers the size and composition of the loan portfolio, historical loss experience, economic conditions, the value and adequacy of collateral and guarantors, and the current level of the allowance. In addition, consideration is given to potential losses associated with non-accrual loans, and loans that are deemed to be potential problems.




Allowance for Loan Losses     Table 11
(Dollars in thousands)
                                       1993                   1992                   1991                   1990

December 31                      Amount     Percent     Amount     Percent     Amount     Percent     Amount     Percent
Allowance for Loan Losses:
Commercial, financial,
 and agricultural                $ 4,936     38.8%      $ 5,093     40.1%      $ 3,750     35.2%      $4,921     51.6%
Real estate-construction           1,254      9.9         1,583     12.5         1,400     13.1          696      7.3
Real estate-mortgage                 640      5.0           896      7.1         1,050      9.9          267      2.8
Instalment                         5,597     43.9         4,708     37.1         3,600     33.8        3,652     38.3
Unallocated                          308      2.4           418      3.2           855      8.0            -        -
                                 -------    -----       -------    -----      --------    -----       ------    -----
Total Allowance for
 Loan Losses                     $12,735    100.0%      $12,698    100.0%     $ 10,655    100.0%      $9,536    100.0%



Based on the factors enumerated above, in the third quarter of 1993, management determined that the allowance for loan losses was adequate without further addition. Thus, in the second half of 1993, no additional provision for loan losses was charged to expense.

At December 31, 1993, the allowance for loan losses was $12.7 million or 1.29 percent of loans, net of unearned income. A year earlier the allowance was also $12.7 million, or 1.34 percent of loans, net of unearned income. At its year-end 1993 level, the allowance for loan losses exceeded the sum of net loan losses over the previous seven years. At that level, management believed that the allowance was adequate, subject to unforeseen economic changes or unexpected regulatory developments.

Investment Securities Investment securities represent the second largest component of earning assets. On December 31, 1993, investment securities totaled $704 million, 7 percent higher than the 1992 year-end total of $656 million. At year-end 1993, investment securities represented 37 percent of total assets, which was the same level as year-end 1992. Increases in the investment securities portfolio in both 1993 and 1992 were made in the absence of adequate loan demand.



Investment Portfolio     Table  12
Tax-equivalent basis (Dollars in thousands)












                           U.S. Gov't./Agency          State/Municipal          Other                      Total
                                      Weighted                 Weighted             Weighted                             Weighted
                           Book        Average         Book     Average     Book     Average     Book       Market        Average
December 31, 1993          Value        Yield         Value     Yield      Value     Yield      Value        Value         Yield
Maturities:
Within 1 year           $ 87,992        8.07%        $12,164     6.72%    $ 56,591     6.91%    $156,747   $159,943         7.54%
After 1 year, but
 within 5 years          391,717        6.56          14,503     9.03      132,520     5.94      538,740    556,081         6.48
After 5 years, but
 within 10 years               -           -           2,226     7.75        1,255     7.73        3,481      3,764         8.40
After 10 years                 -           -           1,436     8.52        3,914     6.87        5,350      5,544         7.36
                        --------        ----         -------     ----     --------     ----     --------   --------         ----
Total                   $479,709        6.84%        $30,329     7.98%    $194,280     6.25%    $704,318   $725,332         6.73%
                        --------        ----         -------     ----     --------     ----     --------   --------         ----
December 31, 1992       $440,725        7.53%        $42,918     8.78%    $172,146     7.34%    $655,789   $679,142         7.56%
December 31, 1991       $390,677        8.07%        $42,988     9.33%    $156,910     8.01%    $590,575   $616,658         8.14%


Growth in the securities portfolio in 1993 was led by U.S. Government Agency securities and corporate debt securities. Government Agencies increased 21 percent, or $47 million over the year-end 1992 total. Corporate debt securities were up 12 percent at year-end 1993, or $20 million above the December 31, 1992 total. U.S. Treasury securities and securities issued by states and political subdivisions decreased at year-end 1993 compared with the year earlier totals.

Contrary to the 1993 pattern, the largest portion of the investment portfolio's growth in 1992 occurred in U.S. Treasury securities, which increased $44 million, or 26 percent. Also contributing to the portfolio's 1992 growth were corporate debt securities, which increased $11 million, or 7 percent. U. S. Government Agency securities increased $7 million, and securities issued by states and political subdivisions were level with the year earlier total.

On December 31, 1993, the weighted average yield of the investment securities portfolio was 6.73 percent compared with 7.56 percent on December 31, 1992. Throughout 1993, maturing investment securities were reinvested in securities with then current and lower yields. Thus, the portfolio's yield will continue to fall until current interest rates rise to equal or exceed rates on maturing investments.

On December 31, 1993, the market value of the investment securities portfolio was 103.0 percent of its book value compared with 103.6 percent on December 31, 1992. At year-end 1993, the portfolio had $21 million in net unrealized gains. Gross amounts of appreciation and depreciation for each category of investment securities are included in Note 3 of the Notes to Consolidated Financial Statements. Quality ratings of the Corporation's corporate debt securities appear in Table 13. At December 31, 1993, the Corporation held no concentration of 10 percent or greater of its shareholders' equity in securities of any single issuer.



Corporate Debt by Quality Rating     Table 13
(Dollars in thousands)












                                 Book
December 31, 1993                Value        Percent

Moody's Rating
Aaa                            $ 12,996         7.0%
Aa1                               4,500         2.4
Aa2                               6,002         3.2
Aa3                               5,190         2.8
A1                               36,641        19.6
A2                               84,960        45.5
A3                               26,937        14.5
NR                                9,361         5.0
                               --------       -----
Total                          $186,587       100.0%
                               --------       -----

Investment securities are purchased with the intent to hold them until maturity and are accounted for at amortized cost. Sales from the portfolio are inconsequential and may occur as the result of unforeseen conditions such as deterioration in an issuer's credit standing. Also, certain securities which are acquired in mergers, may be sold if they are inconsistent with the Corporation's portfolio objectives.

Money Market Investments Short-term money market investments totaled million at year-end 1993 compared with $26 million one year earlier. In 1993, short-term investments averaged $26 million compared with $20 million in 1992.


Liabilities
The Corporation relies almost exclusively on core deposits to fund its earning assets.

Deposits Total deposits on December 31, 1993, were $1.626 billion, or 2 percent above the year earlier total of $1.595 billion. Deposit growth in 1993 was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments. In addition to moving funds out of deposit accounts, depositors continued to shift funds to more liquid, transaction-type accounts.

Non-interest bearing demand deposits increased 7 percent to $247 million on December 31, 1993, from $232 million one year earlier. Average balances for these accounts increased at a stronger rate of 15 percent to $225 million in 1993. In this case, average balances reflect the effects of the December 1992 merger as well as a deposit trend that was building during the years of 1992 and 1993.


In addition, lower rate interest-checking and regular savings accounts increased 12 percent and 17 percent, respectively, in year-end comparisons between 1993 and 1992. In a contrary fashion, money market deposit accounts at year-end 1993 were below the year earlier level. Consumer certificates of deposit showed mixed results based on varying maturities. The overall trend however, was a 5 percent decrease to $515 million at year-end 1993 from the year earlier total of $544 million. In contrast with the downward trend in consumer certificates, five-year certificates of deposit, which the Corporation first began issuing late in the first quarter of 1993, generated $14 million in deposits. Balances held in certificates of deposit of $100,000 and over decreased to $64 million at year-end 1993 from the year earlier total of $69 million. Overall, total interest-bearing deposits increased one percent to $1.379 billion on December 31, 1993.



Certificates of Deposit $100,000 and Over     Table 14
(in thousands)

December 31, 1993                    Balance
Remaining Maturities:
Within 3 months                      $37,915
3 to 6 months                          8,688
6 to 12 months                         6,739
After 12 months                       11,065
                                     -------
Total                                $64,407
                                     -------

In 1992, deposit trends were very similar to those in 1993. Deposit growth was concentrated in non-interest bearing demand deposits and interest-bearing transaction accounts. The effects of lower interest rates on consumer certificates were more pronounced in 1992 as these balances, exclusive of merger related additions, fell 14 percent in 1992.


Debt Short-term borrowings totaled $54 million on December 31, 1993, compared with $11 million at year-end 1992. The increase in 1993 reflected borrowings to satisfy normal reserve requirements. Total short-term borrowings averaged $15 million in both 1993 and 1992. Table 15 summarizes the Corporation's position with respect to federal funds purchased and securities sold under agreements to repurchase.





Short-term Borrowings     Table  15
(Dollars in thousands)                          1993                    1992                      1991
                                                    Interest                Interest                  Interest
                                        Balance       Rate       Balance      Rate       Balance        Rate
Federal Funds Purchased and
 Securities Sold Under Agreements
 to Repurchase
 Outstanding at year-end                $53,832       2.79%      $10,634      1.58%      $16,842        1.97%
Average outstanding for the year         14,876       1.94        14,663      1.98        20,708        3.74
Maximum outstanding at any month-end     53,832          -        23,924         -        28,339








Long-term debt totaled $1 million at year-end 1993 and $2 million one year earlier. Additional information concerning long-term debt is contained in
Note 8 of the Notes to Consolidated Financial Statements.

Capital Resources
Total shareholders' equity on December 31, 1993, of $192 million was 10 percent above $175 million at year-end 1992. Shareholders' equity averaged $186 million in 1993, 18 percent above the 1992 average of $157 million. Average shareholders' equity as a percent of average total assets was 10.3 percent in 1993 and 9.4 percent in 1992. Both ratios are above peer and industry averages.

The Federal Reserve mandates minimum capital requirements for bank holding companies. In 1990, the Federal Reserve adopted a risk based capital measure to determine capital adequacy. Under this system all balance sheet assets are assigned a certain risk category with a prescribed weight. Off-balance sheet items, such as loan commitments and letters of credit, are also classified by risk with duly assigned weights. The sum of the balance sheet and off-balance sheet amounts multiplied by their respective risk weight factors must then meet a required minimum capital test. Tier 1 Capital is defined as shareholders' equity minus certain intangible assets. Tier 2 Capital includes a certain amount of the allowance for loan losses. At December 31, 1993, the minimum Tier 1 Capital ratio was 4 percent and the minimum Total Capital ratio was 8 percent. The Corporation's Tier 1 ratio of 15.14 percent and its Total
Capital ratio of 16.18 percent were well in excess of minimum requirements. The Federal Reserve also utilizes a Tier 1 leverage ratio in conjunction with its risk based capital standard. This ratio measures Tier 1 Capital as a percent of total average assets less intangible assets. The minimum leverage ratio is 3 percent. At December 31, 1993, the Corporation's Tier 1 leverage ratio was 10.01 percent. The Comptroller of the Currency has adopted similar requirements that affect the Corporation's bank subsidiary.
The bank also exceeds all minimum requirements.




Risk-Based Capital     Table 16
(in thousands)

December 31                          1993          1992        1991
Tier 1 Capital:
Common shareholders' equity     $   191,650  $   175,006   $  149,225
Less intangible assets               (6,115)      (5,987)      (1,681)
                                -----------  -----------   ----------
Total Tier 1 capital                185,535      169,019      147,544
                                -----------  -----------   ----------

Tier 2 Capital:
Allowable allowance for
 loan losses                         12,735       12,698       10,655
                                -----------  -----------   ----------
Total Tier 2 capital                 12,735       12,698       10,655
                                -----------  -----------   ----------
Total Capital                    $  198,270   $  181,717   $  158,199
                                -----------  -----------   ----------

Risk-weighted assets             $1,225,157   $1,187,255   $1,130,951
Tangible quarterly average
 assets                           1,837,826    1,711,174    1,606,493

Risk-based Capital Ratios:
Tier 1 capital                       15.14%       14.24%        13.05%
Total capital                        16.18%       15.31%        13.99%
Tier 1 leverage                      10.01%        9.88%         9.18%


Following the close of business on February 11, 1993, People's Bank of Virginia Beach merged into Jefferson National Bank. People's Bank's shareholders were entitled to receive .1333 share of the Corporation's common stock or $4 in cash for each People's Bank share. The Corporation issued 34,608 shares of its common stock and paid $562 thousand in cash in the transaction. The merger was accounted for as a purchase.

On January 11, 1994, the Corporation announced a merger plan with Bank of Loudoun. Under the terms of the agreement, the Corporation would exchange one share of its common stock for each share of Bank of Loudoun common stock. At year-end 1993, Bank of Loudoun had approximately 502 thousand shares outstanding. If completed, the merger is expected to be accounted for as a pooling of interests. On December 31, 1993, Bank of Loudoun had total assets of $57 million and shareholders' equity of approximately $5 million.

From time to time, the Corporation purchases shares of its own common stock directly from shareholders and from brokers and dealers. In 1993, the Corporation purchased 53,618 shares at a cost of $1.1 million. In 1992, the Corporation purchased only 1,107 shares at a cost of $29 thousand. The volume of share repurchases in any year is determined by the financial advantages to the Corporation. Purchases are made in accordance with applicable securities laws, regulations, and internal policy considerations.



Selected Capital and Dividend Data     Table 17

Years Ended December 31             1993          1992         1991         1990         1989
Per Share Data:
Number of shares outstanding
 at year-end                     14,578,957     7,225,854     6,736,223    6,742,931    6,954,031
Average number of shares
 outstanding*                    14,559,277    13,573,776    13,422,918   13,762,994   13,874,002
Book value at year-end*              $13.15        $12.11        $11.08       $10.39        $9.75
Net income*                            1.64          1.54          1.18         1.10         1.22
Dividends declared*                     .62           .53           .50          .50          .50
Dividends Declared as a
Percent of Net Income                 37.8%         34.3%         42.2%        45.5%        41.0%
Shareholders' Equity (Average)
as a Percent of Average:
Loans-net of unearned income          19.1          17.8          16.8         15.3         14.6
Total assets                          10.3           9.4           9.2          9.1          8.9
Total deposits                        11.7          10.6          10.4         10.4         10.1
Internal Capital Generation:
Return on Average Assets               1.32          1.25          1.01         1.00         1.15
Multiplied by
 Average Assets to Average Equity      9.7          10.6          10.9         10.9         11.3
                                      ----          ----          ----         ----         ----
Return on Average Equity              12.8          13.3          11.0         10.9         13.0
Multiplied by Earnings Retained       62.2          65.7          57.8         54.5         59.0
                                      ----          ----          ----         ----         ----
Internal Capital Generation Rate       8.0%          8.7%          6.4%         6.0%         7.7%
                                      ----          ----          ----         ----         ----

*Adjusted to reflect a 2-for-1 stock split distributed April 30, 1993



The Corporation's common stock is traded in the over-the-counter market and is quoted on NASDAQ's (National Association of Securities Dealers Automated Quotation System) National Market System under the trading symbol JBNK. Table 18 presents the market prices and dividends of the Corporation's common stock for each quarter in 1993 and 1992. Quarterly dividends were increased twice in 1993 and once in 1992. On December 31, 1993, the book value of a share of common stock was $13.15, 9 percent higher than $12.11 on December 31, 1992.















Common Stock Performance and Dividends     Table 18

                          Common Stock Price
                         1993             1992           Dividends Per Share
                    High     Low       High     Low          1993       1992
First Quarter     $21.00   $16.63    $13.50   $12.38         $.15      $.125
Second Quarter     21.00    18.00     15.25    12.00          .15       .135
Third Quarter      23.00    20.00     15.00    13.25          .15       .135
Fourth Quarter     21.00    18.75     17.75    14.13          .17       .135
                  ------   ------    ------   ------         ----      -----
Years Ended
 December 31      $23.00   $16.63    $17.75   $12.00         $.62      $.530
                  ------   ------    ------   ------         ----      -----



Jefferson Bankshares common stock is traded in the over-the-counter market and is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System where Jefferson Bankshares' symbol is JBNK. Dividend restrictions are discussed in Notes 8 and 13 of the Notes to Consolidated Financial Statements. On January 31, 1994, there were approximately 8,145 shareholders of record.

Liquidity
Liquidity in a banking company measures the ability to provide funds for customers' demands for loans and deposit withdrawals without impairing profitability. To meet these needs, the Corporation maintains cash reserves and readily marketable investments in addition to funds provided from loan repayments and maturing securities. Funds also can be obtained through increasing deposits or short-term borrowings and through the bank's borrowing privileges at the Federal Reserve.


A related concern of liquidity management is interest rate sensitivity. Changes in interest rates may affect both funding requirements, as well as the relative liquidity of certain assets. As such, the Corporation has acted to structure its asset portfolio to match more closely the maturities and repricing patterns of its liabilities. Loan pricing policies have been structured to emphasize adjustable rate loans, both in the commercial and instalment lending areas. Also, the average maturity of the investment securities portfolio is of a relatively short duration. On December 31, 1993, approximately $762 million, or 45 percent of total earning assets, was due to mature or reprice within the next year. Table 19 demonstrates the relationship between interest sensitive assets and interest sensitive liabilities on December 31, 1993.




Interest Sensitivity Analysis*     Table 19
(in thousands)
                                     Over 3       Over 6                    Over 1
                                     Months       Months        Total      Year and











                       3 Months     Through       Through       Within        Not
                        or Less     6 Months      12 Months     1 Year     Classified      Total
December 31, 1993
Earning Assets
Loans-net             $ 454,932    $  32,310     $113,569     $600,811     $386,162     $  986,973
Investment securities    15,574       47,776       93,397      156,747      547,571        704,318
Money market
 investments                  -        4,805            -        4,805            -          4,805
                      ---------    ---------     --------     --------     --------     ----------
Total Earning Assets    470,506       84,891      206,966      762,363      933,733      1,696,096
                      ---------    ---------     --------     --------     --------     ----------

Interest-bearing Liabilities

Money market deposit
 accounts               334,583           -             -      334,583            -        334,583
Certificates of deposit
 $100,000 and over       37,915        8,688        6,739       53,342       11,065         64,407
All other time deposits 202,325      100,601       87,263      390,189      590,014        980,203
Short-term borrowings    54,098            -            -       54,098            -         54,098
Long-term debt            1,213            -            -        1,213            -          1,213
                      ---------    ---------     --------     --------     --------     ----------
Total Interest-bearing
 Liabilities            630,134      109,289       94,002      833,425      601,079      1,434,504
                      ---------    ---------     --------     --------     --------     ----------
Net Non-interest-
 bearing Liabilities          -            -            -            -      261,592        261,592
                      ---------    ---------     --------     --------     --------     ----------

Interest Sensitivity Gap
Asset Sensitive
 (Liability
 Sensitive)           $(159,628)   $ (24,398)  $112,964     $  (71,062)     $ 71,062     $     -
                      ---------    ---------   --------     ----------      --------     -------
Cumulative Gap        $(159,628)   $(184,026)  $(71,062)    $  (71,062)     $      -     $     -
                      ---------    ---------   --------     ----------      --------     -------

*Remaining maturity if fixed rate; earliest possible repricing interval if floating rate




Accounting Rule Changes

In February 1992, the Financial Accounting Standards Board issued Statement No. 109, Accounting for Income Taxes. Statement No. 109, which was effective for years beginning after December 15, 1992, changes the method of accounting for income taxes from the deferred method to the asset and liability method. The Corporation adopted this statement prospectively in 1993 and has included the cumulative effect of this change in accounting principle in the provision for income taxes in the 1993 consolidated statement of income. The effect of the change was immaterial.

In November 1992, Statement of Financial Accounting Standards No. 112, Employers' Accounting for Post Employment Benefits, was issued. This statement applies to post employment benefits provided to former or inactive employees after employment but before retirement, except for benefits covered under other rules. The statement is effective for years beginning after December 15, 1993. The effects of this statement on the Corporation's consolidated financial statements are not expected to be material.

In May 1993, Statement No. 114, Accounting by Creditors for the Impairment of a Loan, was issued. This statement requires impaired loans to be measured at the present value of expected future cash flows discounted at the loan's effective interest rate. The impairment amount would be the excess of the recorded investment in the loan over the resulting present value amount. Under certain circumstances, collateral value may be substituted for discounted expected future cash flows. This Statement is effective for years beginning after December 15, 1994. The Corporation has not yet determined what effect this statement will have on its consolidated financial statements.

In May 1993, Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, was issued. Statement 115 addressed the accounting for investments in certain equity and all debt securities. Under this Statement, investments will be classified into three categories: Held-to-Maturity Securities; Trading Securities; and Available-for-Sale Securities. The Statement is effective for years beginning after December 15, 1993.

The Corporation will adopt this Statement in the first quarter of 1994. Although the Corporation has the intent and ability to hold its investment securities until maturity, certain securities will be placed in the category Available-for-Sale for potential liquidity and regulatory purposes. In accordance with Statement 115, these securities will be reported at fair value in the Corporation's consolidated financial statements, and the unrealized gains and losses will be excluded from earnings and reported as a separate component of shareholders' equity net of tax effects. If such classification had been made at December 31, 1993, securities with a book value of approximately $200 million would have been classified as Available-for-Sale. At that date the fair value of those securities exceeded their book value by $8 million. Such adjustment, net of tax effects, would have increased shareholders' equity approximately $5 million.

Independent Auditors' Report



Certified Public Accountants
Suite 1900
1021 East Cary Street
Richmond, Virginia 23219


The Board of Directors
Jefferson Bankshares, Inc.:

We have audited the consolidated balance sheets of Jefferson Bankshares, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.












We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Bankshares, Inc. and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 1(F) and 6 to the consolidated financial statements, in 1993, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG Peat Marwick
January 18, 1994

Consolidated Balance Sheets
(Dollars in thousands)


December 31                                         1993          1992

Assets
Cash and due from banks (Note 11)              $  111,493      $   82,071
Federal funds sold and other money
 market investments                                 4,805          25,934
Investment securities (Note 3):
U.S. Treasury                                     203,400         211,727
U.S. Government agencies                          276,309         228,998
States and political subdivisions                  30,329          42,918
Corporate debt securities                         186,587         166,407
Other securities                                    7,693           5,739
                                               ----------      ----------
Total investment securities (market value
 of $725,332 in 1993 and $679,142 in 1992)        704,318         655,789
                                               ----------      ----------
Loans (Note 4)                                    987,283         949,867
Less: Unearned income                                (310)           (840)

Allowance for loan losses (Note 5)                (12,735)        (12,698)
                                               ----------      ----------
Net loans                                         974,238         936,329
                                               ----------      ----------










Premises and equipment, net (Note 7)               47,756          48,368
Other assets                                       42,894          46,822
                                               ----------      ----------
Total Assets                                   $1,885,504      $1,795,313
                                               ----------      ----------
Liabilities
Deposits:
 Demand                                        $  247,107      $  231,759
Interest-checking                                 286,525         255,260
Regular savings                                   178,504         152,008
Money market deposit accounts                     334,583         342,390
Certificates of deposit $100,000 and over          64,407          69,252
Other time deposits                               515,174         544,241
                                               ----------      ----------
Total deposits                                  1,626,300       1,594,910
Federal funds purchased and securities
     sold under agreements to repurchase           53,832          10,634
Other short-term borrowings                           266             271
Other liabilities                                  12,243          12,361
Long-term debt (Note 8)                             1,213           2,131
                                               ----------      ----------
Total Liabilities                               1,693,854       1,620,307
                                               ----------      ----------

Shareholders' Equity
Preferred stock of $10.00 par value. Authorized
     1,000,000 shares; issued none                      -               -
Common stock of $2.50 par value. Authorized
     32,000,000 shares in 1993 and
     16,000,000 shares in 1992; issued
     and outstanding 14,578,957 shares in
     1993 and 7,225,854 shares in 1992             36,447          18,065
Capital surplus                                    40,215          37,626
Retained earnings                                 114,988         119,315
                                               ----------      ----------
Total Shareholders' Equity (Notes 2, 8, 9,
  10, 13, and 14)                                 191,650         175,006
                                               ----------      ----------
Commitments and contingent liabilities
 (Notes 7, 11, and 14)
Total Liabilities and Shareholders' Equity     $1,885,504      $1,795,313
                                               ----------      ----------

See accompanying notes to consolidated financial statements

Consolidated Statements of Income
(in thousands except per share data)


Years Ended December 31            1993         1992        1991

Interest Income
Interest and fees on loans      $77,816       $76,823      $88,361

Income on investment securities:
U.S. Treasury                    14,143        14,828       10,886
U.S. Government agencies         17,742        18,022       18,831
States and political
 subdivisions (tax-exempt)        1,886         2,343        2,938
Corporate debt securities        12,038        12,568       11,517
Other securities                    565           371          128
Other interest income             1,015         1,098        1,913
                               --------      --------     --------
Total Interest Income           125,205       126,053      134,574
                               --------      --------     --------

Interest Expense
Interest-checking                 7,020         7,028        8,018
Regular savings                   4,780         4,454        5,478
Money market deposit accounts     9,764        10,925       11,346
Certificates of deposit
 $100,000 and over                2,662         3,078        5,630
Other time deposits              21,701        29,111       41,553
Short-term borrowings               429           342          850
Long-term debt                       86           160          315
                               --------      --------     --------
Total Interest Expense           46,442        55,098       73,190
                               --------      --------     --------
Net Interest Income              78,763        70,955       61,384
Provision for loan losses
 (Note 5)                           750         3,600        3,600
                               --------      --------     --------
Net Interest Income After
 Provision for Loan Losses       78,013        67,355       57,784
                               --------      --------     --------
Non-interest Income
Trust income                      4,037         3,765        3,466
Service charges on deposit
 accounts                         8,350         8,225        7,934
Investment securities
 gains, net (Note 3)                 88            50           64
Mortgage loan sales income        1,932         1,528          597
Other income                      2,523         2,597        2,444
                               --------      --------     --------
Total Non-interest Income        16,930        16,165       14,505
                               --------      --------     --------
Non-interest Expense
Salaries and employee
 benefits (Note 10)              33,803        30,795       29,927
Occupancy expense, net            4,556         4,449        4,224
Equipment expense                 5,616         5,027        4,267
F.D.I.C. assessments              3,549         3,272        2,838
Other expense                    12,298         9,959        9,089
                               --------      --------     --------
Total Non-interest Expense       59,822        53,502       50,345
                               --------      --------     --------
Income Before Income Taxes       35,121        30,018       21,944
Provision for income tax
 expense (Note 6)                11,303         9,078        6,069
                               --------      --------     --------
Net Income                      $23,818       $20,940      $15,875
                               --------      --------     --------
Net Income Per Common Share
 (Note 9)                       $  1.64       $  1.54      $  1.18
                               --------      --------     --------
See accompanying notes to consolidated financial statements

Consolidated Statements of Changes in Shareholders' Equity
(Dollars in thousands except per share data)



                                    Common Stock            Capital       Retained
                                 Shares        Amount       Surplus       Earnings       Total
Balance December 31, 1990       6,742,931      $16,857      $25,345       $ 97,924       $140,126

Net income, 1991                                                            15,875         15,875
Cash dividends declared
 ($.50 per share)                                                           (6,708)        (6,708)
Acquisition of common stock       (84,038)        (210)                     (1,390)        (1,600)
Issuance of common stock for
  dividend reinvestment plan       53,292          134          968                         1,102
Issuance of common stock for
  incentive stock plan (Note 10)    9,873           25          180                           205
Issuance of common stock for
  stock options (Note 10)          14,165           35          190                           225
                                ---------      -------      -------      ---------       --------

Balance December 31, 1991       6,736,223       16,841       26,683        105,701        149,225

Net income, 1992                                                            20,940         20,940
Cash dividends declared
 ($.53 per share)                                                           (7,299)        (7,299)
Acquisition of common stock        (1,107)          (2)                        (27)           (29)
Issuance of common stock for
  dividend reinvestment plan       44,133          110        1,048                         1,158
Issuance of common stock for
  incentive stock plan (Note 10)    3,370            8           75                            83
Issuance of common stock for
   stock options                   11,065           27          149                           176
Issuance of common stock for
 acquisition of The Peoples
 Bank of Front Royal (Note 2)     432,240        1,081        9,673                        10,754
Cash paid in lieu of fractional
 shares (Note 2)                      (70)                       (2)                           (2)
                                ---------      -------      -------      ---------       --------
Balance December 31, 1992       7,225,854       18,065       37,626        119,315        175,006

Net income, 1993                                                            23,818         23,818
Cash dividends declared
 ($.62 per share)                                                           (9,034)        (9,034)
Acquisition of common stock       (53,618)       (134)                        (934)        (1,068)
Two-for-one stock split         7,270,990      18,177                      (18,177)             -
Issuance of common stock for
  dividend reinvestment plan       85,755         214        1,625                          1,839
Issuance of common stock for
  incentive stock plan (Note 10)   15,607          39          216                            255
Issuance of common stock for
 acquisition of People's Bank of
 Virginia Beach (Note 2)           34,608          87          756                            843
Cash paid in lieu of fractional
 shares (Note 2)                     (239)         (1)          (8)                            (9)
                               ----------      -------      -------      ---------       --------
Balance December 31, 1993      14,578,957      $36,447      $40,215       $114,988       $191,650
                               ----------      -------      -------      ---------       --------

See accompanying notes to consolidated financial statements

Consolidated Statements of Cash Flows
(in thousands)


Years Ended December 31                          1993        1992        1991

Cash Flows from Operating Activities:
Net income                                   $ 23,818     $ 20,940    $15,875
Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
Depreciation and amortization                   5,677        4,812      4,169
Accretion and amortization                      4,163        2,780      1,249
Provision for loan losses                         750        3,600      3,600
(Increase) decrease in deferred tax benefit       684         (760)      (929)
Investment securities gains, net                  (88)         (50)       (64)
(Gain) loss on sales of premises and
 equipment, net                                    25          (72)       (44)
Decrease (increase) in interest receivable        581         (238)    (1,318)
Increase (decrease) in taxes payable             (925)           7        974
Decrease in interest payable                     (521)      (2,329)    (1,057)
Other, net                                        849       (5,328)       583
                                             --------     --------   --------
Total adjustments                              11,195        2,422      7,163
                                             --------     --------   --------
Net Cash Provided by Operating Activities      35,013       23,362     23,038
                                             --------     --------   --------

Cash Flows from Investing Activities:
Proceeds from maturities of
 investment securities                        157,932      147,211    100,210
Proceeds from sales and calls of
 investment securities (Note 3)                13,211       14,607      6,546
Purchases of investment securities           (220,401)    (216,794)  (217,269)
Net increase in loans                         (32,111)     (46,617)    (7,764)
Business combinations, net of cash              1,212        6,596          -
Proceeds from sales of premises and equipment      44          170        106
Proceeds from sales of foreclosed properties    3,145        2,485      1,756
Purchases of premises and equipment            (3,545)      (4,106)    (5,312)
                                             --------     --------   --------
Net Cash Used in Investing Activities         (80,513)     (96,448)  (121,727)
                                             --------     --------   --------

Cash Flows from Financing Activities:
Net increase in deposits                       18,999       96,942     87,856
Net increase (decrease) in
 short-term borrowings                         43,193       (8,701)    (2,141)
Repayment of long-term debt                      (918)      (1,417)    (1,416)
Proceeds from issuance of common stock          2,094        1,417      1,532
Payments to acquire common stock               (1,068)         (29)    (1,600)
Dividends paid                                 (8,507)      (7,032)    (6,710)
                                             --------     --------   --------
Net Cash Provided by Financing Activities      53,793       81,180     77,521
                                             --------     --------   --------
Net Increase (Decrease) in Cash and
 Cash Equivalents                               8,293        8,094    (21,168)
Cash and Cash Equivalents at
 Beginning of Year                            108,005       99,911    121,079
                                             --------     --------   --------
Cash and Cash Equivalents at End of Year     $116,298     $108,005   $ 99,911

Supplemental Disclosures of Cash
 Flow Information:
Cash payments for:
Interest                                     $ 46,937     $ 57,156   $ 74,278
                                             --------     --------   --------
Income taxes                                   12,195        9,071      6,024
Non-cash investing and financing activities:
Loan balances transferred to
 foreclosed properties                       $  1,254     $  3,975   $  3,720
Issuance of common stock for acquisitions         834       10,752          -
                                             --------     --------   --------

See accompanying notes to consolidated financial statements

Jefferson Bankshares, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 1993, 1992, and 1991


1 Summary of Significant Accounting Policies


The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practice within the banking industry. The more significant policies are summarized below.

(a) Principles of Consolidation
The consolidated financial statements include the accounts of the Corporation and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated. Certain previously reported amounts have been reclassified to conform to current presentations.

(b) Investment Securities
Investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts, computed by the level yield method. The Corporation has the intent and the ability to hold these securities for the foreseeable future. Gains or losses on investment securities are recognized upon realization at the time of sale on an identified certificate basis and are shown separately in the consolidated statements of income.

(c) Loans
Interest on some instalment loans and certain second mortgage loans is accrued by a method that approximates the level yield method. Interest on all other loans is accrued based upon the principal amounts outstanding. The accrual of interest on loans is discontinued when the collection of principal or interest is legally barred or considered highly unlikely. After a loan is classified non-accrual, interest income is recognized only to the extent payments are received. The Corporation's subsidiary bank is in substantial compliance with regulatory policy that requires accrual of interest to be discontinued when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection.

(d) Allowance for Loan Losses
The Corporation follows the allowance method in providing for loan losses. Accordingly, all loan losses are charged to the allowance for loan losses, and all recoveries are credited to it.

Estimates of possible future losses involve the exercise of management's judgment and assumptions with respect to future conditions. The principal factors considered by management in determining the adequacy of the allowance are growth and composition of the loan portfolio, historical loss experience, economic conditions, the value and adequacy of collateral, and the current level of the allowance.


(e) Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed principally by the straight-line method based upon the estimated useful lives of the assets, except for leasehold improvements which are amortized over the lives of the respective leases or the estimated useful lives of the improvements, whichever is shorter. The costs of major renovations and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred.

(f) Income Taxes
In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("Statement 109"). Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. Effective January 1, 1993, the Corporation adopted Statement 109 and has included the cumulative effect of the change in the method of accounting for income taxes in the provision for income taxes in the 1993 consolidated statement of income.

Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, certain items of income and expense were recognized in one year for income tax purposes and in other years for financial reporting purposes. Provisions for deferred taxes were made in recognition of these timing differences.

(g) Common Stock
Shares of its own common stock reacquired by the Corporation are cancelled as a matter of state law and are accounted for as authorized but unissued shares.

(h) Earnings Per Common Share
Earnings per common share amounts are calculated by dividing net income by the daily average number of outstanding common shares. Common share equivalents resulting from the incentive stock plan and stock option plan are not used in the calculations because their effect is not material.

(i) Pension Plan
The Corporation has a non-contributory, trusteed defined benefit pension plan covering salaried employees and some hourly employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." The net periodic pension cost consists of the following components: service cost (benefits earned during the year), interest costs on the projected benefit obligation, actual return on plan assets, and the net amount resulting from the amortization and deferral of certain items over 15 years. No contributions were made to the plan in 1991, 1992, or 1993.

(j) Trust Division
Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.

(k) Statements of Cash Flows Cash and cash equivalents include cash and due from banks and federal funds sold and other money market investments.

2 Business Combinations
On December 17, 1992, The Peoples Bank of Front Royal (PBFR) merged with Jefferson National Bank. The Corporation issued 432,170 shares of its common stock in the merger. In lieu of fractional shares, the Corporation paid $34.75 per share in cash. PBFR shareholders who exercised an option to receive $100 in cash for each PBFR share were paid a total of $1,695,900. The merger was accounted for as a purchase, and, accordingly, all of the accounts and transactions related to PBFR are included in the financial statements for the period after December 17, 1992. The Corporation recorded $4.5 million in goodwill, which is being amortized on a straight-line basis over 15 years.

Following the close of business on February 11, 1993, People's Bank of Virginia Beach (PBVB) merged with Jefferson National Bank. The Corporation issued 34,369 shares of its common stock and paid $562,000 in cash in the transaction. In addition, $9,000 was paid in cash in settlement of fractional shares. The merger was accounted for as a purchase, and, accordingly, accounts and transactions for PBVB are included in the Corporation's consolidated financial statements subsequent to the merger date. On February 11, 1993, PBVB had $13 million in total assets, $7 million in loans, and $12 million in deposits. The transaction resulted in goodwill of $639 thousand, which is being amortized over 15 years using the straight-line method.

3 Investment Securities

The book values, approximate market values, and gross unrealized gains and losses of investment securities are as follows:


(in thousands)
                                                     Gross           Gross       Estimated
                                        Book       Unrealized     Unrealized       Market
December 31, 1993                       Value        Gains          Losses         Value
U.S. Treasury                          $203,400      $8,032          $229         $211,203
U.S. Government agencies                276,309       9,304           457          285,156
States and political subdivisions        30,329         682             -           31,011
Corporate debt securities               186,587       3,536           175          189,948
Mortgage-backed securities                    -           -             -                -
Other securities                          7,693         321             -            8,014
                                       --------     -------          ----         --------
Total                                  $704,318     $21,875          $861         $725,332
                                       --------     -------          ----         --------

December 31, 1992











U.S. Treasury                          $211,727      $8,138          $569         $219,296
U.S. Government agencies                224,467      10,533            93          234,907
States and political subdivisions        42,918         655            68           43,505
Corporate debt securities               166,407       4,526           209          170,724
Mortgage-backed securities                4,531         121             -            4,652
Other securities                          5,739         319             -            6,058
                                       --------     -------          ----         --------
Total                                  $655,789     $24,292          $939         $679,142
                                       --------     -------          ----         --------


The book values and approximate market values by contractual maturities are shown in Table 12, Investment Portfolio, in Management's Discussion and Analysis (MD&A).

Sales and calls of investment securities produced the following results:

(in thousands)
Years ended December 31          1993     1992     1991

Proceeds from: Sales            $7,411  $     -   $3,032
               Calls             5,800   14,607    3,514
                                ------  -------   ------
Gross gains                     $  224  $    50   $   64
Gross losses                       136        -        -
                                ------  -------   ------
Net gains                       $   88  $    50   $   64
                                ------  -------   ------


Investment securities having carrying values of $74,713,000 at December 31, 1993, and $78,850,000 at December 31, 1992, were pledged to secure deposits and for other purposes required by law.

4 Loans
The composition of the loan portfolio by loan classifications as of December 31, 1993 and 1992, appears in Table 7, Loan Portfolio, in MD&A. Information on risk elements in the loan portfolio for 1993 and 1992 appears in Table 10, Risk Elements, in MD&A.

Loans to directors and executive officers of the Corporation and its significant subsidiaries, loans to companies in which they have a significant interest, and loans to members of their immediate families are made on substantially the same terms as those prevailing at the time for other loan customers. Excluding loans aggregating less than $60,000 to any such person, his or her interests, and immediate family members, the balances of such loans outstanding were $23,518,000 and $16,074,000 at December 31, 1993 and 1992, respectively. The changes in the balances from year-end 1992 to 1993 resulted from additions during 1993 of $22,740,000 and collections amounting to $15,296,000.

5 Allowance for Loan Losses
A summary of the transactions in the allowance for loan losses for the years ended December 31, 1993, 1992, and 1991, appears in Table 9, Summary of Loan Loss Experience, in MD&A.

6 Income Taxes











The Corporation and its subsidiaries file consolidated federal and state income tax returns. As discussed in Note 1 (F), effective January 1, 1993, the Corporation adopted Statement 109. As provided by Statement 109, the Corporation has elected to adopt this statement prospectively and has recorded the cumulative effect of such adoption in its 1993 provision for income taxes. The result of applying statement 109 was immaterial. Prior years' financial statements have not been restated to apply the provisions of Statement 109.

The current and deferred income tax expense (benefit) provisions are as follows:

(in thousands)
                      1993      1992      1991
Current: Federal    $11,660    $9,570    $6,632
State                    34        16        10
                    -------    ------    ------
                     11,694     9,586     6,642
Deferred               (391)     (508)     (573)
                    -------    ------    ------
                    $11,303    $9,078    $6,069
                    -------    ------    ------

The provision for income tax expense is different from the amount computed by applying the statutory corporate federal income tax rate of 35 percent in 1993 and 34 percent in 1992 and 1991 to income before income taxes.

The reasons for this difference are as follows:

(Dollars in thousands)                                      % of Income
1993                                         Amount         Before Taxes

Provision for income tax expense
 at statutory rate (35%)                    $12,293            35.0%
Increase (reduction) in income taxes
 resulting from:
Tax-exempt interest                            (979)           (2.8)
Other, net                                      (11)              -
                                            -------            ----
Provision for income tax expense            $11,303            32.2%
                                            -------            ----

1992
Provision for income tax expense
 at statutory rate (34%)                    $10,206            34.0%
Increase (reduction) in income
 taxes resulting from:
Tax-exempt interest                          (1,150)           (3.8)
Other, net                                       22               -
                                            -------            ----
Provision for income tax expense             $9,078            30.2%
                                            -------            ----

1991
Provision for income tax expense
 at statutory rate (34%)                     $7,461            34.0%
Increase (reduction) in income
 taxes resulting from:
Tax-exempt interest                          (1,498)           (6.8)
Other, net                                      106              .5
                                            -------            ----
Provision for income tax expense             $6,069            27.7%
                                            -------            ----














The significant components of deferred income tax benefit for the year ended December 31, 1993 are as follows:

(in thousands)
                                                       1993

Deferred tax benefit (exclusive of the
 effects of other components listed below)             $(263)
Adjustments to deferred tax assets and
 liabilities for enacted changes in tax
 rates and laws                                         (128)
                                                       ----
                                                       $(391)
                                                       -----

For the years ended December 31, 1992, and 1991, deferred income tax benefits of $508,000 and $573,000, respectively, resulted from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The sources and tax effects of those timing differences are presented below:

(in thousands)
                                    1992     1991
Provision for loan losses          $(572)   $(429)
Other, net                            64     (144)
                                   -----    -----
                                   $(508)   $(573)
                                   -----    -----

The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are as follows:

(in thousands)
                                                1993
Deferred tax assets:
Provision for loan losses                     $4,457
Deferred compensation                          1,260
Other                                          1,456
                                              ------
Total gross deferred tax asset                 7,173
                                              ------
Deferred tax liabilities:
Premises and equipment, principally due
 to differences in depreciation                2,424
Other                                            830
                                              ------
Total gross deferred tax liability             3,254
                                              ------
Net deferred tax asset                        $3,919
                                              ------

At December 31, 1993, the Corporation has net operating loss carryforwards obtained from previous business combinations for federal income tax purposes of approximately $474,000 which are available to offset future federal taxable income, if any, through 2003. The Corporation has not recognized a valuation allowance for the gross deferred tax asset recorded in the accompanying 1993 consolidated balance sheet since it is not dependent on future earnings to recover its deferred tax asset.

7 Premises and Equipment
The Corporation's principal executive offices are located at 123 East Main











Street, Charlottesville, Virginia.

Premises and equipment at December 31, 1993 and 1992, are summarized as follows:

(Dollars in thousands)
                                        Estimated
                                         Useful
                                         Lives
                                         (Years)          1993          1992
Land                                        -          $10,565       $10,571
Buildings                                 30-50         40,575        39,164
Leasehold improvements                     5-40          4,277         4,242
Furniture and equipment                    3-12         41,955        38,985
                                                       -------       -------
                                                        97,372        92,962
Less accumulated depreciation
 and amortization                                       49,616        44,594
                                                       -------       -------
                                                       $47,756       $48,368
                                                       -------       -------

Depreciation and amortization of premises and equipment aggregated $5,191,000 in 1993, $4,664,000 in 1992, and $4,006,000 in 1991.

At December 31, 1993, the Corporation leased 24 of its 95 banking offices under operating lease agreements on terms ranging from 1 to 25 years generally with renewal options up to 10 years. The terms of these leases expire at various dates from 1994 through 2051. Supplementary office space and equipment are leased on a short-term basis.

Rent expense charged to operations under operating lease agreements totaled $906,000 in 1993, $786,000 in 1992, and $755,000 in
1991. The following is a schedule by years of future minimum rental payments, net of subleases, required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1993:

(in thousands)
                                       Minimum
Years ending December 31:              Payments
1994                                     $569
1995                                      479
1996                                      398
1997                                      371
1998                                      318
Later years                             1,787
                                       ------
                                       $3,922
                                       ------

Management expects that in the normal course of business most leases will be renewed or replaced by other leases. Therefore, it is anticipated that future annual rental expense will not be less than the amount shown for the year ended December 31, 1993. Most of the leases provide that the Corporation pay taxes, maintenance, insurance, and certain other operating expenses of the leased assets. The leased property recorded under capital leases and the related lease payment commitments are not material.

8 Long-term Debt











Long-term debt as of December 31, 1993 and 1992, consists of the following:

(in thousands)
                                             1993        1992
Variable rate term loan
 payable through November 1, 1994            $900       $1,800
Other long-term debt                          313          331
                                           ------       ------
                                           $1,213       $2,131
                                           ------       ------

The interest rate on the variable rate term loan is determined periodically during the year by formulas based on certain money market rates and is subject to certain minimum interest rates as specified in the term loan agreement. The interest rates on the term loan at December 31, 1993 and 1992, were 4.51% and 4.63%, respectively. Principal on the term loan is due in quarterly instalments of $225,000 ending November 1, 1994.

The term loan agreement limits cash dividends paid by the Corporation to 100% of current year's net income less any required principal payments on indebtedness. The agreement also has a minimum tangible capital requirement at the end of 1984 ($77 million) with subsequent required increases in capital, on a cumulative basis, of the greater of either $4 million per year or 40% of cumulative consolidated net income. The increase in tangible capital since December 31, 1984, exceeded the minimum requirement by $50 million.

9 Common Stock and Earnings Per Share
At December 31, 1993, 134,219 shares were reserved for use in the Corporation's dividend reinvestment plan. The daily average common shares outstanding used in computing earnings per share were 14,559,277 in 1993, 13,573,776 in 1992, and 13,422,918 in 1991.

On March 23, 1993, the board of directors declared a 2-for-1 stock split, which was distributed April 30, 1993. Accordingly, the average number of shares outstanding and per share amounts for net income, dividends declared, and book value have been restated for all periods presented to give effect to the split.

10 Employee Benefit Plans
The Corporation has a non-contributory, trusteed defined benefit pension plan covering salaried employees and some hourly employees meeting certain age and service requirements. Benefits are based upon years of service and average compensation for the five highest paid years during the last 10 years of service, integrated with the Social Security tax base. Contributions are made to the plan, up to the amount deductible for federal income tax purposes, based upon the amount actuarially determined to be necessary for meeting plan obligations. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future. Plan assets consist principally of marketable stocks and corporate and U.S. government debt obligations.

The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheets as of December 31:

(in thousands)
                                                1993            1992
Accumulated benefit obligation











 (includes vested benefits of
 $17,788 for 1993 and $15,541 for 1992)      $(19,064)        $(15,798)
                                             --------         --------
Projected benefit obligation for service
 rendered to date                            $(24,205)        $(20,183)
Plan assets at fair value                      28,307           26,444
                                             --------         --------
Plan assets in excess of projected
 benefit obligation (funded status)             4,102            6,261
Unrecognized net gain                          (2,753)          (5,016)
Unrecognized prior service cost                   132              159
Unrecognized net asset being amortized
 over 15 years                                 (1,264)          (1,445)
                                             --------         --------
Prepaid (accrued) pension cost included in
 other liabilities                               $217             $(41)
                                             --------         --------

Net pension benefit for 1993, 1992, and 1991 includes the following components:

(in thousands)
                                        1993         1992        1991
Service cost-benefits earned
 during the year                        $872         $797        $697
Interest cost on projected benefit
 obligation                            1,576        1,473       1,346
Actual return on plan assets          (2,751)      (2,571)     (4,618)
Net amortization and deferral             45           32       2,517
                                       -----        -----       -----
Net pension benefit for the year       $(258)       $(269)       $(58)
                                       -----        -----       -----

The assumed discount rate and expected rate of return were 8.5% and 9.0%, respectively, for 1991. The assumed discount rate was 8.0% and the expected rate of return was 9.0% for 1993 and 1992. The weighted average rate of increase in future compensation was assumed to be 6% in 1991, 5.5% in 1992 and 5.25% in 1993.

The Corporation has a defined contribution profitsharing plan covering salaried employees and some hourly employees. Subject to certain limitations, the Corporation contributes to the plan 5.25% of its consolidated net income before taxes, adjusted as provided by the plan.

The Corporation also has an incentive stock plan under which awards of units consisting of hypothetical shares of the Corporation's common stock may be made to senior officers and key employees. The plan became effective May 1, 1985, and will terminate May 1, 1995. The Corporation has reserved 345,108 shares of common stock for this plan. As of December 31, 1993, 237,066 units had been awarded, of which 75,846 had vested. The remaining nonvested units will vest over five years beginning May 1, 1995. The cost of the plan, based upon the market value of the Corporation's common stock times the number of units awarded, is accrued as salaries and employee benefits expense over the various vesting periods.

The costs (benefits) of these major employee benefit plans included in expense are as follows:

 (in thousands)
                                   1993         1992       1991











Pension                           $(258)       $(269)     $(58)
Profit sharing                    2,019        1,849     1,411
Incentive stock                     526          243       601
                                 ------       ------    ------
                                 $2,287       $1,823    $1,954
                                 ------       ------    ------

11 Commitments, Contingent  Liabilities, Off-balance Sheet  Risks, and Other
Matters

The Corporation is a party to financial instruments which properly are not reflected in the consolidated financial statements. These include commitments to extend credit and letters of credit. These instruments involve elements of credit and interest rate risk. Nonperformance or default by the other party to loan commitments or standby letters of credit could result in a financial loss to the Corporation equal to the amount of the loan commitments and standby letters of credit. The same credit and collateral policies are used by the Corporation in issuing these financial instruments as are used for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer under a set of specified terms and conditions. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Loan commitments may be secured or unsecured. In the case of secured commitments, collateral varies but may include commercial or residential properties; business assets such as inventory, equipment, or accounts receivable; securities; or other business or personal assets or guarantees. At December 31, 1993, commitments to extend credit totaled $165,517,000.

Standby letters of credit are conditional commitments issued by the Corporation or its subsidiaries to guarantee the performance of a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. At December 31, 1993, commitments outstanding under standby letters of credit totaled $20,058,000.

The investment securities portfolio includes U.S. Treasury and U.S. Government agency securities which may, on occasions, be loaned to securities dealers designated as "Primary Government Dealers" by the Federal Reserve System. Such loans of securities are secured by U.S. Treasury securities, U.S. Government agency securities, or cash with a market value exceeding 102% of the market value of securities lent. The loaned investment securities continue to be reported in the consolidated financial statements, and the loan transaction is not reflected therein. In the event loans are secured by cash, the pledged cash is reported as an asset in the Corporation's consolidated balance sheet and an offsetting liability is reported as short-term borrowings. All such loans are callable in one business day. Such transactions may involve credit and interest rate risk. At December 31, 1993, securities loaned totaled $46,259,000.

Various litigation is pending against the Corporation and its subsidiaries. After reviewing these suits with counsel, management believes that their ultimate resolution will not materially affect the consolidated financial statements.












As a member of the Federal Reserve System, the Corporation's subsidiary bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1993 and 1992, the aggregate amounts of daily average required balances were approximately $45,526,000 and $39,441,000, respectively.

The bank originates mortgage loans that are sold in the secondary market. In connection with such activities, the Corporation maintains fidelity bond and errors and ommissions insurance in the amount of $10,000,000 which is in excess of required amounts.

12 Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

(a) Cash and Due from Banks
The carrying amount is a reasonable estimate of fair value.

(b)  Money Market Investments
For short-term instruments, the carrying amount is a reasonable estimate of fair value. For instruments that mature in over 90 days, such as fixed-rate certificates of deposit, the fair value is estimated based on the discounted cash flow of contractual cash flows using interest rates currently offered for deposits of similar maturities.

(c)  Investment Securities
Fair values of investment securities are based on quoted market prices or dealer quotes. In the absence of quoted market prices or dealer quotes, fair value is estimated using quoted market prices for similar securities, adjusted for differences between the quoted securities and the securities being valued.

(d)  Loans
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by loan type (such as construction, mortgage, commercial, financial, and agricultural, and consumer), interest rate terms (such as fixed or adjustable), and estimated credit risk. For certain loans, such as some residential mortgage loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of performing loans is estimated by discounting the future cash flows through the estimated maturities using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimate of maturity is based on historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions. Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

(e)  Deposits
The fair value of demand deposits, interest-checking accounts, regular savings accounts, and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit and certain other deposits is estimated based on the discounted value of the contractual cash flows using the interest rates currently offered for deposits of similar remaining maturities.












(f)  Short-term Borrowings
The carrying values of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings are reasonable estimates of fair value.

(g)  Long-term Debt
Interest rates on long-term debt are variable and, consequently, the carrying amount is a reasonable estimate of fair value.

(h)  Off-balance Sheet Financial Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The carrying amount is a reasonable estimate of the fair value of securities loaned.

At December 31, 1993, the carrying amounts and fair values of loan commitments, stand-by letters of credit, and securities loaned were immaterial.

(i)  Limitations
Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument or groups of such instruments. Because these estimates are subjective in nature and involve uncertainties and matters of discretionary judgment, they cannot be determined with precision. Changes in assumptions could affect the estimates significantly.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax liabilities, premises and equipment, and goodwill. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

The estimated fair values of the Corporation's financial instruments are as follows:
(in thousands)
                                                                 Estimated
                                                       Book         Fair











December 31, 1993                                      Value       Value
Financial assets:
Cash and due from banks                              $111,493     $111,493
Federal funds sold and other
 money market investments                               4,805        4,879
Investment securities                                 704,318      725,332
Loans, net                                            974,238      991,171
Financial liabilities:
Demand deposits and interest-bearing
 transaction accounts                               1,046,719    1,046,719
Certificates of deposits                              579,581      583,736
Short-term borrowings                                  54,098       54,098
Long-term debt                                          1,213        1,213

December 31, 1992
Financial assets:
Cash and due from banks                              $ 82,071     $ 82,071
Federal funds sold and other
 money market investments                              25,934       26,177
Investment securities                                 655,789      679,142
Loans, net                                            936,329      958,944
Financial liabilities:
Demand deposits and interest-bearing
 transaction accounts                                 981,417      981,417
Certificates of deposits                              613,493      618,977
Short-term borrowings                                  10,905       10,905
Long-term debt                                          2,131        2,131


13 Parent Company
The Parent Company, in the ordinary course of business, provides its subsidiaries with certain centralized management services and staff support. The cost of these services is allocated to each subsidiary based on analyses of the services rendered. In addition, certain subsidiaries of Jefferson Bankshares, Inc. have in the past borrowed funds from the Parent Company at rates approximating the Parent Company's cost of borrowing.

Certain of the subsidiaries provide the Parent Company with computer and other services for which the Parent Company is charged fees by the respective subsidiaries.

The primary source of funds for the dividends paid by the Parent Company is dividends received from its subsidiaries. The payment of such dividends by the subsidiary bank and the ability of the bank to loan or advance funds to the Parent Company are subject to certain statutory limitations. On December 31, 1993, 20 percent of consolidated shareholders' equity was not so restricted. The Parent Company guarantees certain leases for its subsidiaries.



Condensed financial information for the Parent Company follows:

Condensed Balance Sheets
Jefferson Bankshares, Inc. (Parent Company)
(in thousands)

December 31                                         1993           1992

Assets
Cash                                               $  503        $  1,274
Money market investments at bank subsidiary         3,700           2,600
Dividends receivable from subsidiaries              2,720           2,200
Investments in subsidiaries at equity:

Bank                                              182,993         167,324
Bank-related                                        4,715           4,623
                                                 --------        --------
                                                  187,708         171,947
Other assets                                        3,034           2,805
                                                 --------        --------
Total Assets                                     $197,665        $180,826
                                                 --------        --------
Liabilities and Shareholders' Equity
Long-term debt                                   $    900        $  1,800
Other liabilities                                   5,115           4,020
                                                 --------        --------
Total Liabilities                                   6,015           5,820
                                                 --------        --------
Shareholders' equity
Common stock                                       36,447          18,065
Capital surplus                                    40,215          37,626
Retained earnings                                 114,988         119,315
                                                 --------        --------
Total Shareholders' Equity                        191,650         175,006
                                                 --------        --------
Total Liabilities and Shareholders' Equity       $197,665        $180,826
                                                 --------        --------



Condensed Statements of Income
Jefferson Bankshares, Inc. (Parent Company)
(in thousands)

Years Ended December 31                 1993         1992        1991

Income
Dividends from bank subsidiary        $ 9,920      $ 8,440     $ 8,960
Interest and fees from subsidiaries     2,690        2,374       3,353
Other income                              100           50          75
                                      -------      -------     -------
Total Income                           12,710       10,864      12,388
                                      -------      -------     -------

Expense
Interest expense                           66          139         296
Salaries and employee benefits          2,040        1,725       2,134
Merger and acquisition expense             27          121          36
Other expense                             955          408         977
                                      -------      -------     -------
Total Expense                           3,088        2,393       3,443
                                      -------      -------     -------
Income before income taxes and
 equity in undistributed net income of
 subsidiaries                           9,622        8,471       8,945
Income tax benefit (expense)              (13)          14          17
                                      -------      -------     -------
Income before equity in undistributed
 net income of subsidiaries             9,609        8,485       8,962
Equity in undistributed net
 income of subsidiaries                14,209       12,455       6,913
                                      -------      -------     -------
Net Income                            $23,818      $20,940     $15,875
                                      -------      -------     -------




Condensed Statements of Cash Flows
Jefferson Bankshares, Inc. (Parent Company)
(in thousands)

Years Ended December 31                        1993          1992       1991

Cash Flows from Operating Activities:
Net income                                   $ 23,818     $ 20,940    $ 15,875
Adjustments to reconcile net income to
 net cash provided by operating activities:
Depreciation and amortization                      36           36          51
(Increase) decrease in dividends receivable      (520)        (120)        160
Increase in taxes payable                         319           31         129
(Increase) decrease in deferred tax benefit        83          (43)        (41)
Equity in undistributed net income of
 subsidiaries                                 (14,209)     (12,455)     (6,913)
Other, net                                       (258)         (68)       (129)
                                             --------     --------    --------
Total adjustments                             (14,549)     (12,619)     (6,743)
                                             --------     --------    --------
Net Cash Provided by Operating Activities       9,269        8,321       9,132
                                             --------     --------    --------

Cash Flows from Investing Activities-
Business combinations, net of cash               (593)      (1,750)          -
                                             --------     --------    --------
Net Cash Used in Investing Activities            (593)      (1,750)          -
                                             --------     --------    --------

Cash Flows from Financing Activities:
Net increase in short-term borrowings              34           32          34
Repayment of long-term debt                      (900)      (1,400)     (1,400)
Proceeds from issuance of common stock          2,094        1,417       1,532
Payments to acquire common stock               (1,068)         (29)     (1,600)
Dividends paid                                 (8,507)      (7,032)     (6,710)
                                             --------     --------    --------
Net Cash Used in Financing Activities          (8,347)      (7,012)     (8,144)
                                             --------     --------    --------
Net Increase (Decrease) in Cash and Cash
 Equivalents                                      329         (441)        988
Cash and Cash Equivalents at Beginning
 of Year                                        3,874        4,315       3,327
                                             --------     --------    --------
Cash and Cash Equivalents at End of Year      $ 4,203      $ 3,874     $ 4,315



                                             --------     --------    --------




14 Subsequent Event  (unaudited)
On January 11, 1994, the Corporation entered into an agreement in principle with Bank of Loudoun (BOL) under which Bank of Loudoun would merge into Jefferson National Bank. The agreement provides for BOL shareholders to receive one share of the Corporation's common stock for each share of BOL's approximately 502,000 outstanding shares. The merger is subject to approval by BOL shareholders and regulatory authorities. It is expected that the merger would be accounted for as a pooling of interests. On December 31, 1993 BOL had total assets of $57 million and shareholders' equity of approximately $5 million.