Form 10-K405, Exhibit 13
JEFFERSON BANKSHARES INC
filed 1995-03-27
CIK 311100

Business of Jefferson Bankshares


Jefferson Bankshares is a bank holding company registered under the provisions of the Bank Holding Company Act of 1956, as amended. Jefferson was incorporated under the laws of Virginia on March 22, 1979, and became an active bank holding company on December 31, 1979, through the consolidation of NB Corporation and Southern Bankshares.

  The Corporation owns or controls one subsidiary bank, Jefferson National Bank, Charlottesville, Virginia, and four non-bank subsidiaries.

  Within the last five years Jefferson Bankshares merged its subsidiary bank, Jefferson National Bank/Tidewater into Jefferson National Bank; acquired Peoples Bank of Front Royal with two offices and approximately $60 million in total assets; and acquired the Peoples Bank of Virginia Beach with one office and approximately $14 million in assets. In addition, Jefferson Data Services, Inc., which furnished computer services to the bank, was merged into Jefferson Bankshares, and the computer operations were transferred to Jefferson National Bank.

  During 1994, Jefferson National Bank purchased the deposit liabilities and banking offices of Liberty Federal Savings Bank from the Resolution Trust Corporation. The transaction was completed on March 25, 1994, at which time Liberty had two banking offices in Warrenton, Virginia and total deposits of approximately $24 million. Also during 1994, Jefferson Bankshares acquired the Bank of Loudoun, a community bank with $53 million in assets, $48 million in deposits and one office in Leesburg, Virginia. The transaction with the Bank of Loudoun was completed on August 18, 1994 with the merger of Bank of Loudoun into Jefferson National Bank.

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

  Jefferson Bankshares, Inc. is regulated by the Board of Governors of the Federal Reserve System and is subject to the requirements of the Bank Holding Company Act of 1956, as amended, and Virginia laws regarding financial institution holding companies administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Jefferson National Bank is subject to supervision by the Office of the Comptroller of the Currency. The bank is affected by various federal and Virginia laws and regulations of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect Jefferson Bankshares' earnings. The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.

  On December 31, 1994, Jefferson Bankshares and its affiliates had 1,146 full-time and 138 part-time employees. Management believes that employee relations are good.

  As of September 30, 1994, Jefferson Bankshares had 2.9 percent of total bank deposits in Virginia. Six other bank holding companies had bank subsidiaries in Virginia with more deposits than Jefferson Bankshares.

  The Corporation's bank subsidiary provides retail and commercial banking and trust services and has 97 locations in Virginia from the City of Virginia Beach in the East to Augusta County in the West and Frederick County in the North. Jefferson National Bank pays competitive rates on deposits and other interest-bearing liabilities, constantly reviews current and potential services, and periodically provides staff training and sales programs. Throughout its trade areas, the bank competes with other financial institutions, including larger bank holding companies, money market mutual funds, and other companies which extend credit.

  Jefferson Properties, Inc., which owns properties used or held for future use primarily by the Corporation's bank subsidiary, derived 87 percent of its income from Jefferson Bankshares and its subsidiaries in 1994. Charter Insurance Managers, Inc. and Grace Insurance Agency, Incorporated, a subsidiary of Jefferson National Bank, are currently inactive. Jefferson Financial, Inc. offers limited financial and investment advisory services.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

INTRODUCTION

  Management's discussion and analysis are intended to aid the reader in understanding and evaluating the consolidated results of operations and the consolidated financial condition of Jefferson Bankshares, Inc. and subsidiaries (the "Corporation"). The analysis attempts to identify trends and material changes that occurred during the reporting periods. The discussion should be read in conjunction with the Consolidated Financial Statements, their related notes, and the statistical information associated with the discussion.

  On March 25, 1994, Jefferson National Bank, the Corporation's bank subsidiary, purchased the deposit liabilities of Liberty Federal Savings Bank (Liberty) from the Resolution Trust Corporation. The transaction was accounted for as a purchase, and, accordingly, accounts and transactions for Liberty are included in the Corporation's consolidated financial statements subsequent to the acquisition date. Liberty had two banking offices in Warrenton, Virginia and total deposits of approximately $24 million.

  On August 18, 1994, the Corporation completed a merger with Bank of Loudoun (Loudoun) in Leesburg, Virginia. At the time of the merger, Loudoun had one banking office with total assets of $53 million, total deposits of $48 million, total loans of $35 million, and shareholders' equity of $5 million. The merger was accounted for as a pooling of interests, and, accordingly, consolidated financial data for all periods prior to the merger have been restated to include the accounts and transactions of Loudoun.


 Selected Financial Data - Table 1

 (Dollars in thousands except per share data)

 Years Ended December 31                                    1994          1993         1992         1991        1990

 RESULTS OF OPERATIONS
 Interest income                                       $   129,496   $   128,922  $   129,072  $   137,257  $   140,830
 Interest expense                                           45,393        47,820       56,505       74,578       81,086
 Net interest income                                        84,103        81,102       72,567       62,679       59,744
 Provision for loan losses                                   1,600         1,911        4,195        3,742        2,925
 Net interest income after provision for loan losses        82,503        79,191       68,372       58,937       56,819
 Non-interest income                                        17,910        17,245       16,655       14,707       13,770
 Non-interest expense                                       66,423        61,668       54,965       51,638       49,290
 Income before income taxes                                 33,990        34,768       30,062       22,006       21,299
 Provision for income tax expense                           11,390        11,183        9,018        6,079        6,111
  NET INCOME                                           $    22,600   $    23,585  $    21,044  $    15,927  $    15,188

 PER SHARE DATA
 Net income                                            $      1.49   $      1.57  $      1.50  $      1.14  $      1.06
 Dividends declared                                            .68           .62          .53          .50          .50
 Book value at year-end                                      13.62         13.03        12.04        11.07        10.16
 Average number of shares outstanding                   15,148,400    15,060,873   14,075,372   13,924,342   14,263,928

 FINANCIAL CONDITION
 AVERAGE BALANCES
 Total earning assets                                  $ 1,755,541   $ 1,704,161  $ 1,565,022  $ 1,458,722  $ 1,397,747
 Total assets                                            1,920,981     1,860,129    1,712,565    1,601,376    1,542,895
 Total deposits                                          1,688,580     1,641,165    1,520,111    1,413,692    1,350,418
 Long-term debt                                                491         1,632        2,763        4,177        5,590
 Shareholders' equity                                      204,585       191,060      162,365      149,267      143,780



 Summary of Financial Results by Quarter - Table 2

 (Dollars in thousands except per share data)

                                                    1994                                                1993

 Three Months Ended               Dec. 31    Sept. 30    June 30     March 31    Dec. 31      Sept. 30    June 30    March 31
 Interest income                 $ 33,707    $ 32,754    $ 32,084    $ 30,951    $ 31,898    $ 32,267    $ 32,332    $ 32,425
 Interest expense                  11,899      11,311      11,104      11,079      11,600      11,840      12,054      12,326
 Net interest income               21,808      21,443      20,980      19,872      20,298      20,427      20,278      20,099
 Provision for loan losses            375         375         375         475         853         130         488         440
 Non-interest income                4,103       3,921       5,652       4,234       4,502       4,470       4,342       3,931
 Non-interest expense              16,855      16,485      17,142      15,941      16,068      15,523      15,242      14,835
 Income before income taxes         8,681       8,504       9,115       7,690       7,879       9,244       8,890       8,755
 Income tax expense                 2,906       2,892       3,033       2,559       2,475       3,048       2,875       2,785
 Net Income                      $  5,775    $  5,612    $  6,082    $  5,131    $  5,404    $  6,196    $  6,015    $  5,970
 Net Income Per Common Share     $   0.38    $   0.37    $   0.40    $   0.34    $   0.36    $   0.41    $   0.40    $   0.40



RESULTS OF OPERATIONS

  Net income was $22.6 million in 1994, or 4 percent below the record high net income in 1993 of $23.6 million. Net income per share was $1.49 in 1994 compared with $1.57 in 1993. Net income in 1992 was $21.0 million, or $1.50 per share. An analysis of the factors that affected net income in 1994, 1993, and 1992 is presented in the sections that follow. Table 1 provides a summary of the results of operations for the last five years and certain information regarding the Corporation's consolidated financial condition during those periods.

 Profitability as measured by the return on average assets was strong at 1.18 percent in 1994. The 1994 performance followed even stronger returns on average assets of 1.27 percent in 1993 and 1.23 percent in 1992. Another significant measure of profitability, the return on average shareholders' equity , declined in 1994 to 11.05 percent from 12.34 percent in 1993 and 12.96 percent in 1992. Equity growth in 1994 and 1993 contributed to the decline in the returns for both years. The 1994 decline was attributable also to the decrease in net income.

 Table 2 presents a quarterly summary of earnings components for the last two years. In 1993, the net interest margin began to narrow as a decline in interest rates began to have a greater impact on interest income than on interest expense. In the fourth quarter of 1993, net income was reduced as the result of an increased provision for loan losses and certain non-recurring expenses recorded during the period. The increased provision for loan losses was recorded by Loudoun to conform its methodology for determining the adequacy of its allowance for loan losses to that of the Corporation. In the first quarter of 1994, net income was adversely affected by continued narrowing of the net interest margin and by a decrease in non-interest income compared with the prior quarter. This decrease was attributable principally to reduced income from mortgage loan sales. In the second quarter of 1994, net income was impacted by an increase in the net interest margin, investment securities gains of $1.2 million, and non-recurring expenses of $653 thousand. The remaining two quarters in 1994 benefited from continued expansion of the net interest margin. In the fourth quarter of 1994, non-interest expense rose, principally as the result of a non-recurring charge related to an adjustment of prior years' bank franchise tax assessments.

NET INTEREST INCOME

    Net interest income is the difference between interest income and interest expense and represents the Corporation's gross profit margin. For comparative purposes, the income from tax-exempt securities and loans is adjusted to a tax-equivalent basis. This adjustment, based on statutory federal corporate tax rates of 35 percent in 1994 and 1993 and 34 percent in 1992, causes tax-exempt income and resultant yields to be presented on a basis comparable with income and yields from fully taxable earning assets.

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

    Tax-equivalent net interest income increased 3 percent in 1994 to $85.4 million from $82.7 million in 1993. Although the net interest margin was relatively stable at 4.87 percent in 1994 compared with 4.85 percent in 1993, rising interest rates widened the margin as the year progressed. Yields on earning assets rose as market interest rates moved upward in 1994. Liability costs were affected less by the rise in rates. Through most of 1994, deposit rates remained at previously low levels as liquidity in the banking system and modest asset growth forestalled competitive pressures. In the fourth quarter of 1994, however, deposit rates began to more closely reflect market interest rates. The delayed rise in deposit rates still had less effect in the final quarter of 1994 than rising yields on earning assets. The net interest margin in 1995 will be influenced by interest rate movements and their impact on asset yields and liability costs.



Consolidated Average Balances/Net Interest Income/Rates*
Tax-equivalent basis (Dollars in millions) - Table 3


                                                1994                              1993                           1992

                                               Interest   Average              Interest    Average               Interest    Average
                                  Average      Income/    Yield/      Average    Income/     Yield/     Average    Income/    Yield/
                                  Balance      Expense    Cost        Balance    Expense     Cost       Balance    Expense    Cost

ASSETS
Loans-net of unearned income      $1,047.2     $  85.0        8.12%   $1,006.3   $81.5       8.10%     $  908.4    $ 79.9      8.80%
Investment securities:
 Available for sale:
  U.S. Treasury                      176.7        11.5        6.51           -        -         -            -         -         -
  U.S. Government agencies             1.8         0.1        4.10           -        -         -            -         -         -
  Mortgage-backed securities           0.3           -           -           -        -         -            -         -         -
 Held to maturity:
  U.S. Treasury                        1.4           -           -       202.3    14.3       7.05         200.1      15.0      7.50
  U.S. Government agencies           265.2        17.8        6.72       243.8    18.0       7.40         229.2      18.2      7.94
  States and political
   subdivisions                       26.7         2.1        7.82        35.3     2.9       8.18          37.9       3.5      9.23
  Corporate debt securities          203.1        12.5        6.17       177.9    12.0       6.77         162.6      12.7      7.81
  Other securities                     7.8         0.6        7.68         7.3     0.6       7.90           5.1       0.4      7.84
  Total investment securities        683.0        44.6        6.54       666.6    47.8       7.17         634.9      49.8      7.84
Money market investments              25.3         1.2        4.54        31.3     1.2       3.74          24.8       1.2      4.84
  TOTAL EARNING ASSETS             1,755.5       130.8        7.45     1,704.2   130.5       7.66       1,568.1     130.9      8.35
Allowance for loan losses            (13.7)                              (13.7)                           (11.8)
Cash and due from banks               85.5                                77.3                             71.4
Premises and equipment                50.4                                48.6                             48.5
Other assets                          43.3                                43.7                             36.3
   TOTAL ASSETS                   $1,921.0                            $1,860.1                         $1,712.5

LIABILITIES  AND SHAREHOLDERS'
 EQUITY
Time and savings deposits:
 Interest-checking accounts       $  299.8       $ 6.8        2.27%   $  272.3   $ 7.2       2.64%     $  225.4     $ 7.1      3.15%
 Regular savings                     200.2         5.4        2.68       170.2     4.9       2.90         138.9       4.6      3.31
 Money market deposit accounts       345.9         9.7        2.81       357.0    10.2       2.85         313.6      11.3      3.60
 Certificates of deposit
  $100,000 and over                   71.2         2.8        3.99        70.6     2.8       4.04          72.9       3.3      4.53
 Other time deposits                 522.6        20.2        3.87       538.2    22.2       4.67         567.8      29.7      5.23
  Total time and savings deposits  1,439.7        44.9        3.12     1,408.3    47.3       3.36       1,318.6      56.0      4.25
Short-term borrowings                 14.9         0.4        2.96        15.1     0.4       2.83          15.2       0.3      2.26
Long-term debt                         0.5         0.1        5.65         1.6     0.1       5.23           2.8       0.2      5.78
  TOTAL INTEREST-BEARING
   LIABILITIES                     1,455.1        45.4        3.12     1,425.0    47.8       3.36       1,336.6      56.5      4.23
Demand deposits                      248.9                               232.9                            201.7
Other liabilities                     12.4                                11.1                             11.8
  Total liabilities                1,716.4                             1,669.0                          1,550.1
Shareholders' equity before
 unrealized losses                   204.8                               191.1                            162.4
Unrealized losses on securities
 available for sale, net              (0.2)                                  -                                -
  Total shareholders' equity         204.6                               191.1                            162.4
   TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY         $1,921.0                             $1,860.1                         $1,712.5
NET INTEREST INCOME                              $85.4                           $82.7                            $ 74.4
AVERAGE INTEREST RATE SPREAD                                 4.33%                          4.30%                            4.12%
INTEREST EXPENSE AS A PERCENT
 OF AVERAGE EARNING ASSETS                                   2.59%                          2.81%                            3.60%
NET INTEREST MARGIN                                          4.87%                          4.85%                            4.74%


*Fully taxable equivalent income is calculated by dividing actual tax-exempt income by a factor which increases interest income to an amount that would need to be received if such income were taxable at the Federal tax rate of 35% in 1994 and 1993 and 34% in 1992. Loan interest income includes fees of $2,831,000 in 1994; $2,633,000 in 1993; and $2,382,000 in 1992. Loans include non-accrual loan balances and interest accrued, if any.

   Other factors affecting the net interest margin in 1994 were a 3 percent increase in average earning assets and a change in the mix of those assets. Loan growth, which was slow in the first half of the year, accelerated in the second half of 1994. Average loans as a percent of average earning assets increased to 60 percent in 1994 from 59 percent in 1993. At year-end 1994, however, loans represented 63 percent of total earning assets. Loan growth and earning asset growth also should be favorable factors in the 1995 net interest margin.

    Comparing 1993 with 1992, tax-equivalent net interest income increased 11 percent as the net interest margin widened to 4.85 percent in 1993 from 4.74 percent in 1992. In contrast with 1994, interest rates were on a downward trend in 1993. The lower rates in 1993 compared with 1992 had a greater impact on interest expense compared with interest income. Also contributing modestly to the increase in net interest income and the net interest margin was a change in the mix of average earning assets and in the Corporation's funding sources. Average loans increased to 59 percent of average earning assets in 1993 from 58 percent in 1992. Also, average interest-bearing liabilities as a percent of average earning assets decreased to 84 percent in 1993 from 85 percent in 1992.



Analysis of Changes in Net Interest Income* - Table 4

Tax-Equivalent Basis (Dollars in Thousands)

                                   Year 1994 over 1993              Year 1993 over 1992

                               Increase (Decrease)               Increase (Decrease)
                                Due to Change in                  Due to Change in

                                                      Net                               Net
                                 Average              Increase     Average              Increase
                                 Volume       Rate    (Decrease)   Volume     Rate      (Decrease)

INTEREST INCOME
 Loans-net of unearned income     $ 3,313     $ 201     $ 3,514    $ 8,150    $(6,496)    $1,654
 Investment securities:
  Available for sale:
   U.S. Treasury                   11,508         -      11,508          -          -          -
   U.S. Government agencies            74         -          74          -          -          -
  Held to maturity:
   U.S. Treasury                   (7,109)   (7,151)    (14,260)       162       (948)      (786)
   U.S. Government agencies         1,509    (1,732)       (223)     1,176     (1,371)      (195)
 States and political
  subdivisions                       (653)     (122)       (775)      (231)      (411)      (642)
  Other                             1,656    (1,142)        514      1,333     (1,730)      (397)
 Money market investments            (243)      226         (17)       356       (423)       (67)
  TOTAL INTEREST INCOME            10,055    (9,720)        335     10,946    (11,379)      (433)

 INTEREST EXPENSE
  Time and savings deposits:
   Interest-checking accounts         682    (1,069)       (387)     1,341     (1,311)        30
   Regular savings                    821      (395)        426        927       (546)       381
   Money market deposit accounts     (971)   (1,140)     (2,111)      (872)    (6,978)    (7,850)
   Certificates of deposit
    $100,000 and over                  26       (34)         (8)      (112)      (308)      (420)
   Other time deposits                 45      (348)       (303)       356     (1,192)      (836)
   Short-term borrowings               (6)       19          13          -         87         87
  Long-term debt                      (64)        6         (58)       (60)       (14)       (74)
  TOTAL INTEREST EXPENSE              533    (2,961)     (2,428)     1,580     (10,262)   (8,682)
 CHANGE IN NET INTEREST INCOME    $ 9,522   $(6,759)   $  2,763    $ 9,366    $ (1,117)  $ 8,249


*The change in interest that cannot be separated between rate and volume has been allocated to each variance proportionately.



PROVISION FOR LOAN LOSSES

    The provision for loan losses is the amount charged to expense each year that is intended to maintain an allowance, or reserve, for loan losses in the future. The adequacy of the allowance and, consequently, the provision for loan losses is dependent on a variety of factors including size, growth, and composition of the loan portfolio, historical and expected loan loss experience, and an analysis of the quality of the loan portfolio and general economic conditions.

    In 1994, the Corporation lowered its provision for loan losses to $1.6 million from $1.9 million in 1993. In 1992, the provision for loan losses was $4.2 million. The lower provision in 1994 compared with 1993 reflected improved economic conditions and a declining trend in non-performing assets. The significant reduction in the loan loss provision in 1993 compared with 1992 was attributable to improving trends in loan loss experience, non-performing assets, and general economic conditions. It also was lowered in view of the level of the allowance relative to the loan portfolio, an evaluation of risks in the portfolio, and expectations for loan growth.

     Changes in economic conditions and expectations resulting from higher interest rates will have an effect on the provision for loan losses in 1995. Loan portfolio growth and risks contained in the portfolio also will affect the provision. Based upon these factors, it is likely that the provision for loan losses will be increased in 1995.

NON-INTEREST INCOME

    Non-interest income includes service charges and other related income from services rendered by the Corporation. In addition, non-interest income includes gains and losses realized from the sale of fixed assets, sales and calls of investment securities, and sales of mortgage loans.

    Non-interest income increased 4 percent in 1994 to $17.9 million from $17.2 million in 1993. Non-interest income was boosted in 1994 by investment securities gains totaling $1.2 million, or $1.1 million above the 1993 amount. More than offsetting this increase however was a decrease in income related to mortgage loan sales, which declined $1.3 million in 1994 to $681 thousand from $1.9 million in 1993. In other categories of non-interest income, trust income decreased 2 percent to $3.9 million, deposit account fees increased 3 percent to $8.7 million, and other income rose 30 percent to $3.3 million in 1994 compared with $2.5 million in 1993. The rise in other income was attributable to a variety of sources including asset sales, automated teller machine fees, and safe deposit box rent.

    Non-interest income increased 4 percent in 1993 to $17.2 million compared with $16.7 million in 1992. The increase was led by trust income, which increased 7 percent to $4.0 million, and mortgage loan sales income, which increased 26 percent to $1.9 million. Both sources of income increased due to higher volumes of business.




Non-Interest Income - Table 5
(in thousands)



Years Ended December 31        1994      1993       1992        1991       1990
Trust income                 $ 3,944   $ 4,037    $ 3,765     $ 3,466    $ 3,367
Service charges on
 deposit accounts              8,702     8,475      8,326       8,136      7,403
Credit insurance income          165       208        255         298        340
Investment securities
 gains, net                    1,166        88        298          64          7
Mortgage loan sales
 income                          681     1,932      1,528         597        368
Other Income                   3,252     2,505      2,483       2,146      2,285
 TOTAL NON-INTEREST INCOME   $17,910   $17,245    $16,655     $14,707    $13,770

NON-INTEREST EXPENSE

    Non-interest expense represents the overhead expenses of the Corporation. The Corporation monitors all categories of noninterest expense in an attempt to improve productivity and earnings performance.

    Non-interest expense increased 8 percent in 1994 to $66.4 million from $61.7 million in 1993. Contributing to the increase was personnel expense, which was 8 percent higher in 1994 at $37.3 million. Personnel expense rose as the result of normal wage increases and related benefit expenses and from an increase in the number of employees. Occupancy expense increased 7 percent in 1994, and equipment expense was 4 percent higher compared with the 1993 amount. Expense for office supplies in 1994 was level with the 1993 amount, and postage expense decreased 2 percent. Telephone expense, however, increased 25 percent in 1994 compared with 1993 as the result of enhancing our communications capabilities. Other expense in 1994 increased 12 percent. Leading contributors to this increase were legal and professional fees, amortization of intangible assets associated with acquisitions, and certain non-recurring expenses.

    In 1993, non-interest expense increased 12 percent to $61.7 million from $55.0 million in 1992. Growth in all expense categories in 1993 was affected by two acquisitions accounted for as purchases. Personnel expense and other expense led the increase in non-interest expense increasing $3.2 million and $2.2 million, respectively. Contributing to the increase in other expense were writedowns on foreclosed properties, contributions, and acquisition related expenses. Also increasing by large percentage amounts and contributing to the increase in non-interest expense were equipment expense, which rose 12 percent and F.D.I.C. assessments and telephone expense, both of which increased 10 percent.

    In 1995, F.D.I.C. assessments may be lowered significantly. The Bank Insurance Fund is expected to reach its Congressionally mandated level of coverage in 1995. As a result, the F.D.I.C. may lower its assessments for deposit insurance. In 1994, Jefferson National Bank paid assessments at the rate of $.23 per $100 of deposits totaling $3.8 million. Any decline in assessments would lower non-interest expense in 1995.



Non-Interest Expense - Table 6
(Dollars in thousands)

Years Ended December 31       1994       1993        1992      1991     1990
Salaries and employee
 benefits                    $37,261    $34,651    $31,439    $30,486  $29,320
Occupancy expense, net         5,063      4,740      4,653      4,427    4,425
Equipment expense              5,965      5,722      5,125      4,356    4,287
F.D.I.C. assessments           3,790      3,645      3,327      2,838    1,566
Office supplies                1,108      1,115      1,051      1,024    1,134
Postage                        1,160      1,187      1,143      1,189    1,078
Telephone expense              1,775      1,425      1,292      1,285    1,310
Other expense                 10,301      9,183      6,935      6,033    6,170
 TOTAL NON-INTEREST EXPENSE  $66,423    $61,668    $54,965    $51,638  $49,290
 OPERATING EFFICIENCY
  RATIO*                        64.3%      61.8%      60.4%      64.6%    64.4%

*Total non-interest expense as a percent of net interest income (tax-equivalent basis) and total non-interest income.


INCOME TAXES


    The provision for income taxes was $11.4 million in 1994 and $11.2 million in 1993. A reduction in operating earnings in 1994 was offset by a lower amount of tax-exempt income and other factors.

      The provision for income tax expense in 1993 was $11.2 million compared with $9.0 million in 1992. The increase was affected by higher operating earnings in 1993, an increase in the corporate federal income tax rate to 35 percent in 1993 from 34 percent in 1992, and a change in the accounting method for deferred income taxes.

FINANCIAL CONDITION

     The Corporation's financial condition is measured in terms of its asset and liability composition, asset quality, capital resources, and liquidity. Although total assets at year-end 1994 were slightly below the year earlier level, and interest rates rose throughout the year, loan growth strengthened as the year progressed. Deposits, which are the Corporation's primary funding source, grew only modestly as such funds were attracted by alternative market investment opportunities and competitive deposit interest rate pricing. Throughout 1994, as in prior years, capital levels were strong and liquidity measures were most adequate.

       The Corporation is not engaged in investment strategies involving derivative financial instruments. Asset and liability management is conducted without the use of forward-based contracts, options, swap agreements, or other synthetic financial instruments derived from the value of an underlying asset, reference rate, or index. Off-balance sheet risks such as commitments to extend credit, letters of credit, and other items are discussed in Note 11 in the Notes to Consolidated Financial Statements.

ASSETS

      On December 31, 1994, total assets were $1.926 billion. A year earlier total assets were $1.942 billion. Average total assets increased 3 percent in 1994 to $1.921 billion from $1.860 billion in 1993.

      LOAN PORTFOLIO. Loans, net of unearned income grew 8 percent to $1.102 billion on December 31, 1994 compared with $1.023 billion one year earlier. Average loans, net of unearned income increased 4 percent in 1994 to $1.047 billion from $1.006 billion in 1993. The lower growth rate in average loans compared with period end loans was indicative of stronger loan growth in the second half of 1994.


Loan Portfolio - Table 7
(Dollars in thousands)


 December 31                           1994                 1993              1992                 1991               1990

 LOAN CLASSIFICATION:
  Commercial, financial,
   and agricultural         $   407,152   36.9%   $  408,349   39.9%   $388,314    39.6%    $316,129    35.5%   $334,047   37.9%
  Real estate-construction      107,629    9.8        97,832    9.6     105,611    10.8       80,997     9.1      87,793   10.0
  Real estate-mortgage          366,983   33.3       285,384   27.9     270,307    27.5      263,644    29.6     246,732   28.0
  Instalment                    219,872   20.0       231,656   22.6     216,388    22.1      229,404    25.8     213,161   24.1
 TOTAL LOANS                 $1,101,636  100.0%   $1,023,221  100.0%   $980,620  $100.0     $890,174   100.0%   $881,733  100.0%



      Loan growth patterns in 1994 showed mixed results. Commercial loans, which is the largest segment of the portfolio, was $407 million at year-end 1994, comparable with 1993. Construction lending was up 10 percent to $108 million. Mortgage loans rose 29 percent to $367 million on December 31, 1994. The increase in mortgage loans was attributable, principally, to adjustable rate mortgages, which regained popularity as interest rates rose throughout the year. Instalment loans decreased 5 percent to $220 million on December 31, 1994. In spite of this decline, indirect instalment loans increased 38 percent to $80 million at year-end 1994 from the year earlier total of $58 million. Indirect loans are loans to individuals to finance certain goods or services, principally automobiles, which are originated through dealers or other vendors. Prior to 1994, indirect lending activities were concentrated primarily in one geographic area. The scope of this lending was expanded in 1994 and will continue to expand in the future to reach the Corporation's entire market.

      The strong loan growth in the second half of 1994 occurred in a rising interest rate environment. If interest rates continue to rise in 1995, they could have a dampening effect on loan demand. The Corporation will attempt to offset the effect of higher interest rates by further expanding indirect instalment lending, continuing to pursue the market for adjustable rate mortgages, and adding credit card receivables to its loan categories. Proprietary VISA and Master Card products were issued to bank customers beginning in December 1994. Loans generated from these cards are expected to represent a valuable addition to the Corporation's loan portfolio in 1995.

      On December 31, 1994, the Corporation had no concentration of loans in any one industry in excess of 10 percent of its loan portfolio. Because of the nature of the Corporation's market, loan collateral is predominantly real estate related. Thus, periodic weakness in real estate markets may have an adverse effect on collateral values and could lead to writedowns and losses. The Corporation carefully monitors its exposure to risk from construction and development loans, commercial real estate loans, and residential lending.

      The Corporation does not engage in foreign lending activities. Consequently, the loan portfolio is not exposed to risk from foreign credits.


Remaining Maturities of Selected Loans - Table 8
(in thousands)

                                      Commercial,
                                      Financial, and           Real Estate-
 December 31, 1994                    Agricultural             Construction

 WITHIN 1 YEAR                        $ 95,556                 $ 31,358

 VARIABLE RATE:
   1 to 5 years                         99,218                   14,916
   After 5 years                        84,818                   29,598
    TOTAL                              184,036                   44,514

 FIXED RATE:
   1 to 5 years                         98,200                   17,938
   After 5 years                        29,360                   13,819
    TOTAL                              127,560                   31,757
    TOTAL MATURITIES                  $407,152                 $107,629




    With respect to credit quality, the Corporation's past performance has been a source of financial strength. Net loan losses in 1994 were $1.7 million, or only .16 percent of average loans, net of unearned income. In 1993 net loan losses were lower at $1.2 million, or .12 percent of average loans, net of unearned income. In each of the last five years, the Corporation's loan loss ratios compared very favorably with peer group averages. For bank holding companies with total assets between $1 billion and $3 billion, loan loss ratios in the years 1991 through 1993 have ranged from .54 percent to .89 percent of average loans. By comparison, the Corporation's ratios for that period have ranged from a low of .12 percent to a high of .28 percent. Based on statistical information for the first nine months of the year, the peer group average is expected to be approximately .24 percent in 1994.



Summary of Loan Loss Experience - Table 9
(Dollars in thousands)

Years Ended December 31                       1994        1993         1992       1991       1990

ALLOWANCE AT BEGINNING OF YEAR           $     13,864   $  13,057    $10,894    $  9,647   $  9,395

 LOAN LOSSES:
 Commercial, financial, and agricultural          994         789        920       1,015      1,408
 Real estate-construction                         150           -         90         100        303
 Real estate-mortgage                             187         140        343         535         80
 Instalment                                     1,054         696      1,607       1,125      1,207
  TOTAL LOAN LOSSES                             2,385       1,625      2,960       2,775      2,998

 RECOVERIES:
 Commercial, financial, and agricultural           67          59         58          53          7
 Real estate-construction                           4           6         47           -        111
 Real estate-mortgage                              75          72          9           -          7
 Installment                                      529         261        263         228        200
  TOTAL RECOVERIES                                675         398        377         281        325
 NET LOAN LOSSES                                1,710       1,227      2,583       2,494      2,673
 INCREASE FROM ACQUISITIONS                         -         123        551           -          -
 PROVISION CHARGED TO EXPENSE                   1,600       1,911      4,195       3,741      2,925

ALLOWANCE AT END OF YEAR                   $   13,754   $  13,864   $ 13,057    $ 10,894   $  9,647

 LOANS, NET  OF UNEARNED INCOME:
 Outstanding at year-end                   $1,101,500   $1,022,911  $979,365    $889,540   $880,761
 Average                                    1,047,206    1,006,262   908,397     879,236    923,352

 RATIOS:
 Net loan losses to average loans                0.16%        0.12%     0.28%       0.28%      0.29%
 Allowance to year-end loans                     1.25%        1.36%     1.33%       1.22%      1.10%
 Allowance to net loan losses                    8.04X       11.30X     5.05X       4.37X      3.61X
 Provision to net loan losses                    0.94X        1.56X     1.62X       1.50X      1.09X
 Provision to average loans                      0.15%        0.19%     0.46%       0.43%      0.32%
 Recoveries to loan losses                      28.30%       24.49%    12.74%      10.13%     10.84%




     Loan loss expectations for 1995 are influenced by a still strong economy with low levels of unemployment and positive activity in local economies. Higher interest rates compared with prior years and prospects for further increases, however, are likely to influence economic activity in 1995 and could pose problems for some borrowers. Based on an assessment of the loan portfolio, and in light of expected economic conditions, loan losses in 1995 are not expected to be materially greater than those in 1994. Unforeseen changes in economic conditions or in borrowers' financial conditions could impact actual loan losses in 1995. The Corporation will continue its efforts to minimize future credit losses.


Risk Elements - Table 10
(Dollars in thousands)

Book Value December 31            1994     1993      1992      1991     1990

LOANS:
 Non-accrual                    $ 6,996   $ 9,174   $10,448   $12,773   $5,079
 Troubled debt restructurings         -         -         -         -        -
 Past due principal and/or
  interest for 90 days or more    2,713     5,453     3,545     3,915    3,191
  TOTAL                         $ 9,709   $14,627   $13,993   $16,688   $8,270

 AS A PERCENT OF:

 Loans, net of unearned income      .88%     1.43%     1.43%     1.88%    0.94%
 Total assets                       .50%     0.75%     0.76%     1.00     0.53%
 Allowance for loan losses        70.59%   105.50%   107.17%   153.19%   85.73%


 FORECLOSED PROPERTIES          $ 5,919   $ 8,831   $11,770   $ 9,018  $ 6,469
  TOTAL RISK ELEMENTS           $15,628   $23,458   $25,763   $25,706  $14,739

 AS A PERCENT OF:
 Loans, net of unearned income
 plus foreclosed properties        1.41%     2.27%    2.60%      2.86%    1.66%
 Total assets                       .81%     1.21%    1.40%      1.54%    0.94%

For the years ended December 31, 1994, 1993, and 1992, gross interest income in the amount of $462,600, $863,000 and $798,000, respectively, would have been recorded on loans reported as non-accrual if the loans had been current in accordance with their original terms and conditions. The amount of interest income on those loans that was included in net income amounted to $66,000, $754,000 and $104,000 in 1994, 1993, and 1992, respectively. At December 31,
1994, the Corporation identified additional loans totaling $5,420,000 that pose some uncertainty over the borrowers' ability to comply with loan repayment terms. Investment securities also may pose credit risks. On December 31, 1994, all investment securities were performing according to terms.

     Risk elements associated with the loan portfolio are presented in Table 10. Excluding foreclosed properties, identified risk elements on December 31, 1994 totaled $9.7 million, or .9 percent of loans, net of unearned income. At December 31, 1993, the total was $14.6 million, or 1.4 percent of loans, net of unearned income. Foreclosed properties at December 31, 1994, were $5.9 million compared with the year earlier total of $8.8 million. Foreclosed properties are reported net of writedowns at the lower of cost or estimated net realizable value. At December 31, 1994, total risk elements represented 1.4 percent of loans, net of unearned income plus foreclosed properties and .8 percent of total assets. These ratios at the end of 1993 were 2.3 percent and 1.2 percent, respectively. At year-end 1994, the Corporation identified an additional $5.4 million of loans that pose some uncertainty over the borrowers' ability to comply with loan repayment terms.

    With regard to the non-accrual loans identified in Table 10, the amounts classified in this category represent loan balances on which the accrual of interest has been discontinued. The year-end 1994 total included 37 loans. The largest exposure to a single borrower was $2.4 million. Only 4 other loans had balances greater than $200 thousand. Loans are placed in a non-accrual status when collection of principal or interest is legally barred or when management determines that collection of interest cannot be assured in light of the financial condition of the borrower and the circumstances surrounding the loan. The Corporation's subsidiary bank is in substantial compliance with regulatory policy that requires accrual of interest to be discontinued when principal or interest is past due for 90 days or more unless the loan is well secured and in the process of collection. Because of the historical experience of net loan losses, the ratio of risk elements to loans outstanding, and the overall quality of the loan portfolio, management has been able to evaluate each individual loan situation of any appreciable magnitude and its potential for collection prior to classifying any loan as non-accrual.

     Included in the $5.9 million total of foreclosed properties at December 31, 1994 were 29 parcels of real estate. The highest carrying value of a single property was $962 thousand. Only 3 other parcels included in foreclosed properties at year-end 1994 had carrying values above $400 thousand.

      The Corporation maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. Table 11 shows an allocation among loan categories based upon an analysis of the portfolio's composition, historical loan loss experience, and other relevant factors. In determining the adequacy for loan losses, management considers the size and composition of the loan portfolio, historical loss experience, economic conditions, the value and adequacy of collateral and guarantors, and the current level of the allowance. In addition, consideration is given to potential losses associated with non-accrual loans and loans that are deemed to be potential problems.

     At December 31, 1994, the allowance for loan losses was $13.8 million, or
1.25 percent of loans, net of unearned income. A year earlier, the allowance was $13.9 million, or 1.36 percent of loans, net of unearned income. At its year-end 1994 level, the allowance for loan losses exceeded the sum of net loan losses over the previous seven years. At that level, management believed that the allowance was adequate, subject to unforeseen economic changes or unexpected regulatory developments.


Allowance for Loan Losses - Table 11
(Dollars in thousands)

                                   1994                1993               1992               1991               1990
December 31                   Amount   Percent    Amount   Percent   Amount   Percent   Amount   Percent   Amount   Percent

ALLOWANCE FOR LOAN LOSSES:
 Commercial, financial,
  and agricultural           $ 8,447    61.4%    $ 6,499    46.9%   $ 6,958   53.3%     $6,618    60.7%    $5,032   52.2%
 Real estate-construction        156     1.1         687     5.0        753    5.8         742     6.8        696    7.2
 Real estate-mortgage            514     3.7         385     2.8        437    3.3         468     4.3        267    2.8
 Instalment                    2,227    16.2       3,598    26.0      2,558   19.6       1,782    16.4      3,652   37.8
 Unallocated                   2,410    17.6       2,695    19.3      2,351   18.0       1,284    11.8          -      -
  Total Allowance
   for Loan Losses           $13,754   100.0%    $13,864   100.0%   $13,057  100.0%    $10,894   100.0%    $9,647  100.0%




    INVESTMENT SECURITIES. Investment securities represent the second largest component of earning assets. At the beginning of 1994 and in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, certain securities in the investment portfolio were classified as Available for Sale, while the remainder of the portfolio was classified as Held to Maturity. Available for Sale securities are reported at fair value in the Corporation's consolidated financial statements. Unrealized gains and losses on these securities are reported as a separate component of shareholders' equity , net of tax effects, and are excluded from earnings until realized. Held to Maturity securities are reported at amortized cost. The Corporation has no trading securities.



Investment Securities - Table 12
(Dollars in thousands)


DECEMBER 31, 1994
AVAILABLE FOR SALE:                        After 1 but    After 5 but
                              Within       Within         Within        After
                              1 Year       5 Years        10 Years      10 Years    Total
U.S. Treasury Securities:
 Amortized Cost               $ 40,876     $131,896       $    -        $    -      $172,772
 Fair Value                     40,925      126,314            -             -       167,239
 Yield                            7.19%        6.12%           -             -          6.37%
U.S. Government Agencies:
 Amortized Cost               $      -     $  2,744       $    -        $    -      $  2,744
 Fair Value                          -        2,661            -             -         2,661
 Yield                               -         4.40%           -             -          4.40%
Mortgage-backed Securities:
 Amortized Cost               $      -     $      -       $  500        $  477      $    977
 Fair Value                          -            -          466           449           915
 Yield                               -            -         5.13%         4.80%         4.97%
Total Investment Securities-
  Available for Sale:
 Amortized Cost               $ 40,876     $134,640       $  500        $  477      $176,493
 Fair Value                     40,925      128,975          466           449       170,815
 Yield                            7.19%        6.09%        5.13%         5.84%         6.33%

HELD TO MATURITY:

U.S. Government Agencies:
 Amortized Cost               $ 50,197     $183,703       $    -        $    -      $233,900
 Fair Value                     50,342      175,568            -             -       225,910
 Yield                            7.84%        6.28%           -             -          6.61%
State and Political
  Subdivision Securities:
 Amortized Cost               $  6,376     $ 14,812       $ 2,299       $2,831      $ 26,318
 Fair Value                      6,409       14,815         2,299        2,623        26,146
 Yield                            9.23%        7.15%         8.67%        8.29%         7.91%
Corporate Debt Securities:
 Amortized Cost               $ 65,958     $139,476       $     -       $    -      $205,434
 Fair Value                     65,786      135,157             -            -       200,943
 Yield                            6.78%        6.04%            -            -          6.28%
Other Securities:
 Amortized Cost               $      -     $      -       $     -       $2,081      $  2,081
 Fair Value                          -            -             -        2,081         2,081
 Yield                               -            -             -         6.00%         6.00%
Total Investment Securities-
  Held to Maturity:
 Amortized Cost               $122,531     $337,991       $ 2,299       $4,912      $467,733
 Fair Value                    122,537      325,540         2,299        4,704       455,080
 Yield                            7.34%        6.21%         8.67%        8.29%         6.54%



        At December 31, 1994, the book value of all investment securities was $639 million, or 11 percent below the year earlier total of $717 million. The decrease in the portfolio resulted from using funds from maturing securities to fund loan growth. With the exception of corporate debt securities, which increased in 1994 over 1993, all categories of securities decreased in 1994.

      On December 31, 1994, the weighted average yield of the Held to Maturity portfolio was 6.54 percent. The weighted average yield of the Available for Sale portfolio was 6.33 percent. The market value of securities Held to Maturity was
97.3 percent of its book value at year-end 1994 compared with 102.9 percent on December 31, 1993. The Available for Sale portfolio at year-end 1994 had a net unrealized loss of $5.7 million. Additional information regarding investment securities can be found in Table 12 and in Note 3 of the Notes to Consolidated Financial Statements. Quality ratings of the Corporation's corporate debt securities appear in Table 13. With the exception of securities issued by the U.S. government, the Corporation held no concentration of 10 percent or greater of its shareholders' equity in securities of any single issuer at December 31, 1994.



Corporate Debt by Quality Rating - Table 13
(Dollars in thousands)
                                             Book
December 31, 1994                            Value               Percent

MOODY'S RATING
   Aaa                                      $ 12,095              5.9%
   Aa1                                         9,430              4.6
   Aa2                                         9,982              4.9
   Aa3                                         7,659              3.7
   A1                                         57,876             28.2
   A2                                         86,129             41.9
   A3                                         19,100              9.3
   NR                                          3,163              1.5
    Total                                   $205,434            100.0%



      MONEY MARKET INVESTMENTS. At year-end 1994, the Corporation had no short-term money market investments. One year earlier, the total was $10 million. In 1994, these instruments averaged $25 million compared with $31 million in 1993. The use of short-term investments was curtailed in 1994 as the result of loan growth.

LIABILITIES

    The Corporation relies almost exclusively on core deposits to fund its earning assets. An increased use of borrowings to increase balance sheet leverage was under consideration at year-end as a means to enhance earnings levels.

    DEPOSITS. Total deposits on December 31, 1994 were $1.689 billion compared with the year earlier total of $1.677 billion. Average total deposits in 1994 of $1.689 billion were 3 percent above the 1993 average of $1.641 billion. Weak deposit growth in 1994 was attributable to a continuation of deposit funds moving into alternative investments and to interest rate pricing competition for deposits, particularly late in the year.

    Non-interest bearing demand deposits were 6 percent higher at year-end 1994 at $271 million compared with $256 million at year-end 1993. Interest-bearing deposits, however, decreased slightly in 1994 to $1.417 billion at year-end from $1.421 billion one year earlier. Although the growth pattern in interest-bearing deposits was similar in 1994 and 1993, percentage changes were less in 1994. Interest-checking accounts increased 1 percent and regular savings accounts increased 6 percent in 1994. Money market deposit accounts decreased 3 percent in both 1994 and 1993. Other time deposits, principally consumer certificates of deposit, decreased 2 percent in 1994. Balances in certificates of deposit of $100 thousand and over increased 5 percent to $73 million in 1994 after decreasing 6 percent in 1993.



Certificates of Deposit $100,000 and Over - Table 14
(in thousands)

December 31, 1994                                    Amount

REMAINING MATURITIES:
  Within 3 months                                    $37,626
  3 to 6 months                                       10,287
  6 to 12 months                                       9,614
  After 12 months                                     14,984
   Total                                             $72,511




    DEBT. Short-term borrowings totaled $16 million on December 31, 1994 compared with the year earlier total of $54 million. Total short-term borrowings averaged $15 million in both 1994 and 1993. Table 15 summarizes the Corporation's position with respect to federal funds purchased and securities sold under agreements to repurchase.

    Long-term debt, which totaled $1 million at year-end 1993, was reduced to $19 thousand by year-end 1994. Note 8 in the Notes to Consolidated Financial Statements contains additional information regarding long-term debt.




Short-Term Borrowings - Table 15
(Dollars in thousands)

                                                  1994                   1993                    1992
                                                      Interest               Interest                Interest
                                            Balance   Rate         Balance   Rate          Balance   Rate

FEDERAL FUNDS PURCHASED AND SECURITIES
 SOLD UNDER AGREEMENTS TO REPURCHASE
 Outstanding at year-end                    $16,479   3.69%        $53,832   2.79%         $10,634   1.58%
 Average outstanding for the year            14,845   3.21          14,876   1.94           14,663   1.98
 Maximum outstanding at any month-end        42,501      -          53,832      -           23,924      -



CAPITAL RESOURCES

    Total shareholders' equity of $207 million at year-end 1994 was 5 percent above the year earlier total of $196 million. Shareholders' equity averaged $205 million in 1994, 7 percent above the 1993 average of $191 million. Average shareholders' equity as a percent of average total assets was 10.7 percent in 1994 and 10.3 percent in 1993.

    The Federal Reserve mandates minimum capital requirements for bank holding companies. In 1990, the Federal Reserve adopted a risk based capital measure to determine capital adequacy. Under this system all balance sheet assets are assigned a certain risk category with a prescribed weight. Off-balance sheet items, such as loan commitments and letters of credit, also are classified by risk with duly assigned weights. The sum of the balance sheet and off balance sheet amounts multiplied by their respective risk weight factors must then meet a required minimum capital test. Tier 1 Capital is defined as shareholders' equity minus certain intangible assets. Tier 2 Capital includes a certain amount of the allowance for loan losses. At December 31, 1994, the minimum Total Capital ratio (Tier 1 plus Tier 2) required was 8 percent. The Corporation's Tier 1 ratio of 15.13 percent and its Total Capital ratio of 16.16 percent were well in excess of minimum requirements. The Federal Reserve also utilizes a Tier 1 leverage ratio in conjunction with its risk based capital standard. This ratio measures Tier 1 Capital as a percent of total average assets less intangible assets. The minimum leverage ratio is 3 percent. At December 31, 1994, the Corporation's Tier 1 leverage ratio was 10.59 percent. The Comptroller of the Currency has adopted similar requirements that affect the Corporation's bank subsidiary. The bank also exceeds all minimum requirements.


RISK-BASED CAPITAL - Table 16
(IN THOUSANDS)

December 31                               1994           1993           1992

TIER 1 CAPITAL:
 Shareholders' equity *                $  210,244    $  196,434   $  180,023
 Less intangible assets                     7,471         6,115        5,987
  Total Tier 1 capital                    202,773       190,319      174,036

TIER 2 CAPITAL:
 Allowable allowance for loan losses       13,754        13,864       13,057
  Total Tier 2 capital                     13,754        13,864       13,057
  TOTAL CAPITAL                         $ 216,527    $  204,183   $  187,093

Risk-weighted assets                   $1,340,091    $1,281,028   $1,234,309
Tangible quarterly average assets       1,914,722     1,892,496    1,758,477

RISK-BASED CAPITAL RATIOS:
 Tier 1 capital                             15.13%        14.86%       14.10%
 Total capital                              16.16%        15.94%       15.16%
 Tier 1 leverage                            10.59%        10.06%        9.90%

* Exclusive of unrealized losses on securities available for sale as prescribed by regulatory guidelines.




    On August 18, 1994, Bank of Loudoun merged into Jefferson National Bank. Bank of Loudoun shareholders were entitled to receive one share of the Corporation's common stock in exchange for each Bank of Loudoun share. The Corporation issued 538,881 shares of its common stock in the merger, which was accounted for as a pooling of interests.

    From time to time, the Corporation purchases shares of its own common stock from shareholders and from brokers and dealers. In 1994, the Corporation purchased 72,500 shares at a cost of $1.4 million. In 1993, the Corporation purchased 53,618 shares at a cost of $1.1 million. The volume of share repurchases is determined by the financial advantages to the Corporation. Purchases are made in accordance with applicable securities laws, regulations, and internal policy considerations.


SELECTED CAPITAL AND DIVIDEND DATA- Table 17

Years Ended December 31                               1994         1993         1992         1991         1990
PER SHARE DATA:
 Number of shares outstanding at year-end          15,170,250   15,080,553    7,476,652    6,986,996    6,993,539
 Average number of shares outstanding              15,148,400   15,060,873   14,075,372   13,924,342   14,263,928
 Book value at year-end                                $13.62       $13.03       $12.04       $11.07       $10.16
 Net income                                              1.49         1.57         1.50         1.14         1.06
 Dividends declared                                       .68          .62          .53          .50          .50
DIVIDENDS DECLARED AS A PERCENT OF NET INCOME            45.6%        39.5%        35.3%        43.9%        47.2%

SHAREHOLDERS' EQUITY (AVERAGE) AS  A
PERCENT  OF AVERAGE:
 Loans-net of unearned income                            19.5%        19.0%        17.9%        17.0%        15.6%
 Total assets                                            10.7         10.3          9.5          9.3          9.3
 Total deposits                                          12.1         11.6         10.7         10.6         10.6

INTERNAL CAPITAL GENERATION:
 RETURN ON AVERAGE ASSETS                                1.18         1.27         1.23          .99          .98
  Multiplied by
 AVERAGE ASSETS TO AVERAGE EQUITY                         9.4          9.7         10.5         10.7         10.7
 Return on Average Equity                                11.1         12.3         13.0         10.7         10.6
  Multiplied by
 EARNINGS RETAINED                                       54.4         60.5         64.7         56.1         52.8
INTERNAL CAPITAL GENERATION RATE                          6.0%         7.5%         8.4%         6.0%         5.6%


    The Corporation's common stock is traded in the National Market System of the NASDAQ Stock Market under the trading symbol JBNK. Table 18 presents the market prices and dividends of the Corporation's stock for each quarter in 1994 and 1993. On December 31, 1994, the book value of a share of common stock was $13.62, or 5 percent higher than $13.03 on December 31, 1993.

COMMON STOCK PERFORMANCE AND DIVIDENDS - Table 18


                              1994               1993        Dividends Declared
                          High    Low         High   Low         1994   1993
First Quarter            $22.75  $18.50     $21.00  $16.63       $.17    $.15
Second Quarter            23.13   18.50      21.00   18.00        .17     .15
Third Quarter             23.25   20.75      23.00   20.00        .17     .15
Fourth Quarter            21.13   17.13     $21.00  $18.75        .17     .17
 Years Ended December 31 $23.25  $17.13     $23.00  $16.63       $.68    $.62

Jefferson Bankshares common stock is traded in the National Market Systems of the Nasdaq Stock Market in which Jefferson Bankshares' symbol is JBNK. Dividend restrictions and other matters are discussed in Notes 9 and 13 of the Notes to Consolidated Financial Statements. On January 25, 1995, there were approximately 8,604 shareholders of record.



LIQUIDITY

    Liquidity in a banking company measures the ability to provide funds for customers' demands for loans and deposit withdrawals without impairing profitability. To meet these needs, the Corporation maintains cash reserves and readily marketable investments in addition to funds provided from loan repayments and maturing securities. Funds also can be obtained through increasing deposits or short-term borrowings and through the banks borrowing privileges at the Federal Reserve.

    A related concern of liquidity management is interest rate sensitivity. Changes in interest rates may affect both funding requirements, as well as the relative liquidity of certain assets. As such, the Corporation has acted to structure its asset portfolio to match more closely the maturities and repricing patterns of its liabilities. Loan pricing policies have been structured to emphasize adjustable rate loans, both in the commercial and instalment lending areas. Also, the average maturity of the investment securities portfolio is of a relatively short duration. On December 31, 1994, approximately $823 million, or 47 percent of total earning assets was due to mature or reprice within the next year. Table 19 demonstrates the relationship between interest sensitive assets and interest sensitive liabilities on December 31, 1994.





INTEREST SENSITIVITY ANALYSIS* - Table 19
(IN THOUSANDS)

                                            Over 3     Over 6                    Over 1
                                            Months     Months        Total      Year and
                                           3 Months    Through      Through      Within       Not
December 31, 1994                          or Less     6 Months    12 Months     1 Year    Classified     Total
EARNING ASSETS
Loans-net                                 $ 491,990    $  27,873    $ 137,300   $ 657,163   $ 444,337   $1,101,500
 Investment securities:
 Available for sale                          14,485       15,079       13,315      42,879     127,936      170,815
 Held to maturity                            45,965       18,861       57,719     122,545     345,188      467,733
 TOTAL EARNING ASSETS                       552,440       61,813      208,334     822,587     917,461    1,740,048

INTEREST-BEARING LIABILITIES
 Money market deposit accounts              336,860            -            -     336,860           -      336,860
 Certificates of deposit $100,000 and over   37,626       10,287        9,614      57,527      14,984       72,511
 All other time deposits                    198,356       93,410       88,028     379,794     628,260    1,008,054
 Short-term borrowings                       16,479            -            -      16,479           -       16,479
 Long-term debt                                  19            -            -          19           -           19
  TOTAL INTEREST-BEARING LIABILITIES        589,340      103,697       97,642     790,679     643,244    1,433,923
NET NON-INTEREST-BEARING LIABILITIES              -            -            -           -     306,125      306,125

INTEREST SENSITIVITY GAP
 ASSET SENSITIVE (LIABILITY SENSITIVE)    $ (36,900)   $ (41,884)   $ 110,692   $  31,908   $ (31,908)  $        -
 CUMULATIVE GAP                           $ (36,900)   $ (78,784)   $  31,908   $  31,908   $       -   $        -

* Remaining maturity if fixed rate; earliest possible repricing interval if floating rate




ACCOUNTING RULE CHANGES

    In May 1993, the Financial Accounting Standards Board (FASB) issued Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Statement which was effective for years beginning after December 15, 1993, addresses the accounting for investments in certain equity and all debt securities. Under this Statement, investments are to be classified into three categories: Held to Maturity Securities; Trading Securities; and Available for Sale Securities.

    The Corporation adopted this Statement in the first quarter of 1994. Although the Corporation has the intent and ability to hold its investment securities until maturity, certain securities were placed in the category Available for Sale for potential liquidity purposes. In accordance with Statement 115, these securities are reported at fair value in the Corporation's consolidated financial statements, and the net unrealized gains and losses have been excluded from earnings and reported as a separate component of shareholders' equity net of tax effects. At the beginning of 1994, the adjustment, net of tax effects, was $5.1 million of unrealized gains. As interest rates rose throughout the year, the fair value of the Available for Sale securities decreased and resulted in an unrealized loss, net of tax effects, of $3.7 million as of December 31, 1994.

    In February 1992, the FASB issued Statement No. 109, Accounting for Income Taxes, Statement No. 109, which was effective for years beginning after December 15, 1992, changed the method of accounting for income taxes from the deferred method to the asset and liability method. The Corporation adopted this statement prospectively in 1993 and included the cumulative effect of this change in accounting principle in the provision for income taxes in the 1993 consolidated statement of income. The effect of the change was immaterial. For further discussion, see Notes 1(G) and 6 in the Notes to Consolidated Financial Statements.

    In December 1991, the FASB issued Statement No. 107, Disclosures About Fair Value of Financial Instruments. The required disclosures are included in Note 12 in the Notes to Consolidated Financial Statements.

    In October 1994, the FASB issued Statement No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, which amended Statement No. 114, Accounting by Creditors for Impairment of a Loan. Statement 118 requires impaired loans to be measured at the present value of expected future cash flows discounted at the loans effective interest rate. The impairment amount would be the excess of the recorded investment in the loan over the resulting present value amount. Under certain circumstances, collateral value may be substituted for discounted expected future cash flows. Statement 118 is effective for years beginning after December 15, 1994. The Corporation will adopt this Statement prospectively in the first quarter of 1995. The effects of this Statement on the Corporation's consolidated financial statements are not expected to be material.

INDEPENDENT AUDITORS' REPORT


Certified Public Accountants
Suite 1900
1021 East Cary Street
Richmond, Virginia 23219




The Board of Directors
Jefferson Bankshares, Inc.:

   We have audited the consolidated balance sheets of Jefferson Bankshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Bankshares, Inc. and subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

   As discussed in Notes 1(B) and 3 to the consolidated financial statements, in 1994, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES. As discussed in Notes 1(G) and 6 to the consolidated financial statements, in 1993, the Corporation adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES.


January 17, 1995

       Jefferson Bankshares, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

December 31                                            1994          1993
ASSETS
Cash and due from banks (Note 11)                  $   100,809    $   114,677
Federal funds sold and other money
  market investments                                         -         10,212
Investment securities (Note 3):
 Available for sale (cost of $176,493)                 170,815              -
 Held to maturity (market value on December
   31 of $455,080 in 1994 and $737,688 in 1993)        467,733        716,617

Loans (Note 4)                                       1,101,636      1,023,221
  Less: Unearned income                                   (136)          (310)
     Allowance for loan losses (Note 5)                (13,754)       (13,864)
   Net loans                                         1,087,746      1,009,047
Premises and equipment, net (Note 7)                    51,185         48,171
Other assets                                            47,662         43,237
   TOTAL ASSETS                                    $ 1,925,950    $ 1,941,961

LIABILITIES
Deposits (Notes 2 and 3):
  Demand                                           $   271,447    $   256,321
  Interest checking                                    298,471        294,686
  Regular savings                                      196,524        184,631
  Money market deposit accounts                        336,860        346,864
  Certificates of deposit $100,000 and over             72,511         68,904
  Other time deposits                                  513,059        525,948
   Total deposits                                    1,688,872      1,677,354
Federal funds purchased and securities
  sold under agreements to repurchase                   16,479         53,832
Other short-term borrowings                                  -            265
Other liabilities                                       14,027         12,863
Long-term debt (Note 8)                                     19          1,213
   TOTAL LIABILITIES                                 1,719,397      1,745,527

SHAREHOLDERS' EQUITY
Preferred stock of $10.00 par value.
 Authorized 1,000,000 shares; issued none                    -              -
Common stock of $2.50 par value.
 Authorized 32,000,000 shares;
 issued and outstanding 15,170,250 shares
 in 1994 and 15,080,553 shares in 1993                  37,926         37,701
Capital surplus                                         46,332         43,977
Retained earnings                                      125,986        114,756
Unrealized losses on securities available
 for sale, net (Note 3)                                 (3,691)             -
 TOTAL SHAREHOLDERS' EQUITY
  (Notes 2, 9, 10, and 13)                             206,553        196,434
Commitments and contingent liabilities
 (Notes 7, 11, and 14)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $ 1,925,950    $ 1,941,961

See accompanying notes to consolidated financial statements

       Jefferson Bankshares, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)

Years Ended December 31                       1994         1993         1992

INTEREST INCOME
Interest and fees on loans                 $  84,427    $  80,941    $  79,174
Income on investment securities:
   Available for sale                         11,582            -            -
   Held to maturity                           32,335       46,811       48,652
Other interest income                          1,152        1,170        1,246
    TOTAL INTEREST INCOME                    129,496      128,922      129,072

INTEREST EXPENSE
Interest-checking                             6,799         7,186        7,156
Regular savings                               5,368         4,942        4,545
Money market deposit accounts                 9,706        10,184       11,338
Certificates of deposit
  $100,000 and over                           2,842         2,850        3,270
Other time deposits                          20,208        22,144       29,678
Short-term borrowings                           441           429          358
Long-term debt                                   29            85          160
    TOTAL INTEREST EXPENSE                   45,393        47,820       56,505

    NET INTEREST INCOME                      84,103        81,102       72,567
Provision for loan losses (Note 5)            1,600         1,911        4,195
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES              82,503        79,191       68,372

NON-INTEREST INCOME
Trust income                                  3,944         4,037        3,765
Service charges on deposit accounts           8,702         8,475        8,326
Investment securities gains, net (Note 3)     1,166            88          298
Mortgage loan sales income                      681         1,932        1,528
Other income                                  3,417         2,713        2,738
    TOTAL NON-INTEREST INCOME                17,910        17,245       16,655

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 10)     37,261        34,651       31,439
Occupancy expense, net                        5,063         4,740        4,653
Equipment expense                             5,965         5,722        5,125
F.D.I.C. assessments                          3,790         3,645        3,327
Other expense                                14,344        12,910       10,421
    TOTAL NON-INTEREST EXPENSE               66,423        61,668       54,965
    INCOME BEFORE INCOME TAXES               33,990        34,768       30,062
Provision for income tax expense (Note 6)    11,390        11,183        9,018

NET INCOME                                 $  22,600    $  23,585    $  21,044

NET INCOME PER COMMON SHARE (Note 9)       $    1.49    $    1.57    $    1.50
See accompanying notes to consolidated financial statements

       Jefferson Bankshares, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                               Common Stock                                  Unrealized Gains
                                                                    Capital    Retained   (Losses) on Securities
                                            Shares       Amount     Surplus    Earnings   Available for Sale, Net     Total
BALANCE DECEMBER 31, 1991                  6,986,996    $ 17,844   $ 30,445    $105,849           $                  $154,138

Net income, 1992                                                                 21,044                                21,044
Cash dividends declared ($.53 per share)                                         (7,299)                               (7,299)
Acquisition of common stock                   (1,107)         (2)                   (27)                                  (29)
Issuance of common stock for
 dividend reinvestment plan                   44,133         110      1,048                                             1,158
Issuance of common stock for
 incentive stock plan (Note 10)                3,370           8         75                                                83
Issuance of common stock for
 stock options                                11,090          27        149                                               176
Issuance of common stock for
 acquisition of The People's Bank of
 Front Royal (Note 2)                        432,240       1,081      9,673                                            10,754
Cash paid in lieu of fractional
 shares (Note 2)                                 (70)                    (2)                                               (2)

BALANCE DECEMBER 31, 1992                  7,476,652      19,068     41,388     119,567                               180,023

Net income, 1993                                                                 23,585                                23,585
Cash dividends declared
 ($.62 per share)                                                                (9,034)                               (9,034)
Acquisition of common stock                  (53,618)       (134)                  (934)                               (1,068)
Two-for-one stock split                    7,521,788      18,428                (18,428)                                    -
Issuance of common stock for
 dividend reinvestment plan                   85,755         214      1,625                                             1,839
Issuance of common stock for
 incentive stock plan (Note 10)               15,607          39        216                                               255
Issuance of common stock for
 acquisition of People's Bank
 of Virginia Beach (Note 2)                   34,608          87        756                                               843
Cash paid in lieu of fractional
 shares (Note 2)                                (239)         (1)        (8)                                               (9)

BALANCE DECEMBER 31, 1993                 15,080,553      37,701     43,977     114,756                               196,434

Adjustment to beginning balance
 for change in accounting
 principle, net (Note 3)                                                                            5,072               5,072
Net income, 1994                                                                 22,600                                22,600
Cash dividends declared
 ($.68 per share)                                                               (10,135)                              (10,135)
Acquisition of common stock                  (72,500)       (181)                (1,235)                               (1,416)
Issuance of common stock for
 dividend reinvestment
 plan (Note 10)                              124,912         313      2,075                                             2,388
Issuance of common stock for
 stock options (Note 10)                      37,285          93        280                                               373
Change in unrealized gains
 (losses) on securities available
 for sale, net (Note 3)                                                                            (8,763)             (8,763)

BALANCE DECEMBER 31, 1994                 15,170,250    $ 37,926   $ 46,332    $125,986           $(3,691)           $206,553

See accompanying notes to consolidated financial statements

       Jefferson Bankshares, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

Years Ended December 31                                          1994          1993           1992
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $  22,600      $  23,585     $  21,044
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                                   5,975          5,752         4,890
  Accretion and amortization                                      5,187          4,163         2,788
  Provision for loan losses                                       1,600          1,911         4,195
  (Increase) decrease in deferred tax benefit                    (3,069)           430          (800)
  Investment securities gains, net                               (1,166)           (88)         (298)
  (Gains) losses on sales of premises and equipment, net           (173)            25           (72)
  (Increase) decrease in interest receivable                       (376)           581          (238)
  Increase (decrease) in taxes payable                              106           (925)            7
  Increase (decrease) in interest payable                            91           (521)       (2,329)
  Other, net                                                      2,656            858        (5,575)
    Total adjustments                                            10,831         12,186         2,568
    NET CASH PROVIDED BY OPERATING ACTIVITIES                    33,431         35,771        23,612

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities
   held to maturity                                             153,889        159,657       147,211
  Proceeds from sales and calls of investment securities
   held to maturity (Note 3)                                      4,838         13,211        21,041
  Purchases of investment securities held to maturity          (118,746)      (225,118)     (225,067)
  Proceeds from maturities of securities available for sale      19,450              -             -
  Proceeds from sales of securities available for sale
   (Note 3)                                                      44,346              -             -
  Purchases of securities available for sale                    (35,407)             -             -
  Net increase in loans                                         (81,602)       (37,112)      (54,489)
  Business combinations, net of cash (Note 2)                    21,130          1,212         6,596
  Proceeds from sales of premises and equipment                     208             44           170
  Proceeds from sales of foreclosed properties                    2,732          3,145         2,485
  Purchases of premises and equipment                            (8,772)        (3,635)       (4,154)
    NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES           2,066        (88,596)     (106,207)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                           (12,076)        28,299       109,701
  Net increase (decrease) in short-term borrowings              (37,618)        43,193        (8,701)
  Repayment of long-term debt                                    (1,194)          (918)       (1,417)
  Proceeds from issuance of common stock                          2,761          2,094         1,417
  Payments to acquire common stock                               (1,416)        (1,068)          (29)
  Dividends paid                                                (10,034)        (8,507)       (7,032)
   NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES          (59,577)        63,093        93,939
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            (24,080)        10,268        11,344
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  124,889        114,621       103,277
CASH AND CASH EQUIVALENTS AT END OF YEAR                      $ 100,809      $ 124,889     $ 114,621

See accompanying notes to consolidated financial statements

            JEFFERSON BANKSHARES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1994, 1993, AND 1992


1 SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES
    The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practice within the banking industry. The more significant policies are summarized below.

A PRINCIPLES OF CONSOLIDATION
    The consolidated financial statements include the accounts of the Corporation and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation. Certain previously reported amounts have been reclassified to conform to current presentations.

B  INVESTMENT SECURITIES
    As more fully discussed in Note 3, on January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115). The Statement requires certain investment securities to be reported in one of three categories: Trading, Available for Sale, or Held to Maturity. Upon adoption of this Statement, a portion of the investment portfolio was classified as Available for Sale. In accordance with Statement 115, these securities are reported in the Corporation's consolidated financial statements at fair value. Unrealized gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate component of shareholders equity until realized. Held to Maturity securities are recorded at amortized cost. The Corporation has no trading account securities.

    Amortization of premiums and accretion of discounts are computed by the level yield method.

C  LOANS
    Interest on some instalment loans and certain second mortgage loans is accrued by a method that approximates the level yield method. Interest on all other loans is accrued based upon the principal amounts outstanding. The accrual of interest on loans is discontinued when the collection of principal or interest is legally barred or considered highly unlikely. After a loan is classified non-accrual, interest income is recognized only to the extent payments are received.

    The Corporation's subsidiary bank is in substantial compliance with regulatory policy that requires accrual of interest to be discontinued when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection.

D  ALLOWANCE FOR LOAN LOSSES
    The Corporation follows the allowance method in providing for loan losses. Accordingly, all loan losses are charged to the allowance for loan losses, and all recoveries are credited to it.

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

E  PREMISES AND EQUIPMENT
    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed principally by the straight-line method based upon the estimated useful lives of the assets, except for leasehold improvements which are amortized over the lives of the respective leases or the estimated useful lives of the improvements, whichever is shorter. The costs of major renovations and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred.

F  GOODWILL AND OTHER INTANGIBLE
   ASSETS
    Goodwill is amortized using the straight line method over periods not exceeding fifteen years.

    Other acquired intangible assets, such as the value of purchased core deposits, are amortized using the straight line method over the periods benefited, not exceeding fifteen years.

G  INCOME TAXES
    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). Statement 109 required a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date. Effective January 1, 1993, the Corporation adopted Statement 109 and has included the cumulative effect of the change in the method of accounting for income taxes in the provision for income taxes in the 1993 consolidated statement of income. The cumulative effect of the change was immaterial.

    Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, certain items of income and expense were recognized in one year for income tax purposes and in other years for financial reporting purposes. Provisions for deferred taxes were made in recognition of these timing differences.

H  COMMON STOCK
    Shares of its own common stock reacquired by the Corporation are cancelled as a matter of state law and are accounted for as authorized but unissued shares.

I EARNINGS PER COMMON SHARE
    Earnings per common share amounts are calculated by dividing net income by the daily average number of outstanding common shares. Common share equivalents resulting from the incentive stock plan and stock option plan are not used in the calculations because their effect is not material.

J  PENSION PLAN
    The Corporation has a non-contributory, trusteed defined benefit pension plan covering salaried employees and some hourly employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions. The net periodic pension cost consists of the following components: service cost (benefits earned during the year), interest costs on the projected benefit obligation, actual return on plan assets, and the net amount resulting from the amortization and deferral of certain items over 15 years. No contributions were made to the plan in 1994, 1993, or 1992.

K  TRUST DIVISION
    Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.

L  STATEMENTS OF CASH FLOWS
     Cash and cash equivalents include cash and due from banks and federal funds sold and other money market investments. Supplemental disclosures of cash flow information follows:


(IN THOUSANDS)

                                        1994          1993         1992
Cash payments for:
   Interest                            $45,302      $46,937       $57,156
   Income taxes                         11,748       12,345         9,102
Non-cash investing and
  financing activities:
   Loan balances transferred to
    foreclosed properties              $ 1,534      $ 1,254       $ 3,975
   Issuance of common stock for
    acquisitions                             -          834        10,752

2  BUSINESS COMBINATIONS
     On August 18, 1994, Bank of Loudoun (Loudoun) merged into Jefferson National Bank. The Corporation issued 538,881 shares of its common stock in exchange for all of the outstanding shares of common stock of Loudoun. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been restated to include the accounts and transactions of Loudoun for all periods presented.

     On March 25, 1994, Jefferson National Bank purchased the deposit liabilities of Liberty Federal Savings Bank (Liberty) from the Resolution Trust Corporation. Liberty had two banking offices in Warrenton, Virginia, and total deposits of approximately $24 million. The transaction resulted in goodwill of $2.0 million.

     Following the close of business on February 11, 1993, People's Bank of Virginia Beach (PBVB) merged with Jefferson National
Bank. The Corporation issued 34,369 shares of its common stock and paid $562,000 in cash in the transaction. In addition, $9,000 was paid in cash in settlement of fractional shares. On February 11, 1993, PBVB had $13 million in total assets, $7 million in loans, and $12 million in deposits. The transaction resulted in goodwill of $639 thousand.

     On December 17, 1992, The Peoples Bank of Front Royal (PBFR) merged with Jefferson National Bank. The Corporation issued 432,170 shares of its common stock in the merger. In lieu of fractional shares, the Corporation paid $34.75 per share in cash. PBFR shareholders who exercised an option to receive $100 in cash for each PBFR share were paid a total of $1,695,900. The transaction resulted in goodwill of $4.5 million.

     The transactions with Liberty, PBVB and PBFR were accounted for as purchases, and, accordingly, the accounts and transactions for each entity are included in the Corporation's consolidated financial statements subsequent to the respective merger dates.

3 INVESTMENT SECURITIES
     As discussed in Note 1(B), on January 1, 1994, the Corporation adopted the provisions of Statement 115. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. As of January 1, 1994, the cumulative effect of adopting this Statement was an increase in consolidated shareholders' equity of $5,072,000, net of deferred taxes of $2,731,000 to reflect the net unrealized gains on securities classified as Available for Sale that were previously classified as Held to Maturity and carried at amortized cost. As of December 31, 1994, the impact on consolidated shareholders' equity was a decrease of $3,691,000, net of deferred taxes of $1,987,000.

     Sales and calls of investment securities produced the following results:

(IN THOUSANDS)
                                     AVAILABLE
                                     FOR SALE            HELD TO MATURITY

Years ended December 31             1994               1993            1992
Proceeds from: Sales                $44,346            $7,411          $ 6,434
               Calls                      -             5,800           14,607
Gross gains                         $ 1,166            $  224          $   298
Gross losses                              -               136                -
Net gains                           $ 1,166            $   88          $   298

    There were no sales of Held to Maturity securities in 1994. Proceeds from calls of Held to Maturity securities were $4,838,000 in 1994.

    Investment securities having carrying values of $82,906,000 at December 31, 1994, and $79,128,000 at December 31, 1993, were pledged to secure deposits and for other purposes required by law.

    The book values, approximate fair values, and gross unrealized gains and losses of investment securities are as follows:


(IN THOUSANDS)
                                              1994
                                   SECURITIES-AVAILABLE FOR SALE
                                   Gross          Gross
                      Amortized    Unrealized     Unrealized       Fair
                      Cost         Gains          Losses           Value
U.S. Treasury         $172,772      $94            $5,627         $167,239
U.S. Government
  agencies               2,744        -                83            2,661
Mortgage-backed
  securities               977        -                62              915
TOTAL                 $176,493      $94            $5,772         $170,815


                                   SECURITIES-HELD TO MATURITY
                                      Gross          Gross
                         Amortized    Unrealized     Unrealized     Fair
                         Cost         Gains          Losses         Value
U.S. Government
  agencies                $233,900     $391         $ 8,381       $225,910
States and political
  subdivisions              26,318      221             393         26,146
Corporate debt
  securities               205,434      220           4,711        200,943
Other securities             2,081        -               -          2,081
TOTAL                     $467,733     $832         $13,485       $455,080


                                              1993
                                   SECURITIES-HELD TO MATURITY
                                       Gross          Gross
                         Amortized    Unrealized     Unrealized     Fair
                         Cost         Gains          Losses         Value
U.S. Treasury           $203,400      $ 8,032         $229         $211,203
U.S. Government
  agencies               278,057        9,318          457          286,918
States and political
  subdivisions            30,404          686            -           31,090
Corporate debt
  securities             186,587        3,536          175          189,948
Mortgage-backed
  securities               9,575           35           14            9,596
Other securities           8,594          339            -            8,933
TOTAL                   $716,617      $21,946         $875         $737,688


    The book values and approximate fair values by contractual maturities are shown in Table 12, Investment Portfolio, in Managements Discussion and Analysis (MD&A).

4 LOANS
    The composition of the loan portfolio by loan classification as of December 31, 1994 and 1993, appears in Table 7, Loan Portfolio, in MD&A. Information on risk elements in the loan portfolio for 1994 and 1993 appears in Table 10, Risk Elements, in MD&A.

    Loans to directors and executive officers of the Corporation and its significant subsidiaries, loans to companies in which they have a significant interest, and loans to members of their immediate families are made on substantially the same terms as those prevailing at the time for other loan customers. Excluding loans aggregating less than $60,000 to any such person, his or her interests, and immediate family members, the balances of such loans outstanding were $20,853,000 and $23,671,000 at December 31, 1994 and 1993,
respectively. The changes in the balances from year-end 1993 to 1994 resulted from additions during 1994 of $29,014,000 and collections amounting to $31,832,000.

5 ALLOWANCE FOR LOAN LOSSES
     A summary of the transactions in the allowance for loan losses for the years ended December 31, 1994, 1993, and 1992, appears in Table 9, Summary of Loan Loss Experience, in MD&A.

6 INCOME TAXES
     The Corporation and its subsidiaries file consolidated federal and state income tax returns. As discussed in Note 1 (G), effective January 1, 1993, the Corporation adopted Statement 109. As provided by Statement 109, the Corporation elected to adopt this statement prospectively and has recorded the cumulative effect of such adoption in its 1993 provision for income taxes. The result of applying Statement 109 was immaterial. Prior years' consolidated financial statements have not been restated to apply the provisions of Statement 109.

      The current and deferred income tax expense (benefit) provisions are as follows:

(IN THOUSANDS)
                                    1994           1993            1992

Current: Federal                  $11,619         $11,794         $9,557
         State                          6              34             16
                                   11,625          11,828          9,573
Deferred                             (235)           (645)          (555)
                                  $11,390         $11,183         $9,018

    The provision for income tax expense is different from the amount computed by applying the statutory corporate federal income tax rate of 35 percent in 1994 and 1993 and 34 percent in 1992 to income before income taxes. The reasons for this difference are as follows:

(IN THOUSANDS)
                                                                % of Income
1994                                              Amount        Before Taxes
Provision for income tax expense
  at statutory rate (35%)                         $11,897          35.0%
Increase (reduction) in income taxes
  resulting from:
   Tax-exempt interest                               (813)         (2.4)
   Other, net                                         306            .9
Provision for income tax expense                  $11,390          33.5%
1993
Provision for income tax expense
  at statutory rate (35%)                         $12,169          35.0%
Increase (reduction) in income taxes
  resulting from:
  Tax-exempt interest                                (981)         (2.8)
  Other, net                                           (5)            -
Provision for income tax expense                  $11,183          32.2%
1992
Provision for income tax expense
  at statutory rate (34%)                         $10,221          34.0%
Increase (reduction) in income taxes
  resulting from:
   Tax-exempt interest                             (1,150)         (3.8)
   Other, net                                         (53)          (.2)
Provision for income tax expense                  $ 9,018          30.0%
   The significant components of the deferred income tax benefit for the years ended December 31, 1994 and 1993 are as follows:

(IN THOUSANDS)
                                                       1994           1993
Deferred tax benefit (exclusive of the effects of
    other components listed below)                    $(235)         $(517)
Adjustments to deferred tax assets and liabilities
   for enacted changes in tax rates and laws               -          (128)
                                                      $(235)         $(645)

   For the year ended December 31, 1992, the deferred income tax benefit of $555,000, resulted principally from timing differences in the recognition of the allowance for loan losses.
   The effects of temporary differences that give rise to significant portions of the deferred tax benefit and deferred tax liabilities at December 31, 1994 and 1993 are as follows:

(IN THOUSANDS)
                                                       1994           1993
Deferred tax benefit:
  Allowance for loan losses                          $ 4,759         $4,741
  Deferred compensation                                1,550          1,260
  Investment securities available for sale             1,987              -
  Other                                                2,716          1,492
     Total gross deferred tax benefit                 11,012          7,493

Deferred tax liabilities:
  Premises and equipment, principally due to
      differences in depreciation                      2,333          2,450
  Other                                                1,689            830
     Total gross deferred tax liability                4,022          3,280
     Net deferred tax benefit
       (included in other assets)                    $ 6,990         $4,213

   At December 31, 1994, the Corporation has net operating loss carryforwards obtained from previous business combinations for federal income tax purposes of approximately $440,000 which are available to offset future federal taxable income, if any, through 2003. The Corporation has not recognized a valuation allowance for the gross deferred tax benefit recorded in the accompanying 1994 and 1993 consolidated balance sheets since it is not dependent on future earnings for recoverability.

7 PREMISES AND EQUIPMENT
   The Corporation's principal executive offices are located at 123 East Main Street, Charlottesville, Virginia.

   Premises and equipment at December 31, 1994 and 1993, are summarized as follows:

(IN THOUSANDS)
                                      Estimated
                                      Useful Lives
                                      (Years)          1994           1993
Land                                      -          $ 10,558       $10,565
Buildings                             30-50            43,061        40,575
Leasehold improvements                 5-40             4,312         4,345
Furniture and equipment                3-12            47,754        42,649
                                                      105,685        98,134
Less accumulated depreciation
      and amortization                                 54,500        49,963
                                                     $ 51,185       $48,171
   Depreciation and amortization of premises and equipment aggregated $5,723,000 in 1994, $5,266,000in 1993, and
$4,742,000 in 1992.

   At December 31, 1994, the Corporation leased 26 of its 97 banking offices under operating lease agreements on terms ranging from 1 to 25 years generally with renewal options up to 10 years. The terms of these leases expire at various dates from 1995 through 2051. Supplementary office space and equipment are leased on a short-term basis.

     Rent expense charged to operations under operating lease agreements totaled $1,081,000, $1,044,000, and $919,000 in
1994, 1993, and 1992, respectively. The following is a schedule by years of future minimum rental payments, net of subleases, required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1994:

(IN THOUSANDS)
                                                                 Future
                                                                 Minimum
Years ending December 31:                                        Payments
1995                                                               $  851
1996                                                                  752
1997                                                                  710
1998                                                                  649
1999                                                                  456
Later years                                                         1,822
                                                                   $5,240

   Management expects that in the normal course of business most leases will be renewed or replaced by other leases. Therefore, it is anticipated that future annual rental expense will not be less than the amount shown for the year ended December 31, 1994. Most of the leases provide that the Corporation pay taxes, maintenance, insurance, and certain other operating expenses of the leased assets. Leased property recorded under capital leases and the related lease payment commitments are not material.

8 LONG-TERM DEBT
   As of December 31, 1994, long-term debt was $19,000. As of
December 31, 1993, the balance of $1,213,000 consisted of $900,000 variable rate term loan payable through November 1, 1994 and other long term debt of $313,000.

9 COMMON STOCK AND EARNINGS PER SHARE
   At December 31, 1994, 996,492 shares were reserved for use in the Corporation's dividend reinvestment plan. The daily average common shares outstanding used in computing earnings per share were 15,148,400 in 1994, 15,060,873 in 1993, and 14,075,372 in 1992.

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

   The following table sets forth the plans funded status and amounts recognized in the Corporation's consolidated balance sheets as of December 31:

(IN THOUSANDS)
                                                     1994           1993
Accumulated benefit obligation
  (includes vested benefits of $19,340 for
  1994 and $17,788 for 1993)                       $(19,633)      $(19,064)
Projected benefit obligation for
  service rendered to date                         $(24,359)      $(24,205)
Plan assets at fair value                            28,556         28,307
Plan assets in excess of projected benefit
  obligation (funded status)                          4,197          4,102
Unrecognized net gain                                (3,057)        (2,753)
Unrecognized prior service cost                         106            132
Unrecognized net asset
  being amortized over 15 years                      (1,084)        (1,264)
   Prepaid pension cost included
     in other assets                                $   162       $    217

   Net pension cost (benefit) for 1994, 1993, and 1992 includes the following components:

(IN THOUSANDS)
                                                 1994     1993      1992
Service cost-benefits earned
during the year                                $ 1,061   $   872   $   797
Interest cost on projected
benefit obligation                               1,714     1,576     1,473
Actual return on plan assets                    (1,256)   (2,751)   (2,571)
Net amortization and deferral                   (1,464)       45        32
    Net pension cost (benefit) for the year    $    55   $  (258)  $  (269)

   The assumed discount rate was 7.25% and the expected rate of return was 9.25% for 1994. The assumed discount rate and expected rate of return were 8.0% and 9.0%, respectively, for 1993 and 1992. The weighted average rate of increase in future compensation was assumed to be 5.5% in 1992, and 5.25% in 1993 and 1994.

   The Corporation has a defined contribution profit-sharing plan covering salaried employees and some hourly employees. Subject to certain limitations, the Corporation contributes to the plan 5.25% of its consolidated net income before taxes, adjusted as provided by the plan.

   The Corporation also has an incentive stock plan under which awards of units consisting of hypothetical shares of the Corporation's common stock may be made to senior officers and key employees. The plan became effective May 1, 1985, and the final awards were granted on May 31, 1994. The Corporation has reserved 345,108 shares of common stock for this plan. As of December 31, 1994, 264,246 units had been awarded, of which 75,846 had vested. The remaining nonvested units will vest over five years beginning May 1, 1995. The cost of the plan, based upon the market value of the Corporation's common stock times the number of units awarded, is accrued as salaries and employee benefits expense over the various vesting periods.

   In December 1994, the Corporation adopted the 1995 Long-Term Incentive Stock Plan (the 1995 Plan). Subject to shareholder approval, on January 3, 1995 the Corporation awarded 118,500 incentive stock options under the 1995 Plan. The options, which were awarded at the then market price, are exercisable over a five year period beginning January 1996. The Corporation has reserved 750,000 shares for the 1995 Plan. No awards were granted during 1994.

   At its December 1994 board meeting, the Board of Directors of Jefferson Bankshares, Inc. amended and restated the Deferred Compensation and Stock Purchase Plan for Non-Employee Directors to provide participants the option of investing in Jefferson Bankshares, Inc. common stock. The amendment is subject to shareholder and regulatory approval, and the Corporation anticipates registering 150,000 shares of common stock for this purpose in the second quarter of 1995.

   The costs (benefits) of these major employee benefit plans included in salaries and employee benefits expense are summarized as follows:

(IN THOUSANDS)
                                           1994       1993      1992
Pension                                    $   55    $ (258)   $ (269)
Profit sharing                              1,890     2,019     1,849
Incentive stock                               698       526       243
                                           $2,643    $2,287    $1,823

   Effective November 1, 1994, the Corporation established an employee stock purchase plan covering up to 250,000 shares of common stock. As of December 31, 1994, the Corporation has reserved 249,305 shares of common stock for this plan. The plan is available to all salaried employees. Participating employees may contribute through periodic payroll deductions, up to 25% of their compensation. As of December 31, 1994, 352 employees or 31% of eligible employees participated in the plan.

11  COMMITMENTS, CONTINGENT
    LIABILITIES, OFF-BALANCE SHEET
    RISKS, AND OTHER MATTERS

   The Corporation is a party to financial instruments which properly are not reflected in the consolidated financial statements. These include commitments to extend credit and letters of credit. These instruments involve elements of credit and interest rate risk. Nonperformance or default by the other party to loan commitments or standby letters of credit could result in a financial loss to the Corporation equal to the amount of the loan commitments and standby letters of credit. The same credit and collateral policies are used by the Corporation in issuing these financial instruments as are used for on-balance sheet instruments.

   Commitments to extend credit are agreements to lend to a customer under a set of specified terms and conditions. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee.
Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Loan commitments may be secured or unsecured. In the case of secured commitments, collateral varies but may include commercial or residential properties; business assets such as inventory, equipment, or accounts receivable; securities; or other business or personal assets or guarantees. At December 31, 1994, commitments to extend credit totaled $202,766,000.

   Standby letters of credit are conditional commitments issued by the Corporation or its subsidiaries to guarantee the performance of a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. At December 31, 1994, commitments outstanding under standby letters of credit approximated $25,454,000.

   The investment securities portfolio includes U.S. Treasury and U.S. Government agency securities which may, on occasions, be loaned to securities dealers designated as "Primary Government Dealers" by the Federal Reserve System. Such loans of securities are secured by U.S. Treasury securities, U.S. Government agency securities, or cash with a market value exceeding 102% of the market value of securities lent. The loaned investment securities continue to be reported in the consolidated financial statements, and the loan transaction is not reflected therein. In the event loans are secured by cash, the pledged cash is reported as an asset in the Corporation's consolidated balance sheet and an offsetting liability is reported as short-term borrowings. All such loans are callable in one business day. Such transactions may involve credit and interest rate risk. At December 31, 1994, securities loaned totaled $19,097,000.

   Various litigation is pending against the Corporation and its subsidiaries. After reviewing these suits with counsel, management believes that their ultimate resolution will not materially affect the consolidated financial statements.

   As a member of the Federal Reserve System, the Corporation's subsidiary bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1994 and 1993, the aggregate amounts of daily average required balances were approximately $47,407,000 and $45,526,000, respectively.

   The bank originates mortgage loans that are sold in the secondary market. In connection with such activities, the Corporation maintains fidelity bond insurance in the amount of $15,000,000 and errors and omissions insurance of $2,500,000, which are in excess of required amounts.

12  FAIR VALUE OF FINANCIAL
    INSTRUMENTS

   In accordance with the FASB's Statement No. 107, Disclosures
About Fair Value of Financial Instruments, the following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

A  CASH AND DUE FROM BANKS
   The carrying amount is a reasonable estimate of fair value.

B  MONEY MARKET INVESTMENTS
   For short-term instruments, the carrying amount is a reasonable estimate of fair value. For instruments that mature in over 90 days, such as fixed-rate certificates of deposit, the fair value is estimated based on the discounted cash flow of contractual cash flows using interest rates currently offered for deposits of similar maturities.

C  INVESTMENT SECURITIES
   Fair values of investment securities are based on quoted market prices or dealer quotes. In the absence of quoted market prices or dealer quotes, fair value is estimated using quoted market prices for similar securities, adjusted for differences between the quoted securi-ties and the securities being valued.

D  LOANS
   Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by loan type (such as construction, mortgage, commercial, financial and agricultural, and consumer), interest rate terms (such as fixed or adjustable), and estimated credit risk. For certain loans, such as some residential mortgage loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of performing loans is estimated by discounting the future cash flows through the estimated maturities using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimate of maturity is based on historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions. Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

E  DEPOSITS
   The fair value of demand deposits, interest-checking accounts, regular savings accounts, and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit and certain other deposits is estimated based on the discounted value of the contractual cash flows using the interest rates currently offered for deposits of similar remaining maturities.

F  SHORT-TERM BORROWINGS
   The carrying values of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings are reasonable estimates of fair value.

G  LONG-TERM DEBT
   Interest rates on long-term debt are variable and, consequently, the carrying amount is a reasonable estimate of fair value.

H  OFF-BALANCE SHEET FINANCIAL
   INSTRUMENTS
   The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

   The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

   The carrying amount is a reasonable estimate of the fair value of securities loaned.

   At December 31, 1994, the carrying amounts and fair values of loan commitments, stand-by letters of credit, and securities loaned were immaterial.

I  LIMITATIONS
   Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument or groups of such instruments. Because these estimates are subjective in nature and involve uncertainties and matters of discretionary judgment, they cannot be determined with precision. Changes in assumptions could affect the estimates significantly.

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

   The estimated fair values of the Corporation's financial instruments are as follows:


(IN THOUSANDS)
                                                 Amortized          Fair
December 31, 1994                                Cost               Value

Financial assets:
  Cash and due from banks                       $  100,809       $  100,809
  Investment securities:
    Available for sale                             176,493          170,815
    Held to maturity                               467,733          455,080
  Loans, net                                     1,087,746        1,096,689

Financial liabilities:
  Demand deposits and interest-bearing
    transaction accounts                         1,103,302        1,103,302
  Certificates of deposit                          585,570          584,547
  Short-term borrowings                             16,497           16,497
  Long-term debt                                        19               19

December 31, 1993

Financial assets:
  Cash and due from banks                       $  114,677       $  114,677
  Federal funds sold and other
    money market investments                        10,212           10,365
  Investment securities-
    Held to maturity                               716,617          737,688
  Loans, net                                     1,009,047        1,026,201

Financial liabilities:
  Demand deposits and interest-bearing
    transaction accounts                         1,082,502        1,082,502
  Certificates of deposit                          594,852          599,016
  Short-term borrowings                             54,097           54,097
  Long-term debt                                     1,213            1,213

13 PARENT COMPANY
   The Parent Company, in the ordinary course of business, provides its subsidiaries with certain centralized management services and staff support. The cost of these services is allocated to each subsidiary based on analyses of the services rendered. In addition, certain subsidiaries of Jefferson Bankshares, Inc. have in the past borrowed funds from the Parent Company at rates approximating the Parent Companys cost of borrowing.

   Certain of the subsidiaries provide the Parent Company with computer and other services for which the Parent Company is charged fees by the respective subsidiaries.

   The primary source of funds for the dividends paid by the Parent Company is dividends received from its bank subsidiary. The payment of such dividends by the subsidiary bank and the ability of the bank to loan or advance funds to the Parent Company are subject to certain statutory limitations. On December 31, 1994, 21 percent of consolidated shareholders' equity was not so restricted. The Parent Company guarantees certain leases for its subsidiaries.

   Condensed financial information for the Parent Company follows:

 Condensed Balance Sheets

 JEFFERSON BANKSHARES, INC. (PARENT COMPANY)
 (IN THOUSANDS)

 December 31                                             1994       1993

 ASSETS
 Cash                                                    $   14     $    503
 Money market investments at bank subsidiary              4,100        3,700
 Dividends receivable from subsidiaries                   2,560        2,720
 Investments in subsidiaries at equity:
    Bank                                                196,479      187,777
    Bank-related                                          4,848        4,715
                                                        201,327      192,492
 Other assets                                             3,314        3,034
     TOTAL ASSETS                                      $211,315     $202,449

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Long-term debt                                           $   -       $  900
 Other liabilities                                        4,762        5,115
     TOTAL LIABILITIES                                    4,762        6,015
 Shareholders' equity
    Common stock                                         37,926       37,701
    Capital surplus                                      46,332       43,977
    Retained earnings                                   125,986      114,756
 Unrealized losses on securities available for
  sale of Bank subsidiary, net                           (3,691)           -
    TOTAL SHAREHOLDERS' EQUITY                          206,553      196,434
    TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY         $211,315     $202,449

 Condensed Statements of Income

 JEFFERSON BANKSHARES, INC. (PARENT COMPANY)
 (IN THOUSANDS)

 Years Ended December 31                           1994      1993    1992

 INCOME
 Dividends from bank subsidiary                    $10,560   $9,920  $8,440
 Interest and fees from subsidiaries                 2,717    2,690   2,374
 Other income                                          100      100      50
    TOTAL INCOME                                    13,377   12,710  10,864

 EXPENSE
 Interest expense                                       17       59     131
 Salaries and employee benefits                      1,892    2,040   1,725
 Merger and acquisition expense                        150       27     121
 Other expense                                         852      962     416
    TOTAL EXPENSE                                    2,911    3,088   2,393
 Income before income tax benefit (expense)
   and equity in undistributed net
   income of subsidiaries                           10,466    9,622   8,471
 Income tax benefit (expense)                          (19)     (13)     14
 Income before equity in undistributed net
   income of subsidiaries                           10,447    9,609   8,485
 Equity in undistributed net income
   of subsidiaries                                  12,153   13,976  12,559
    NET INCOME                                     $22,600  $23,585 $21,044

 Condensed Statements of Cash Flows

 JEFFERSON BANKSHARES, INC. (PARENT COMPANY)
 (IN THOUSANDS)

 Years Ended December 31                          1994       1993       1992

 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                       $ 22,600  $ 23,585   $ 21,044
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                        36        36         36
   (Increase) decrease in dividends receivable         160      (520)      (120)
   Increase (decrease) in taxes payable                (13)      319         31
   (Increase) decrease in deferred tax benefit        (113)       83        (43)
   Equity in undistributed net income
    of subsidiaries                                (12,153)  (13,976)   (12,559)
   Other, net                                         (752)     (258)       (68)
    Total adjustments                              (12,835)  (14,316)   (12,723)
    NET CASH PROVIDED BY OPERATING ACTIVITIES        9,765     9,269      8,321

 CASH FLOWS FROM INVESTING ACTIVITIES-
   Business combinations, net of cash                    -      (593)    (1,750)
    NET CASH USED IN INVESTING ACTIVITIES                -      (593)    (1,750)

 CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in short-term borrowings     (265)      34         32
  Repayment of long-term debt                          (900)    (900)    (1,400)
  Proceeds from issuance of common stock              2,761    2,094      1,417
  Payments to acquire common stock                   (1,416)  (1,068)       (29)
  Dividends paid                                    (10,034)  (8,507)    (7,032)
    NET CASH USED IN FINANCING ACTIVITIES            (9,854)  (8,347)    (7,012)
    NET INCREASE (DECREASE) IN CASH
      AND CASH EQUIVALENTS                              (89)     329       (441)
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR    4,203    3,874      4,315
    CASH AND CASH EQUIVALENTS AT END OF YEAR      $   4,114 $  4,203   $  3,874


14 SUBSEQUENT EVENT (UNAUDITED)
    On February 3, 1995, Jefferson National Bank entered into an agreement to acquire the deposit liabilities of the Waynesboro office of First Union National Bank. The office, which had approximately $30 million in deposits at year-end 1994, will be merged with Jefferson National Bank. The acquisition, which is expected to be completed in the second quarter of 1995, will be accounted for as a purchase.