Form 10-K405, Exhibit 13
period 1995-12-31
JEFFERSON BANKSHARES INC
filed 1996-03-28
CIK 311100

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     Management's discussion and analysis are intended to aid the reader in understanding and evaluating the consolidated results of operation and financial condition of Jefferson Bankshares, Inc. and Subsidiaries (the "Corporation"). The analysis attempts to identify trends and material changes that occurred during the reporting periods. The discussion should be read in conjunction with the Consolidated Financial Statements, their related notes and the statistical information associated with the discussion.

     In June 1995, Jefferson National Bank, the Corporation's banking subsidiary, purchased $35 million in deposit liabilities from two other financial institutions. Both transactions were accounted for as purchases, and, accordingly, accounts and transactions related to these purchases are included in the Corporation's Consolidated Financial Statements subsequent to the acquisition dates.

RESULTS OF OPERATIONS

     Net income in 1995 rose to a record $24.9 million, or 10 percent above $22.6 million earned in 1994. Net income per share also increased 10 percent to a record $1.64 in 1995 compared with $1.49 in 1994. Net income in 1993 was $23.6 million, or $1.57 per share. An analysis of the factors that affected net income in 1995, 1994, and 1993 is presented in the sections that follow. Table 1 provides a summary of the results of operations for the last five years and certain information regarding the Corporation's consolidated financial condition during those periods.


SELECTED FINANCIAL DATA                                              TABLE  1
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


Years Ended December 31                                   1995            1994             1993            1992          1991
--------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
  Interest income                                  $   146,373       $   129,496      $   128,922      $   129,072   $   137,257
  Interest expense                                      58,644            45,393           47,820           56,505        74,578
--------------------------------------------------------------------------------------------------------------------------------
  Net interest income                                   87,729            84,103           81,102           72,567        62,679
  Provision for loan losses                              3,020             1,600            1,911            4,195         3,742
--------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for
    loan losses                                         84,709            82,503           79,191           68,372        58,937
  Non-interest income                                   19,019            17,910           17,245           16,655        14,707
  Non-interest expense                                  66,580            66,423           61,668           54,965        51,638
--------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                            37,148            33,990           34,768           30,062        22,006
  Provision for income tax expense                      12,285            11,390           11,183            9,018         6,079
--------------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                      $    24,863       $    22,600      $    23,585      $    21,044   $    15,927
--------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
  Net income                                       $      1.64       $      1.49      $      1.57      $      1.50   $      1.14
  Dividends declared                                       .76               .68              .62              .53           .50
  Dividends payout ratio                                 45.02%            44.40%           36.07%           33.42%        42.13%
  Book value                                       $     14.92       $     13.62      $     13.03      $     12.04   $     11.07
  Average number of shares outstanding              15,181,152        15,148,400       15,060,873       14,075,372    13,924,342
  Number of shares outstanding at year-end          15,182,235        15,170,250       15,080,553       14,953,304    13,973,992
--------------------------------------------------------------------------------------------------------------------------------

SELECTED RATIOS
  Return on average assets                                1.25%             1.18%            1.27%            1.23%         0.99%
  Return on average shareholders' equity                  11.4              11.1             12.3             13.0          10.7
  Shareholders' equity to total assets                    11.0              10.7             10.1              9.8           9.3
  Dividend payout ratio                                   45.0              44.4             36.1             33.4          42.1
--------------------------------------------------------------------------------------------------------------------------------

FINANCIAL CONDITION AT YEAR-END
  Assets                                           $ 2,051,188       $ 1,925,950      $ 1,941,961      $ 1,842,447   $ 1,664,555
  Earning assets                                     1,878,599         1,740,048        1,749,740        1,675,448     1,517,267
  Deposits                                           1,793,199         1,688,872        1,677,354        1,636,346     1,475,395
  Long term debt                                            15                19            1,213            2,131         3,548
  Shareholders' equity                                 226,540           206,553          196,434          180,023       154,138




SUMMARY OF FINANCIAL RESULTS BY QUARTER                                  Table 2
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     1995                                               1994
                                --------------------------------------------       --------------------------------------------
Three Months Ended               DEC. 31    SEPT. 30    JUNE 30     MARCH 31        Dec. 31    Sept. 30     June 30    March 31
-------------------------------------------------------------------------------------------------------------------------------
Interest income                 $ 37,709    $ 37,336   $ 36,808     $ 34,520       $ 33,707     $32,754    $ 32,084    $ 30,951
Interest expense                  15,195      15,462     15,066       12,921         11,899      11,311      11,104      11,079
-------------------------------------------------------------------------------------------------------------------------------
Net interest income               22,514      21,874     21,742       21,599         21,808      21,443      20,980      19,872
Provision for loan losses          1,580         480        480          480            375         375         375         475
Non-interest income                6,450       4,337      4,248        3,984          4,103       3,921       5,652       4,234
Non-interest expense              16,747      16,462     16,630       16,741         16,855      16,485      17,142      15,941
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes        10,637       9,269      8,880        8,362          8,681       8,504       9,115       7,690
Income tax expense                 3,372       3,122      2,979        2,812          2,906       2,892       3,033       2,559
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME                      $  7,265    $  6,147   $  5,901     $  5,550       $  5,775     $ 5,612    $  6,082    $  5,131
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE     $   0.48    $   0.40   $   0.39     $   0.37       $   0.38     $  0.37    $   0.40    $   0.34



   Higher income levels in 1995 lifted profitability ratios over 1994 ratios. The return on average assets advanced to 1.25 percent in 1995 from 1.18 percent in 1994. In 1993 this ratio was 1.27 percent. Another significant measure of profitability, the return on average shareholders' equity, improved in 1995 to 11.43 percent from 11.05 percent in 1994. In 1993, this ratio was 12.34 percent.

   Table 2 presents a quarterly summary of earnings components for the last two years. In 1995, net income and net income per share increased each quarter and reached record quarterly levels in the final quarter of the year. Rising net interest income contributed to the positive quarterly earnings trend. Loan growth was a key factor in the improvement in net interest income as the net interest margin declined in the second and third quarters of 1995 before rebounding in the fourth quarter.

   Other factors influenced  quarterly comparisons between 1995 and 1994. In the second quarter of 1994, investment securities gains of $1.2 million and non-recurring expenses of $653 thousand affected comparisons with the 1995 quarter. In the third quarter of 1995, the Corporation's F.D.I.C. assessments were lowered, and it received a rebate on a portion of the second quarter assessment. The result was a reduction of $1.0 million in third quarter expense in 1995 compared with 1994. The premium reduction lowered expenses in the fourth quarter of 1995 of $676 thousand. In addition, in the fourth quarter of 1995, the Corporation recognized a gain of $1.9 million resulting from the annuitization of certain pension liabilities. Partially offsetting the effects of the F.D.I.C. assessments and the gain from the pension was an increase of $1.2 million in the fourth quarter of 1995 in the provision for loan losses. The increased provision for loan losses as well as the other factors that influenced earnings noted above are more thoroughly discussed in subsequent sections of this analysis.


NET INTEREST INCOME

   Net interest income is the difference between interest income and interest expense and represents the Corporation's gross profit margin. For comparative purposes, the income from tax-exempt securities and loans is adjusted to a tax-equivalent basis. This adjustment, based on the statutory federal corporate tax rate of 35 percent, causes tax-exempt income and resultant yields to be presented on a basis comparable with income and yields from fully taxable earning assets.

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

   Tax-equivalent net interest income increased 4 percent in 1995 to $89.0 million from $85.4 million in 1994. Although it fluctuated during the year, the net interest margin of 4.88 percent in 1995 was nearly level with the 1994 net interest margin of 4.87 percent. Both the yields on earning assets and the costs of interest bearing liabilities rose in 1995 compared with 1994 as market rates of interest were higher in 1995.

   Net interest income and the net interest margin benefited in 1995 from a 4 percent increase in average earning assets and a change in the mix of those assets. The loan portfolio experienced steady growth throughout 1995, and average loans increased 11 percent during the year. Thus, average loans as a percent of average earning assets increased to 64 percent in 1995 from 60 percent in 1994.

   Influenced by interest rate trends, competitive factors, and a special marketing promotion to attract and retain deposits, the cost of funds rose more rapidly in 1995 than the yield on average earning assets. The cost of interest-bearing liabilities rose 79 basis points in 1995 over 1994 as interest expense increased 29 percent. By comparison, the yield on earning assets was 64 basis points higher in 1995 as tax-equivalent interest income increased only 13 percent. In addition to the factors noted above, average interest-bearing liabilities increased only 3 percent in 1995, thus limiting the effect of higher average rates.


CONSOLIDATED AVERAGE BALANCES/NET INTEREST INCOME/RATES*                 Table 3
TAX-EQUIVALENT BASIS (DOLLARS IN MILLIONS)

                                                  1995                          1994                           1993
                                       --------------------------   ----------------------------   -----------------------------
                                                INTEREST   AVERAGE             Interest   Average             Interest   Average
                                       AVERAGE   INCOME/   YIELD/    Average    Income/   Yield/    Average    Income/   Yield/
                                       BALANCE  EXPENSE    COST      Balance   Expense     Cost     Balance   Expense     Cost
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans--net of unearned income          $1,164.3  $105.4     9.05%    $1,047.2    $ 85.0     8.12%  $1,006.3     $81.5       8.10%
Investment securities:
   Available for sale:
      U.S. Treasury                       176.2    11.2     6.36        176.7      11.5     6.51          -         -          -
      U.S. Government agencies              3.6     0.2     4.73          1.8       0.1     4.10          -         -          -
      Mortgage-backed securities            1.0     0.1     4.97          0.3         -        -          -         -          -
   Held to maturity:
      U.S. Treasury                         1.1       -        -          1.4         -        -      202.3      14.3       7.05
      U.S. Government agencies            243.6    15.8     6.49        265.2      17.8     6.72      243.8      18.0       7.40
      States and political subdivisions    20.1     1.6     8.07         26.7       2.1     7.82       35.3       2.9       8.18
      Corporate debt securities           194.3    12.0     6.20        203.1      12.5     6.17      177.9      12.0       6.77
      Other securities                      8.4     0.6     7.28          7.8       0.6     7.68        7.3       0.6       7.90
--------------------------------------------------------------------------------------------------------------------------------
      Total investment securities         648.3    41.5     6.42        683.0      44.6     6.54      666.6      47.8       7.17
Money market investments                   11.5     0.7     5.95         25.3       1.2     4.54       31.3       1.2       3.74
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL EARNING ASSETS              1,824.1   147.6     8.09      1,755.5     130.8     7.45    1,704.2     130.5       7.66
--------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                 (13.9)                        (13.7)                        (13.7)
Cash and due from banks                    85.7                          85.5                          77.3
Premises and equipment                     51.7                          50.4                          48.6
Other assets                               44.3                          43.3                          43.7
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                     $1,991.9                      $1,921.0                      $1,860.1
--------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Time and savings deposits:
   Interest-checking accounts          $  292.5  $  6.6     2.25%    $  299.8     $ 6.8     2.27%  $  272.3     $ 7.2       2.64%
   Regular savings                        183.4     4.9     2.65        200.2       5.4     2.68      170.2       4.9       2.90
   Money market deposit accounts          320.8    11.8     3.68        345.9       9.7     2.81      357.0      10.2       2.85
   Certificates of deposit $100,000
     and over                              86.9     4.6     5.25         71.2       2.8     3.99       70.6       2.8       4.04
   Other time deposits                    591.0    29.5     5.01        522.6      20.2     3.87      538.2      22.2       4.67
--------------------------------------------------------------------------------------------------------------------------------
      Total time and savings deposits   1,474.6    57.4     3.89      1,439.7      44.9     3.12    1,408.3      47.3       3.36
Short-term borrowings                      24.9     1.2     4.90         14.9       0.4     2.96       15.1       0.4       2.83
Long-term debt                                -       -        -          0.5       0.1     5.65        1.6       0.1       5.23
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-BEARING
        LIABILITIES                     1,499.5    58.6     3.91      1,455.1      45.4     3.12    1,425.0      47.8       3.36
--------------------------------------------------------------------------------------------------------------------------------
Demand deposits                           260.3                         248.9                         232.9
Other liabilities                          14.7                          12.4                          11.1
--------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                 1,774.5                       1,716.4                       1,669.0
Shareholders' equity before
  unrealized losses                       217.4                         204.8                         191.1
Unrealized losses on securities
   available for sale, net                    -                           0.2                             -
--------------------------------------------------------------------------------------------------------------------------------
      Total shareholders' equity          217.4                         204.6                         191.1
--------------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND
        SHAREHOLDERS' EQUITY           $1,991.9                      $1,921.0                      $1,860.1
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                               $89.0                          $ 85.4                        $ 82.7
AVERAGE INTEREST RATE SPREAD                                4.18%                           4.33%                           4.30%
INTEREST EXPENSE AS A PERCENT
  OF AVERAGE EARNING ASSETS                                 3.21%                           2.59%                           2.81%
NET INTEREST MARGIN                                         4.88%                           4.87%                           4.85%
--------------------------------------------------------------------------------------------------------------------------------

*Fully taxable equivalent income is calculated by dividing actual tax-exempt income by a factor which increases interest income to an amount that would need to be received if such income were taxable at the Federal tax rate of 35% in 1995, 1994 and 1993. Loan interest income includes fees of $2,921,000 in 1995; $2,831,000 in 1994; and $2,633,000 in 1993. Loans include non-accrual loan balances and interest accrued, if any.

   As 1995 drew to a close, market interest rates showed signs of easing. Changes in interest rates may result in fluctuations in the net interest margin and net interest income. The level of growth in the loan portfolio and pricing competition for deposits will be two key influences on net interest income in 1996.

   Comparing 1994 with 1993, tax-equivalent net interest income increased 3 percent, and the net interest margin was relatively stable at 4.87 percent in 1994 compared with 4.85 percent in 1993. Rising interest rates in 1994 helped to lift net interest income and contributed to the improvement in the net interest margin. Other factors affecting the net interest margin in 1994 were a 3 percent increase in average earning assets and a shift in the mix of those assets. Average loans as a percent of average earning assets increased to 60 percent in 1994 compared with 59 percent in 1993.

ANALYSIS OF CHANGES IN NET INTEREST INCOME*                              Table 4
TAX-EQUIVALENT  BASIS (DOLLARS IN THOUSANDS)

                                                     YEAR 1995 OVER 1994                          YEAR 1994 OVER 1993
                                               --------------------------------              ------------------------------
                                                  INCREASE (DECREASE)                         Increase (Decrease)
                                                   DUE TO CHANGE IN                            Due to Change in
                                               -----------------------                       -------------------
                                                                          NET                                             Net
                                                AVERAGE                INCREASE               Average                  Increase
                                                VOLUME       RATE     (DECREASE)              Volume       Rate       (Decrease)
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans--net of unearned income                  $10,047    $ 10,289    $20,336               $ 3,313      $   201     $  3,514
  Investment securities:
   Available for sale:
     U.S. Treasury                                   (34)       (273)      (307)               11,508            -       11,508
     U.S. Government agencies                         85          13         98                    74            -           74
   Held to maturity:
     U.S. Treasury                                     -          66         66                (7,109)      (7,151)     (14,260)
     U.S. Government agencies                     (1,348)       (596)    (1,944)                1,509       (1,732)        (223)
     States and political subdivisions              (554)         66       (488)                 (653)        (122)        (775)
     Other                                          (495)         30       (465)                1,656       (1,142)         514
  Money market investments                          (755)        286       (469)                 (243)         226          (17)
--------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME                         6,946       9,881     16,827                10,055       (9,720)         335
--------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Time and savings deposits:
   Interest-checking accounts                       (151)        (54)      (205)                  682       (1,069)        (387)
   Regular savings                                  (445)        (59)      (504)                  821         (395)         426
   Money market deposit accounts                    (741)      2,851      2,110                  (330)        (148)        (478)
   Certificates of deposit $100,000 and over         709       1,015      1,724                    26          (34)          (8)
   Other time deposits                             2,847       6,528      9,375                  (596)      (1,340)      (1,936)
  Short-term borrowings                              392         386        778                    (6)          19           13
  Long-term debt                                     (28)          1        (27)                  (64)           6          (58)
--------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE                        2,583      10,668     13,251                   533       (2,961)      (2,428)
--------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME                     $4,363     $  (787)   $ 3,576               $ 9,522      $(6,759)    $  2,763
--------------------------------------------------------------------------------------------------------------------------------

*The change in interest that cannot be separated between rate and volume has been allocated to each variance proportionately.

PROVISION FOR LOAN LOSSES

   The provision for loan losses is the amount charged to expense each year that is intended to maintain an adequate allowance, or reserve, for loan losses in the future. The adequacy of the allowance and, consequently, the provision for loan losses is dependent on a variety of factors including size, growth, and composition of the loan portfolio, historical and expected loan loss experience, and an analysis of the quality of the loan portfolio and general economic conditions.

   In 1995, the Corporation raised its provision for loan losses to $3.0 million from $1.6 million in 1994. In 1993, the provision was $1.9 million. The higher provision in 1995 compared with 1994 reflected 11 percent growth in the loan portfolio, increased loan losses, and reports of rising consumer debt levels and delinquencies. The lower provision in 1994 compared with 1993 reflected improvement in economic conditions and a declining trend in non-performing assets.

   If loan growth is sustained at or near 1995 levels in 1996 and economic conditions do not vary significantly from those at year-end 1995, the 1996 provision for loan losses may be near or above the 1995 amount. Trends that develop in 1996 relating to the economy, actual loan losses, and the level of non-performing assets will strongly influence the amount of the provision.

NON-INTEREST INCOME

   Non-interest income includes service charges and other related income from services rendered by the Corporation. In addition, non-interest income includes gains and losses realized from the sale of fixed assets, sales and calls of investment securities, sales of mortgage loans, and other income items.

   Non-interest income increased 6 percent in 1995 to $19.0 million from $18.0 million in 1994. Influencing the comparison was $1.9 million in income related to the annuitization of certain pension liabilities in 1995 and $1.2 million in income in 1994 from the sale of investment securities available for sale. The 1995 annuitization of pension liabilities applied only to retirees of the Corporation prior to a specified date. As the result of reducing the pension plan liability, a proportionate amount of the excess in plan assets over plan liabilities was recognized as income. Excluding the 1995 annuitization and the 1994 investment securities gains from the totals, non-interest income increased 2 percent in 1995. Contributing to this increase was a 14 percent increase in trust income and a 5 percent increase in deposit account fees. Offsetting these increases was a 60 percent reduction in income related to sales of mortgage loans. This decrease was attributable to a lower volume of mortgage loan refinancing and a reduction in the volume of fixed rate mortgage loan originations. In a rising interest rate environment origination volume increased in adjustable rate mortgages, which were added to the loan portfolio rather than sold in the secondary market.

   Non-interest income increased 4 percent in 1994 to $17.9 million compared with $17.2 million in 1993. Non-interest income was boosted in 1994 by securities available for sale gains of $1.2 million. More than offsetting this increase, however, was a decrease in income from mortgage loan sales. The same factors that influenced such income in 1995 were applicable to the 1994 decrease. In other categories of non-interest income, trust income decreased 2 percent to $3.9 million, deposit account fees increased 3 percent to $8.7 million, and other income rose 30 percent to $3.3 million in 1994 compared with 1993. The rise in other income was attributable to a variety of sources including asset sales, automated teller machine fees, and safe deposit box rent.


NON-INTEREST INCOME                                                      Table 5
(IN THOUSANDS)

Years Ended December 31                           1995              1994              1993               1992            1991
-------------------------------------------------------------------------------------------------------------------------------
Trust income                                    $ 4,500           $ 3,944            $ 4,037           $ 3,765          $ 3,466
Service charges on deposit accounts               9,155             8,702              8,475             8,326            8,136
Credit insurance income                             107               165                208               255              298
Investment securities gains (losses), net          (103)            1,166                 88               298               64
Mortgage loan sales income                          275               681              1,932             1,528              597
Other income                                      5,085             3,252              2,505             2,483            2,146
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL NON-INTEREST INCOME                    $19,019           $17,910            $17,245           $16,655          $14,707
-------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE

   Non-interest expense represents the overhead expenses of the Corporation. The Corporation monitors all categories of non-interest expense in an attempt to improve productivity and earnings performance.

   Non-interest expense in 1995 was nearly level with the 1994 amount. A significant factor in this comparison was a reduction in F.D.I.C. insurance assessments to $.04 per $100 of insured deposits in 1995 from $.23 in prior years. The result was a decrease of $1.7 million in these assessments in 1995 compared with 1994. In addition, the initial assessment rate for 1996 was reduced to zero, which will result in a further reduction of 1996 expense.

   Excluding the difference in F.D.I.C. assessments, non-interest expense increased 3 percent in 1995 over 1994. The largest factor in this increase was personnel expense, which increased 5 percent in 1995 to $39.2 million. Occupancy expense was $5.1 million in both 1995 and 1994. Equipment expense increased 2 percent to $6.1 million in 1995. Also increasing in 1995 were office supplies expense, which rose 7 percent, postage expense, which was up 13 percent, and telecommunications expense, which increased 2 percent. Partially offsetting the increases noted above, other expense decreased 5 percent in 1995 compared with 1994. Contributing to this decrease were reductions in legal fees, marketing, and expenses related to foreclosed properties.

   Comparing 1994 with 1993, non-interest expense increased 8 percent to $66.4 million. Contributing to the increase was personnel expense, which was 8 percent higher in 1994 at $37.3 million. Personnel expense rose as the result of normal wage increases and related benefit expenses and from an increase in the number of employees. Occupancy expense increased 7 percent in 1994, and equipment expense was 4 percent higher compared with the 1993 amount. Expense for office supplies in 1994 was level with the 1993 amount, and postage expense decreased 2 percent. Telecommunications expense, however, increased 25 percent in 1994 compared with 1993 as the result of enhancing our communications capabilities. Other expense in 1994 increased 12 percent. Leading contributors to this increase were legal and professional fees, amortization of intangible assets associated with acquisitions, and certain non-recurring expenses.


NON-INTEREST EXPENSE                                                  Table 6
(DOLLARS IN THOUSANDS)

Years Ended December 31                           1995              1994              1993               1992            1991
-------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                  $39,222           $37,261           $34,651           $31,439         $30,486
Occupancy expense, net                            5,063             5,063             4,740             4,653           4,427
Equipment expense                                 6,086             5,965             5,722             5,125           4,356
F.D.I.C. assessments                              2,081             3,790             3,645             3,327           2,838
Office supplies                                   1,189             1,108             1,115             1,051           1,024
Postage                                           1,313             1,160             1,187             1,143           1,189
Telecommunications expense                        1,817             1,775             1,425             1,292           1,285
Other expense                                     9,809            10,301             9,183             6,935           6,033
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL NON-INTEREST EXPENSE                   $66,580           $66,423           $61,668           $54,965         $51,638
-------------------------------------------------------------------------------------------------------------------------------
   OPERATING EFFICIENCY RATIO*                     61.6%             64.3%             61.7%             60.4%           64.6%
-------------------------------------------------------------------------------------------------------------------------------

*Total non-interest expense as a percent of net interest income (tax-equivalent basis) and total non-interest income.

INCOME TAXES

   The provision for income taxes was $12.3 million in 1995 and $11.4 million in 1994. Higher operating earnings were primarily responsible for the increase in income taxes. In 1994, income taxes of $11.4 million were greater than the 1993 amount of $11.2 million in spite of a reduction in operating earnings. Lower tax-exempt income and other factors affected the comparison.

FINANCIAL CONDITION

   The Corporation's financial condition is measured in terms of its asset and liability composition, asset quality, capital resources, and liquidity. Improved economic conditions in 1995 led to stronger asset growth, and the Corporation's total assets exceeded the $2 billion mark for the first time. Leading the asset growth, the loan portfolio increased 11 percent in 1995. Deposits, which are the Corporation's principal funding source, increased 6 percent in 1995. While the 1995 growth rate was stronger than the 1994 rate, it still reflected a trend for funds to migrate from deposits into other investment opportunities. Throughout 1995, as in prior years, capital levels were strong and liquidity measures were more than adequate.

   The Corporation is not engaged in investment strategies involving derivative financial instruments. Asset and liability management is conducted without the use of forward-based contracts, options, swap agreements, or other synthetic financial instruments derived from the value of an underlying asset, reference rate, or index. Off-balance sheet risks such as commitments to extend credit, letters of credit, and other items are discussed in Note 10 of the Notes to Consolidated Financial Statements.

ASSETS

   On December 31, 1995, total assets were $2.051 billion, or 7 percent higher than the year earlier total of $1.926 billion. Average total assets increased 4 percent in 1995 to $1.992 billion from $1.921 billion in 1994.

   LOAN PORTFOLIO. Loans, net of unearned income grew 11 percent to $1.220 billion on December 31, 1995 from $1.102 billion one year earlier. Average loans, net of unearned income also increased 11 percent in 1995 to $1.164 billion from $1.047 billion in 1994.


LOAN PORTFOLIO                                                           Table 7
(DOLLARS IN THOUSANDS)

December 31                                  1995                1994                 1993                1992               1991
----------------------------------------------------------------------------------------------------------------------------------
LOAN CLASSIFICATION:
  Commercial, financial, and agricultural   $  467,296         $  407,152           $  408,349           $388,314         $316,129
  Real estate--construction                     84,090            107,629               97,832            105,611           80,997
  Real estate--mortgage                        406,122            366,983              285,384            270,307          263,644
  Instalment                                   262,985            219,872              231,656            216,388          229,404
----------------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS                                 $1,220,493         $1,101,636           $1,023,221           $980,620         $890,174
----------------------------------------------------------------------------------------------------------------------------------


   Consumer, commercial, and mortgage loans contributed to the loan portfolio's growth in 1995. Consumer lending was the strongest in the indirect portion of the portfolio and in credit cards, which were a new addition to the portfolio in 1995. Indirect loans are loans to individuals to finance the purchase of certain goods or services, principally automobiles, which are originated through dealers or other vendors. The Corporation expanded the scope of this lending in 1994 and 1995 and will continue to do so in 1996. In December 1995, the Corporation began processing loans in conjunction with an agreement with a nationwide insurance company. This agreement, which relates to insurance agents in a significant portion of Virginia, will be a source of additional loan volume in 1996. At year-end 1995, indirect loans totaled $105 million, or 31 percent above the year earlier total of $80 million. Credit card balances added $9 million to the loan portfolio at year-end 1995. With marketing of credit cards restricted primarily to our own customer base, the growth in these balances in 1995 was an important addition to the loan portfolio.

   Commercial loans, which is the largest segment of the portfolio, increased 15 percent in 1995. This increase was attributable to improved economic activity in the various markets served by the Corporation and reflected continued success in a market niche important to the Corporation.

   Mortgage loans rose 11 percent to $406 million on December 31, 1995. This increase was attributable principally to adjustable rate mortgages which were popular in this rising interest rate environment.


REMAINING MATURITIES OF SELECTED LOANS                                Table 8
(IN THOUSANDS)
                                Commercial,
                              Financial, and         Real Estate--
December 31, 1995              Agricultural          Construction
---------------------------------------------------------------------

WITHIN 1 YEAR                   $119,372             $  42,360
---------------------------------------------------------------------

VARIABLE RATE:
  1 to 5 years                    93,979                12,480
  After 5 years                  140,574                12,624
---------------------------------------------------------------------
   TOTAL                         234,553                25,104
---------------------------------------------------------------------

FIXED RATE:
  1 to 5 years                    85,632                11,725
  After 5 years                   27,739                 4,901
---------------------------------------------------------------------
   TOTAL                         113,371                16,626
---------------------------------------------------------------------
   TOTAL MATURITIES             $467,296             $  84,090

---------------------------------------------------------------------

   Loan growth was strong throughout 1995. In spite of evidence that consumer debt levels were high, loan volume showed continued strength as the year drew to a close. A decline in interest rates near year-end should help to offset potential weakening in loan demand. In addition, the portions of the loan portfolio that had the strongest growth in 1995 were areas designated by the Corporation for emphasis. Indirect lending is expected to continue its growth from the addition of the insurance company arrangement and other dealers. Credit card balances are still increasing as card issuance and usage grows. Lending to small businesses is a niche market for the Corporation, and this segment of the portfolio should continue to benefit from business borrowers that migrate away from larger financial institutions. Although mortgage loan originations in 1996 may benefit from favorable interest rates and from continued pursuit of mortgage loan business by the Corporation, the growth rate of this segment of the loan portfolio may be less in 1996 than in 1995 if the market favors fixed rate mortgages as opposed to adjustable rate mortgages. The Corporation, in its efforts to control interest rate risk, generally sells in the secondary market most of the fixed rate mortgages that it originates. While these sales generate fee income, they do not add to the loan portfolio.




   On December 31, 1995, the Corporation had no concentration of loans in any one industry in excess of 10 percent of its loan portfolio. Because of the nature of the Corporation's market, loan collateral is predominantly real estate related. Thus, periodic weaknesses in real estate markets may have an adverse effect on collateral values and could lead to writedowns and loan losses. The Corporation carefully monitors its exposure to risk from construction and development loans, commercial real estate loans, and residential lending. The Corporation does not engage in foreign lending activities. Consequently, the loan portfolio is not exposed to risk from foreign credits.

   With respect to credit quality, the Corporation's past performance has been a source of financial strength. Net loan losses in 1995 were $3.3 million, or .29 percent of average loans, net of unearned income. In 1994, net loan losses were $1.7 million, or only .16 percent of average loans, net of unearned income. Loan losses rose in 1995 principally as the result of writedowns on two large credits.

   Loan loss expectations for 1996 are influenced by positive economic conditions, declining interest rates, and lower levels of problem assets combined with some concern about the level of consumer debt. Thus, it is expected that loan losses in 1996 would not be materially greater than those in 1995. However, unforeseen changes in borrowers' financial conditions could impact actual loan losses in 1996. The Corporation will continue its efforts to minimize future credit losses.



SUMMARY OF LOAN LOSS EXPERIENCE                                                                    Table 9
(Dollars in thousands)

Years Ended December 31                         1995            1994           1993          1992       1991
----------------------------------------------------------------------------------------------------------------
                                              $   13,754     $   13,864    $  13,057    $  10,894    $   9,647
ALLOWANCE AT BEGINNING OF YEAR

LOAN LOSSES:
  Commercial, financial, and agricultural          1,641            994          789          920        1,015
  Real estate - construction                       1,090            150            -           90          100
  Real estate - mortgage                             110            187          140          343          535
  Instalment                                       1,274          1,054          696        1,607        1,125
----------------------------------------------------------------------------------------------------------------
    TOTAL LOAN LOSSES                              4,115          2,385        1,625        2,960        2,775
----------------------------------------------------------------------------------------------------------------
RECOVERIES:
   Commercial, financial, and agricultural           169             67           59           58           53
   Real estate - construction                          2              4            6           47            -
   Real estate - mortgage                             38             75           72            9            -
   Instalment                                        564            529          261          263          228
----------------------------------------------------------------------------------------------------------------
    TOTAL RECOVERIES                                 773            675          398          377          281
----------------------------------------------------------------------------------------------------------------
NET LOAN LOSSES                                    3,342          1,710        1,227        2,583        2,494
INCREASE FROM ACQUISITIONS                             -              -          123          551            -
PROVISION CHARGED TO EXPENSE                       3,020          1,600        1,911        4,195        3,741
----------------------------------------------------------------------------------------------------------------
ALLOWANCE AT END OF YEAR                      $   13,432     $   13,754    $  13,864    $  13,057    $  10,894
----------------------------------------------------------------------------------------------------------------
LOANS, NET OF UNEARNED INCOME:
  Outstanding at year-end                     $1,220,421     $1,101,500    $1,022,911   $ 979,365    $ 889,540
  Average                                      1,164,324      1,047,206     1,006,262     908,397      879,236

RATIOS:
  Net loan losses to average loans                  0.29%          0.16%         0.12%       0.28%        0.28%
  Allowance to year-end loans                       1.10%          1.25%         1.36%       1.33%        1.22%
  Allowance to net loan losses                      4.02X          8.04X        11.30X       5.05X        4.37X
  Provision to net loan losses                      0.90X          0.94X         1.56X       1.62X        1.50X
  Provision to average loans                        0.26%          0.15%         0.19%       0.46%        0.43%
  Recoveries to loan losses                        18.78%         28.30%        24.49%      12.74%       10.13%
----------------------------------------------------------------------------------------------------------------

   Risk elements associated with the loan portfolio are presented in Table 10. Excluding foreclosed properties, identified risk elements on December 31, 1995 totaled $9.0 million, or .74 percent of loans, net of unearned income. At December 31, 1994, the total was $9.7 million, or .88 percent of loans, net of unearned income. Foreclosed properties at December 31, 1995, were $4.1 million compared with the year earlier total of $5.9 million. Foreclosed properties are reported net of writedowns at the lower of cost or estimated net realizable value. At December 31, 1995, total risk elements represented 1.1 percent of loans, net of unearned income plus foreclosed properties and .64 percent of total assets. These ratios at the end of 1994 were 1.4 percent and .81 percent, respectively. At year-end 1995, the Corporation identified an additional $2.4 million in loans that pose some uncertainty over the borrowers' ability to comply with loan repayment terms.

   With regard to the non-accrual loans identified in Table 10, the amounts classified in this category represent loan balances on which the accrual of interest has been discontinued. The largest exposure to a single borrower in this group of loans at year-end 1995 was $1.2 million. Only 9 other loans had balances greater than $200 thousand. Loans are placed in a non-accrual status when collection of principal or interest is legally barred or when management determines that collection of interest cannot be assured in light of the financial condition of the borrower and the circumstances surrounding the loan. The Corporation's subsidiary bank is in substantial compliance with regulatory policy that requires accrual of interest to be discontinued when principal or interest is past due for 90 days or more unless the loan is well secured and in the process of collection. Because of the historical experience of net loan losses, the ratio of risk elements to loans outstanding, and the overall quality of the loan portfolio, management has been able to evaluate each individual loan situation of any appreciable magnitude and its potential for collection prior to classifying any loan as non-accrual.

   Included in the $4.1 million total of foreclosed properties at December 31, 1995, were 16 parcels of real estate. The highest carrying value of a single property was $906 thousand. Only 4 other parcels included in foreclosed properties at year-end 1995 had carrying values above $200 thousand.




RISK ELEMENTS                                                                                                        Table 10
(DOLLARS IN THOUSANDS)

Book Value December 31                                   1995           1994           1993            1992            1991
------------------------------------------------------------------------------------------------------------------------------
LOANS:
 Non-accrual                                            $ 6,009        $ 6,996        $ 9,174          $10,448        $12,773
 Troubled debt restructurings                               250             -               -                -              -
 Past due principal and/or interest for 90 days or more   2,753          2,713          5,453            3,545          3,915
------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                               $ 9,012        $ 9,709        $14,627          $13,993        $16,688
------------------------------------------------------------------------------------------------------------------------------

AS A PERCENT OF:
 Loans, net of unearned income                              .74%           .88%          1.43%            1.43%          1.88%
 Total assets                                               .44%           .50%           .75%             .76%          1.00%
 Allowance for loan losses                                67.09%         70.59%        105.50%          107.17%        153.19%

FORECLOSED PROPERTIES                                   $ 4,093        $ 5,919        $ 8,831          $11,770        $ 9,018
------------------------------------------------------------------------------------------------------------------------------
    TOTAL RISK ELEMENTS                                 $13,105        $15,628        $23,458          $25,763        $25,706
------------------------------------------------------------------------------------------------------------------------------

AS A PERCENT OF:
  Loans, net of unearned income
   plus foreclosed properties                              1.07%          1.41%          2.27%            2.60%          2.86%
  Total assets                                              .64%           .81%          1.21%            1.40%          1.54%
------------------------------------------------------------------------------------------------------------------------------


For the years ended December 31, 1995, 1994, and 1993, gross interest income in the amount of $632,000, $462,000 and $863,000, respectively, would have been recorded on loans reported as non-accrual if the loans had been current in accordance with their original terms and conditions. The amount of interest income on those loans that was included in net interest income amounted to $49,000, $66,000 and $754,000 in 1995, 1994, and 1993, respectively. At December
31, 1995, the Corporation identified additional loans totaling $2,399,000 that pose some uncertainty over the borrowers' ability to comply with the loan repayment terms. Investment securities also may pose credit risks. On December 31, 1995, all investment securities were performing according to terms.

   The Corporation maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. Table 11 shows an allocation among loan categories based upon an analysis of the portfolio's composition, historical loan loss experience, and other relevant factors. In determining the adequacy of the allowance for loan losses, management considers the size and composition of the loan portfolio, historical loss experience, economic conditions, the value and adequacy of collateral and guarantors, and the current level of the allowance. In addition, consideration is given to potential losses associated with non-accrual loans and loans that are deemed potential problems.

   At December 31, 1995,  the  allowance for loan losses was $13.4  million,  or
1.10 percent of loans, net of unearned income. A year earlier, the allowance was $13.8 million, or 1.25 percent of loans, net of unearned income. At its year-end 1995 level, the allowance for loan losses exceeded the sum of net loan losses over the previous five years. At that level, management believes that the allowance is adequate, subject to unforeseen economic changes or unexpected regulatory developments.





ALLOWANCE FOR LOAN LOSSES
(DOLLARS IN THOUSANDS)                                                                                 Table 11

December 31                                          1995                   1994                    1993
                                           ----------------------  ------------------------ ------------------------

                                                     Percent of              Percent of               Percent of
                                                      Loans to                Loans to                 Loans to
                                            Amount  Total Loans      Amount  Total Loans      Amount  Total Loans
--------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
  Commercial, financial, and agricultural  $ 7,871    38.3%       $ 8,447     36.9%          $ 6,499     39.9%
  Real estate--construction                    137     6.9            156      9.8               687      9.6
  Real estate--mortgage                        732    33.3            514     33.3               385     27.9
  Instalment                                 2,202    21.5          2,227     20.0             3,598     22.6
  Unallocated                                2,490       -          2,410        -             2,695        -
--------------------------------------------------------------------------------------------------------------------
    TOTAL ALLOWANCE FOR LOAN LOSSES        $13,432   100.0%       $13,754    100.0%          $13,864    100.0%
--------------------------------------------------------------------------------------------------------------------


                                                  1992                      1991
                                            ----------------------  --------------------

                                                       Percent of            Percent of
                                                        Loans to               Loans to
                                             Amount   Total Loans    Amount  Total Loans
                                           ----------------------------------------------
ALLOWANCE FOR LOAN LOSSES:
  Commercial, financial, and agricultural  $ 6,958      39.6%         $ 6,618      35.5%
  Real estate--construction                    753      10.8              742       9.1
  Real estate--mortgage                        437      27.5              468      29.6
  Instalment                                 2,558      22.1            1,782      25.8
  Unallocated                                2,351         -            1,284         -
-----------------------------------------------------------------------------------------
    TOTAL ALLOWANCE FOR LOAN LOSSES        $13,057     100.0%         $10,894     100.0%
-----------------------------------------------------------------------------------------

   INVESTMENT SECURITIES. Investment securities represent the second largest component of earning assets. In accordance with Statement of Financial Accounting Standards No. 115, securities held in the investment portfolio are classified as Held to Maturity or Available for Sale. The Corporation has no Trading Securities. Held to Maturity Securities are reported at amortized cost in the Corporation's consolidated financial statements. Available for Sale securities are reported at fair value. Unrealized gains or losses on these securities are reported as a separate component of shareholders' equity, net of tax effects, and are excluded from earnings until realized.



INVESTMENT SECURITIES                                                                                            Table 12
(DOLLARS IN THOUSANDS)

December 31, 1995                                                After 1 but       After 5 but
AVAILABLE FOR SALE:                              Within            Within            Within            After
                                                 1 Year            5 Years          10 Years         10 Years          Total
------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities:
  Amortized Cost                                $ 30,290           $150,188         $      -         $      -        $180,478
  Fair Value                                      30,525            154,456                -                -         184,981
  Yield                                             6.54%              6.31%               -                -            6.35%
------------------------------------------------------------------------------------------------------------------------------
U.S. Government Agencies:
  Amortized Cost                                $  2,747           $      -         $      -         $      -        $  2,747
  Fair Value                                       2,710                  -                -                -           2,710
  Yield                                             4.40%                 -                -                -            4.40%
------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed Securities:
  Amortized Cost                                $      -           $      -         $    501         $    477        $    978
  Fair Value                                           -                  -              493              485             978
  Yield                                                -                  -             5.13%            4.80%           4.97%
------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities--Available for Sale:
  Amortized Cost                                $ 33,037           $150,188         $    501         $    477        $184,203
  Fair Value                                      33,235            154,456              493              485         188,669
  Yield                                             6.49%              6.31%            5.13%            4.80%           6.30%
------------------------------------------------------------------------------------------------------------------------------

HELD TO MATURITY:
------------------------------------------------------------------------------------------------------------------------------

U.S. Treasury Securities:
  Amortized Cost                                $    972           $      -         $      -         $      -        $    972
  Fair Value                                         995                  -                -                -             995
  Yield                                             5.50%                 -                -                -            5.50%
------------------------------------------------------------------------------------------------------------------------------
U.S. Government Agencies:
  Amortized Cost                                $ 57,526           $186,851         $      -         $      -        $244,377
  Fair Value                                      57,918            189,075                -                -         246,993
  Yield                                             7.35%              6.09%               -                -            6.39%
------------------------------------------------------------------------------------------------------------------------------
State and Political Subdivision Securities:
  Amortized Cost                                $  8,958           $ 10,402         $  2,035         $  2,407        $23,802
  Fair Value                                       9,003             10,716            2,182            2,524         24,425
  Yield                                             6.19%              7.19%            8.49%            8.32%          7.05%
------------------------------------------------------------------------------------------------------------------------------
Corporate Debt Securities:
  Amortized Cost                                $ 57,190           $123,130         $      -         $      -        $180,320
  Fair Value                                      57,124            124,785                -                -         181,909
  Yield                                             5.34%              6.60%               -                -            6.19%
------------------------------------------------------------------------------------------------------------------------------
Other Securities:
  Amortized Cost                                $      -           $      -         $      -         $  5,038        $  5,038
  Fair Value                                           -                  -                -            5,038           5,038
  Yield                                                -                  -                -             6.00%           6.00%
------------------------------------------------------------------------------------------------------------------------------
Total Investment Securities--Held to Maturity:
  Amortized Cost                                $124,646           $320,383         $  2,035         $  7,445        $454,509
  Fair Value                                     125,040            324,576            2,182            7,562         459,360
  Yield                                             6.32%              6.32%            8.49%            6.77%           6.33%
------------------------------------------------------------------------------------------------------------------------------


   At December 31, 1995, the combined reported value of investment securities was $643 million compared with the year earlier total of $639 million. Available for Sale securities increased to $189 million on December 31, 1995 from $171 million at year-end 1994. Held to Maturity securities decreased to $455 million on December 31, 1995 from the year earlier total of $468 million.

   Approximately $10 million of the change in securities Available for Sale was attributable to changes in market valuations of the securities. In 1995, the fair value adjustment of the amortized cost of the securities reflected an unrealized gain of $4.5 million. In 1994 this adjustment resulted in an unrealized loss of $5.7 million. The unrealized gain in 1995 resulted from a declining interest rate environment resulting in the securities held as Available for Sale carrying yields higher than current market yields for comparable securities. Conversely, at year-end 1994, market rates of interest were higher than yields in the portfolio, thus reducing the fair value of the securities Available for Sale. In the event the Corporation needs to sell securities classified as Available for Sale, gains or losses on such sales would be reflected in the Corporation's consolidated statement of income.

On December 31, 1995, the weighted average yield of the Held to Maturity portfolio was 6.33 percent. The weighted average yield of Available for Sale securities was 6.30 percent. The market value of securities Held to Maturity was
101.1 percent of its book value at year-end 1995 compared with 97.3 percent on December 31, 1994. Additional information regarding investment securities can be found in Table 12 and Note 3 of the Notes to Consolidated Financial Statements. Quality ratings of the Corporation's corporate debt securities appear in Table
13. With the exception of securities issued by the U.S. Government, the Corporation held no concentration of 10 percent or greater of its shareholders' equity in securities of any single issuer at December 31, 1995.


CORPORATE DEBT BY QUALITY RATING                                Table 13
(DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------
                                               Book
December 31, 1995                              Value              Percent
--------------------------------------------------------------------------

MOODY'S RATING
  Aaa                                       $ 13,056              7.3%
  Aa1                                          9,454              5.3
  Aa2                                          9,988              5.5
  Aa3                                          4,948              2.7
  A1                                          75,520             41.9
  A2                                          50,541             28.0
  A3                                           5,658              3.1
  BAA1                                        11,056              6.1
  NR                                              99               .1
--------------------------------------------------------------------------------
   TOTAL                                    $180,320            100.0%
--------------------------------------------------------------------------------

Money Market Investments. At year-end 1995, the Corporation had $15 million in short-term money market investments. One year earlier, the Corporation had no short-term money market investments. In 1995 these instruments averaged $11 million compared with the 1994 average of $25 million. The average declined in 1995 as funds were used for loan growth.

Liabilities

   The Corporation relies almost exclusively on core deposits to fund its earning assets.

   Deposits. Total deposits on December 31, 1995 were $1.793 billion, or 6 percent above the year earlier total of $1.689 billion. Average total deposits in 1995 of $1.735 billion were 3 percent above the 1994 average of $1.689 billion. The stronger growth rate in the year-end balances compared with average balances reflected stronger growth in the second half of 1995. However, deposit totals continued to be affected in 1995 by the movement of funds into alternative investment instruments.

   Non-interest bearing demand deposits were 6 percent higher at December 31, 1995, at $287 million compared with the year-end 1994 total of $271 million. Interest-bearing deposits also increased 6 percent to $1.506 billion at year-end 1995 from the year earlier total of $1.417 billion. Most of the growth in interest-bearing deposits occurred in other time deposits, which are principally consumer certificates of deposits less than $100 thousand. Total balances in these accounts increased 18 percent in 1995 to $605 million. Contributing to this increase was a special deposit promotion early in 1995 designed to attract and retain deposits. Also contributing to the increase in interest-bearing deposits were interest checking accounts, which increased 3 percent at year-end 1995 compared with the year earlier total. Regular savings accounts and money market deposit accounts decreased 10 percent and 4 percent, respectively, in comparisons between year-end 1995 and 1994. Customers moved funds from these accounts to other deposits or investments bearing higher returns. Balances in certificates of deposit of $100 thousand and over increased to $94 million at year-end 1995 from the year earlier total of $73 million due in part to the promotional interest rates offered in the second quarter.


CERTIFICATES OF DEPOSIT $100,000 AND OVER                             Table  14
(IN THOUSANDS)

December 31, 1995                                                        Amount
--------------------------------------------------------------------------------

REMAINING MATURITIES:
  Within 3 months                                                      $53,292
  3 to 6 months                                                         12,220
  6 to 12 months                                                         9,867
  After 12 months                                                       18,341
--------------------------------------------------------------------------------
   TOTAL                                                               $93,720
--------------------------------------------------------------------------------

   Debt. Short-term borrowings totaled $16 million at year-end 1995 and 1994. These borrowings include federal funds purchased, securities sold under agreements to repurchase, and other borrowings. Total short-term borrowings averaged $25 million in 1995 and $15 million in 1994. Table 15 summarizes the Corporation's position with respect to federal funds purchased and securities sold under agreements to repurchase. Long-term debt totaled $15 thousand at year-end 1995 compared with the year earlier total of $19 thousand.



SHORT-TERM BORROWINGS                                               Table  15
(DOLLARS IN THOUSANDS)

                                                                1995                      1994                     1993
                                                         -------------------       -------------------      -----------------
                                                                    Interest                  Interest               Interest
                                                          Balance     Rate         Balance      Rate         Balance    Rate
------------------------------------------------------------------------------------------------------------------------------

FEDERAL FUNDS PURCHASED AND SECURITIES
  SOLD UNDER AGREEMENTS TO REPURCHASE
   Outstanding at year-end                               $16,118      3.13%        $16,479     3.69%         $53,832    2.79%
   Average outstanding for the year                       18,568      4.57          14,845     3.21           14,876    1.94
   Maximum outstanding at any month-end                   46,878         -          42,501        -           53,832       -

------------------------------------------------------------------------------------------------------------------------------

Capital Resources

Total shareholders' equity of $227 million at year-end was 10 percent above the year earlier total of $207 million. Shareholders' equity averaged $217 million in 1995, 6 percent above the 1994 average of $205 million. Average shareholders' equity as a percent of average total assets was 10.9 percent in 1995 and 10.7 percent in 1994.

The Federal Reserve mandates minimum capital requirements for bank holding companies. The Federal Reserve applied a risk based capital measure to determine capital adequacy. Under this system all balance sheet assets are assigned a certain risk category with a prescribed weight. Off-balance sheet items, such as loan commitments and letters of credit, also are classified by risk with duly assigned weights. The sum of the balance sheet and off-balance sheet amounts multiplied by their respective risk weight factors must then meet a required minimum capital test. Tier I Capital is defined as shareholders' equity minus certain intangible assets. Tier 2 Capital includes a certain amount of the allowance for loan losses. At December 31, 1995, the minimum Tier I ratio was 4 percent and the minimum required Total Capital (Tier 1 plus Tier 2) ratio was 8 percent. The Corporation's Tier 1 ratio of 15.30 percent and its Total Capital
Ratio of 16.26 percent were well in excess of minimum requirements. The Federal
Reserve also utilizes a Tier 1 leverage ratio in conjunction with its risk based capital standard. This ratio measures Tier 1 Capital as a percent of total average assets less intangible assets. The minimum leverage ratio is 3 percent.
At December 31, 1995, the Corporation's Tier 1 leverage ratio was 10.59 percent.
The Comptroller of the Currency has adopted similar requirements that affect the Corporation's bank subsidiary. The bank subsidiary also exceeds all minimum requirements.

RISK-BASED CAPITAL                  Table 16
(IN THOUSANDS)

December 31                               1995            1994         1993
-------------------------------------------------------------------------------

TIER 1 CAPITAL:
  Shareholders' equity *               $  223,637     $  210,244    $  196,434
  Less intangible assets                    9,046          7,471         6,115
--------------------------------------------------------------------------------
   Total Tier 1 capital                   214,591        202,773       190,319
--------------------------------------------------------------------------------

TIER 2 CAPITAL:
  Allowable allowance for loan losses      13,432         13,754        13,864
--------------------------------------------------------------------------------
   Total Tier 2 capital                    13,432         13,754        13,864
--------------------------------------------------------------------------------
   TOTAL CAPITAL                       $  228,023     $  216,527    $  204,183

Risk-weighted assets                   $1,402,735     $1,340,091    $1,281,028
Tangible quarterly average assets       2,026,619      1,914,722     1,892,496

RISK-BASED CAPITAL RATIOS:
  Tier 1 capital                            15.30%         15.13%        14.86%
  Total capital                             16.26%         16.16%        15.94%
  Tier 1 leverage                           10.59%         10.59%        10.06%


* Exclusive of net unrealized gains and losses on securities available for sale, as prescribed by regulatory guidelines.

From time to time, the Corporation purchases shares of its own common stock from shareholders and from brokers and dealers. In 1995, the Corporation purchased
67,048 shares at a cost of $1.4 million. In 1994, the Corporation purchased
72,500 shares at a cost of $1.4 million. The volume of share repurchases is determined by the financial advantage to the Corporation. Purchases are made in accordance with applicable securities laws, regulations, and internal policy considerations.

The Corporation's common stock is traded in the National Market System of the NASDAQ Stock Market under the trading symbol JBNK. Table 17 presents the market prices and dividends of the Corporation's common stock for each quarter in 1995 and 1994. On December 31, 1995, the book value of a share of common stock was $14.92, or 10 percent higher than $13.62 on December 31, 1994.



COMMON STOCK PERFORMANCE AND DIVIDENDS                                 Table 17

                                                         Common Stock Price
                                          ----------------------------------------------
                                                 1995                       1994               Dividends Declared
                                          -----------------          ------------------        ------------------

                                           High        Low             High        Low           1995       1994
--------------------------------------------------------------------------------------------------------------------
First Quarter                             $20.75     $19.13          $22.75     $18.50          $.19       $.17
Second Quarter                             22.13      19.13           23.13      18.50           .19        .17
Third Quarter                              23.50      21.00           23.25      20.75           .19        .17
Fourth Quarter                             23.50      20.13           21.13      17.13           .19        .17
--------------------------------------------------------------------------------------------------------------------
  YEARS ENDED DECEMBER 31                 $23.50     $19.13          $23.25     $17.13          $.76       $.68
--------------------------------------------------------------------------------------------------------------------

Jefferson Bankshares' common stock is traded in the National Market System of the Nasdaq Stock Market in which Jefferson Bankshares' symbol is JBNK. Dividend restrictions and other matters are discussed in Notes 9 and 12 of the Notes to Consolidated Financial Statements. On January 13, 1996, there were approximately 8,631 shareholders of record.

Liquidity

   Liquidity in a banking company measures the ability to provide funds for customers' demands for loans and deposit withdrawals without impairing profitability. To meet these needs, the Corportaion maintains cash reserves and readily marketable investments in addition to funds provided from loan repayments and maturing securities. Funds also can be obtained through increasing deposits or short-term borrowings and through the bank's borrowing privileges as the Federal Reserve.

   A related concern of liquidity management is interest rate sensitivity. Changes in interest rates may affect both funding requirements as well as the relative liquidity of certain assets. Prudent balance sheet management requires continual protection against any unanticipated or significant changes in the level of market interest rates. Stable levels of net interest income should be maintained in a changing environment by ensuring that interest rate risk is kept at an acceptable level. Accordingly, the Corporation has developed guidelines that stipulate that annual net interest income should not be reduced by more than 10 percent as the result of a sudden 200 basis point upward or downward movement in interest rates.

   Management uses a variety of interst sensitivity, or "gap", reports to summarize the Corporation's ability to reprice its interest-sensitive assets and liabilities over various time intervals. As asset-sensitive, or positive, gap implies that assets will reprice faster than liabilities. In an increasing interest rate environment, net interest income would be positively affected. Conversely, a liability-sensitive, or negative gap implies that liabilities will reprice faster than assets and, thus, that net interest income would be positively affected by decreasing interest rates. As shown in Table 18, at December 31, 1995 Jefferson Bankshares was positively gapped $58.7 million over the next twelve months. This amount was well within the approved exposure limits of interest sensitive assets to interest sensitive liabilities of 1.25 to 1 and
 .75 to 1.

In addition to gap analysis, management also uses simulation modeling to forecast future balance sheet movements using various interest rate scenarios. By studying the effects on net interest income of rising, falling, and most-likely interest rate scenarios, the Corporation can position itself to take advantage of anticipated interest rate movements. It also can protect itself better against any unexpected interest rate movements by fully understanding the dynamic nature of its balance sheet components.



INTEREST SENSITIVITY ANALYSIS*                                       Table 18
(IN THOUSANDS)
                                                           Over 3         Over 6                        Over 1
                                                           Months         Months          Total        Year and
                                          3 Months         Through        Through        Within           Not
December 31, 1995                          or Less        6 Months       12 Months       1 Year       Classified       Total
----------------------------------------------------------------------------------------------------------------------------------

EARNING ASSETS
  Loans--net                               $542,316       $ 30,955       $163,240       $736,511       $483,910       $1,220,421
  Investment securities:
   Available for sale                         8,182              -         25,053         33,235        155,434          188,669
   Held to maturity                          29,780         38,939         55,927        124,646        329,863          454,509
  Money market investments                   15,000              -              -         15,000              -           15,000
----------------------------------------------------------------------------------------------------------------------------------
   TOTAL EARNING ASSETS                     595,278         69,894        244,220        909,392        969,207        1,878,599
----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES
  Money market deposit accounts             322,889              -              -        322,889              -          322,889
  Certificates of deposit $100,000 and over  53,292         12,220          9,867         75,379         18,341           93,720
  All other time deposits                   252,194         98,024         86,063        436,281        652,820        1,089,101
  Short-term borrowings                      16,118              -              -         16,118              -           16,118
  Long-term debt                                 15              -              -             15              -               15
----------------------------------------------------------------------------------------------------------------------------------
   TOTAL INTEREST-BEARING LIABILITIES       644,508        110,244         95,930        850,682        671,161        1,521,843
----------------------------------------------------------------------------------------------------------------------------------
NET NON-INTEREST-BEARING LIABILITIES              -              -              -              -        356,756          356,756
---------------------------------------------------------------------------------------------------------------------------------

INTEREST SENSITIVITY GAP

  ASSET SENSITIVE (LIABILITY SENSITIVE)    $(49,230)      $(40,350)      $148,290       $ 58,710       $(58,710)      $        -
----------------------------------------------------------------------------------------------------------------------------------
  CUMULATIVE GAP                           $(49,230)      $(89,580)      $ 58,710       $ 58,710       $      -       $        -
----------------------------------------------------------------------------------------------------------------------------------

* Remaining maturity if fixed rate; earliest possible repricing interval if floating rate.

Jefferson Bankshares uses traditional, on-balance sheet means for limiting interest rate risk. Through aggressive pricing and/or marketing strategies, the Corporation is able to emphasize fixed or variable rate assets and liabilities to position the balance sheet in accordance with management's strategies and tolerance for interest rate risk.

Accounting Rule Changes

   In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Statement, which was effective for years beginning after December 15, 1993, addresses the accounting for investments in certain equity and all debt securities. Under this Statement, investments are to be classified into three categories: Held to Maturity; Trading Securities; and Available for Sale Securities.

   The Corporation adopted this Statement in the first quarter of 1994. Although the Corporation has the intent and ability to hold its investment securities until maturity, certain securities were placed in the category Available for Sale for potential liquidity purposes. In accordance with SFAS 115, these securities are reported at fair value in the Corporation's Consolidated Financial Statements, and the net unrealized gains and losses have been excluded from earnings and reported as a separate component of shareholders' equity, net of tax effects. At the beginning of 1994, the adjustment, net of tax effects, was $5.1 million of unrealized gains. As interest rates rose throughout 1994, the fair value of the Available for Sale securities decreased and resulted in an unrealized loss, net of tax effects, of $3.7 million as of December 31, 1994. The declining interest rate environment in 1995 caused the Available for Sale securities to reflect an unrealized gain, net of tax effects, of $2.9 million as of December 31, 1995.

   On January 1, 1995, the Corporation adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. The Statement requires impaired loans to be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Management's evaluation of the adequacy of the allowance is based on a review of the Corporation's historical loss experience, known and inherent risks in the loan portfolio, charge-offs, and the level and trend of interest rates. In reviewing the effects of implementing this Statement, management deemed the allowance for loan losses to be adequate, and no additional provision results from the implementation of the Statement.

   In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt SFAS 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

   In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, which requires capitalization of the cost of mortgage servicing rights. The Corporation does not service loans that are applicable under this Statement and, accordingly, this Statement will have no impact on the Corporation.

   In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which establishes a new fair value method of accounting for stock-based compensation arrangements with employees. The Statement does not require an entity to adopt the new method. As discussed in Note 9 of the Notes to Consolidated Financial Statements, the Corporation has two incentive stock option plans covered by the provisions of this Statement. The Corporation will elect not to adopt the new method of accounting and will continue to follow the provisions of APB Opinion No. 25.


CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)


December 31                                                                              1995             1994
-------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks (Note 10)                                                   $    88,028        $  100,809
Federal funds sold and other money market investments                                    15,000                 -
Investment securities (Note 3):
   Available for sale (cost of $184,203 in 1995 and $176,493 in 1994))                  188,669           170,815
   Held to maturity (fair value of $459,360 in 1995
     and $455,080 in 1994)                                                              454,509           467,733

Loans (Note 4)                                                                        1,220,493         1,101,636
   Less: Unearned income                                                                    (72)             (136)
        Allowance for loan losses (Note 5)                                              (13,432)          (13,754)
-------------------------------------------------------------------------------------------------------------------
      Net loans                                                                       1,206,989         1,087,746
-------------------------------------------------------------------------------------------------------------------
Premises and equipment, net (Note 7)                                                     52,310            51,185
Other assets                                                                             45,683            47,662
-------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                                                                  $ 2,051,188        $1,925,950
-------------------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits (Notes 2 and 3):
   Demand                                                                           $   287,489        $  271,447
   Interest checking                                                                    306,753           298,471
   Regular savings                                                                      177,217           196,524
   Money market deposit accounts                                                        322,889           336,860
   Certificates of deposit $100,000 and over                                             93,720            72,511
   Other time deposits                                                                  605,131           513,059
-------------------------------------------------------------------------------------------------------------------
     Total deposits                                                                   1,793,199         1,688,872
Federal funds purchased and securities
  sold under agreements to repurchase                                                    16,118            16,479
Other liabilities                                                                        15,316            14,027
Long-term debt                                                                               15                19
-------------------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                                                                1,824,648         1,719,397
-------------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred stock of $10.00 par value. Authorized
  1,000,000 shares; issued none                                                               -                 -
Common stock of $2.50 par value. Authorized 32,000,000 shares;
  issued and outstanding 15,182,235 shares
  in 1995 and 15,170,250 shares in 1994                                                  37,956            37,926
Capital surplus                                                                          47,623            46,332
Retained earnings                                                                       138,058           125,986
Unrealized gains (losses) on securities available for sale, net (Note 3)                  2,903            (3,691)
-------------------------------------------------------------------------------------------------------------------
     TOTAL SHAREHOLDERS' EQUITY (Notes 2, 8, 9, and 12)                                 226,540           206,553
-------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 7 and 10)
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                     $ 2,051,188        $1,925,950
-------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements


CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)


Years Ended December 31                                            1995          1994          1993
-------------------------------------------------------------------------------------------------------

INTEREST INCOME
Interest and fees on loans                                      $ 104,607       $ 84,427      $ 80,941
Income on investment securities:
   Available for sale                                              11,374         11,582             -
   Held to maturity                                                29,709         32,335        46,811
Other interest income                                                 683          1,152         1,170
-------------------------------------------------------------------------------------------------------
      TOTAL INTEREST INCOME                                       146,373        129,496       128,922
-------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Interest-checking                                                   6,594          6,799         7,186
Regular savings                                                     4,864          5,368         4,942
Money market deposit accounts                                      11,816          9,706        10,184
Certificates of deposit $100,000 and over                           4,566          2,842         2,850
Other time deposits                                                29,583         20,208        22,144
Short-term borrowings                                               1,220            441           429
Long-term debt                                                          1             29            85
-------------------------------------------------------------------------------------------------------
      TOTAL INTEREST EXPENSE                                       58,644         45,393        47,820
-------------------------------------------------------------------------------------------------------

      NET INTEREST INCOME                                          87,729         84,103        81,102
Provision for loan losses (Note 5)                                  3,020          1,600         1,911
-------------------------------------------------------------------------------------------------------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          84,709         82,503        79,191
-------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME
Trust income                                                        4,500          3,944         4,037
Service charges on deposit accounts                                 9,155          8,702         8,475
Investment securities gains (losses), net (Note 3)                   (103)         1,166            88
Mortgage loan sales income                                            275            681         1,932
Other income (Note 9)                                               5,192          3,417         2,713
-------------------------------------------------------------------------------------------------------
      TOTAL NON-INTEREST INCOME                                    19,019         17,910        17,245
-------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE
Salaries and employee benefits (Note 9)                            39,222         37,261        34,651
Occupancy expense, net                                              5,063          5,063         4,740
Equipment expense                                                   6,086          5,965         5,722
F.D.I.C. assessments                                                2,081          3,790         3,645
Other expense                                                      14,128         14,344        12,910
-------------------------------------------------------------------------------------------------------
      TOTAL NON-INTEREST EXPENSE                                   66,580         66,423        61,668
-------------------------------------------------------------------------------------------------------
      INCOME BEFORE INCOME TAXES                                   37,148         33,990        34,768
Provision for income tax expense (Note 6)                          12,285         11,390        11,183
-------------------------------------------------------------------------------------------------------

NET INCOME                                                      $  24,863       $ 22,600      $ 23,585
-------------------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE (Note 8)                            $    1.64       $   1.49      $   1.57
-------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                      Common Stock
                                                      ------------                               Unrealized Gains
                                                                          Capital    Retained  (Losses) on Securities
                                                   Shares      Amount     Surplus    Earnings  Available for Sale, Net   Total
----------------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1992                         7,476,652   $19,068    $41,388    $119,567        $                  $180,023

Net income, 1993                                                                      23,585                             23,585
Cash dividends declared ($.62 per share)                                              (9,034)                            (9,034)
Acquisition of common stock                         (53,618)     (134)                  (934)                            (1,068)
Two-for-one stock split                           7,521,788    18,428                (18,428)                                 -
Issuance of common stock for
  dividend reinvestment plan                         85,755       214      1,625                                          1,839
Issuance of common stock for
  incentive stock plan (Note 9)                      15,607        39        216                                            255
Issuance of common stock for acquisition of
  People's Bank of Virginia Beach (Note 2)           34,608        87        756                                            843
Cash paid in lieu of fractional shares (Note 2)        (239)       (1)        (8)                                            (9)
----------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1993                        15,080,553    37,701     43,977     114,756                            196,434

Adjustment to beginning balance for change in
  accounting principle, net (Note 3)                                                                 5,072                5,072
Net income, 1994                                                                      22,600                             22,600
Cash dividends declared ($.68 per share)                                             (10,135)                           (10,135)
Acquisition of common stock                         (72,500)     (181)                (1,235)                            (1,416)
Issuance of common stock for
  dividend reinvestment plan                        124,912       313      2,075                                          2,388
Issuance of common stock for
  stock options (Note 9)                             37,285        93        280                                            373
Change in unrealized gains (losses)
  on securities available for sale, net (Note 3)                                                    (8,763)              (8,763)
----------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1994                        15,170,250    37,926     46,332     125,986        (3,691)             206,553

Net income, 1995                                                                      24,863                             24,863
Cash dividends declared ($.76 per share)                                             (11,536)                           (11,536)
Acquisition of common stock                         (67,048)     (168)                (1,255)                            (1,423)
Issuance of common stock for
  dividend reinvestment plan                          7,256        18        131                                            149
Issuance of common stock for
  incentive stock plan (Note 9)                      27,820        70        315                                            385
Issuance of common stock under the
  Deferred Compensation and Stock
  Purchase Plan for Non-Employee
  Directors (Note 8)                                 43,957       110        845                                            955
Change in unrealized gains (losses)
  on securities available for sale, net (Note 3)                                                     6,594                6,594
----------------------------------------------------------------------------------------------------------------------------------

BALANCE DECEMBER 31, 1995                        15,182,235   $37,956    $47,623    $138,058        $2,903             $226,540
----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements


CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

Years Ended December 31                                                              1995           1994            1993
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                        $  24,863      $  22,600       $  23,585
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
   Depreciation and amortization                                                      6,490          5,975           5,752
   Accretion and amortization                                                         4,145          5,187           4,163
   Provision for loan losses                                                          3,020          1,600           1,911
   (Increase) decrease in deferred tax benefit                                         (166)        (3,069)            430
   Investment securities (gains) losses, net (Note 3)                                   103         (1,166)            (88)
   (Gains) losses on sales of premises and equipment, net                              (247)          (173)             25
   (Increase) decrease in interest receivable                                          (537)          (376)            581
   Increase (decrease) in taxes payable                                                (306)           106            (925)
   Increase (decrease) in interest payable                                            1,418             91            (521)
   (Increase) decrease in loans held for resale, net                                 (1,921)         6,149             527
   Other, net                                                                          (146)         2,656             858
---------------------------------------------------------------------------------------------------------------------------
     Total adjustments                                                               11,853         16,980          12,713
---------------------------------------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES                                       36,716         39,580          36,298

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities of investment securities held to maturity               123,904        153,889         159,657
   Proceeds from sales and calls of investment securities held to maturity (Note 3)     148          4,838          13,211
   Purchases of investment securities held to maturity                             (114,127)      (118,746)       (225,118)
   Proceeds from maturities of securities available for sale                         37,700         19,450               -
   Proceeds from sales of securities available for sale (Note 3)                     11,347         44,346               -
   Purchases of securities available for sale                                       (57,707)       (35,407)              -
   Net increase in loans                                                           (121,504)       (87,751)        (37,639)
   Business combinations, net of cash (Note 2)                                       31,369         21,130           1,212
   Proceeds from sales of premises and equipment                                      1,003            208              44
   Proceeds from sales of foreclosed properties                                       2,694          2,732           3,145
   Purchases of premises and equipment                                               (7,647)        (8,772)         (3,635)
---------------------------------------------------------------------------------------------------------------------------
     NET CASH USED IN INVESTING ACTIVITIES                                          (92,820)        (4,083)        (89,123)
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                               69,815        (12,076)         28,299
   Net increase (decrease) in short-term borrowings                                    (361)       (37,618)         43,193
   Repayment of long-term debt                                                           (4)        (1,194)           (918)
   Proceeds from issuance of common stock                                             1,489          2,761           2,094
   Payments to acquire common stock                                                  (1,423)        (1,416)         (1,068)
   Dividends paid                                                                   (11,193)       (10,034)         (8,507)
---------------------------------------------------------------------------------------------------------------------------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                             58,323        (59,577)         63,093
---------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  2,219        (24,080)         10,268
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      100,809        124,889         114,621
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                          $ 103,028      $ 100,809       $ 124,889
---------------------------------------------------------------------------------------------------------------------------


See acccompanying notes to financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
   Jefferson Bankshares, Inc. ("the Corporation") is the bank holding company for its subsidiary, Jefferson National Bank, and is headquartered in Charlottesville, Virginia. Through its subsidiary bank, the Corporation delivers financial services with a network of 97 offices covering many of the principal markets of Virginia. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practice within the banking industry.

A    PRINCIPLES OF CONSOLIDATION
   The consolidated financial statements include the accounts of the Corporation and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation. Certain previously reported amounts have been reclassified to conform to current presentations.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B    INVESTMENT SECURITIES
   As more fully discussed in Note 3, on January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (Statement 115). The Statement requires certain investment securities to be reported in one of three categories: Trading, Available for Sale, or Held to Maturity. Upon adoption of this Statement, a portion of the investment portfolio was classified as Available for Sale. In accordance with Statement 115, these securities are reported in the Corporation's consolidated financial statements at fair value. Unrealized gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate component of shareholders' equity until realized. Held to Maturity securities are recorded at amortized cost.
The Corporation has no trading account securities.

   Amortization of premiums and accretion of discounts are computed by the level yield method.

C    LOANS

   On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118. Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. The Statement requires impaired loans to be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

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

   The Corporation's subsidiary bank is in compliance with regulatory policy that requires accrual of interest to be discontinued when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection.

D    ALLOWANCE FOR LOAN LOSSES
   The Corporation follows the allowance method in providing for loan losses. Accordingly, all loan losses are charged to the allowance for loan losses and all recoveries are credited to it.

   Estimates of possible future losses involve the exercise of management's judgment and assumptions with respect to future conditions. Management utilizes these estimates and assumptions in conformity with generally accepted accounting principles, and actual results could differ from these estimates. The principal factors considered by management in determining the adequacy of the allowance are size and composition of the loan portfolio, historical loss experience, economic conditions, the value and adequacy of collateral, guarantors, and the current level of the allowance.

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

F    FORECLOSED PROPERTIES
   Foreclosed properties, classified in "Other assets" in the accompanying consolidated balance sheets, consist primarily of real estate held for resale which was acquired through foreclosure on loans secured by real estate. Foreclosed properties are carried at the lower of cost or appraised market value less estimated disposal costs. Writedowns to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense. Management utilizes estimates and assumptions in conformity with generally accepted accounting principles.

G    GOODWILL AND OTHER INTANGIBLE ASSETS
   Goodwill is amortized using the straight line method over fifteen years. Other acquired intangible assets, such as the value of purchased core deposits, are amortized using the straight line method over the periods benefited, not exceeding fifteen years.

H    INCOME TAXES
   The Corporation accounts for income taxes using the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date.

I    COMMON STOCK
   Shares of its own common stock reacquired by the Corporation are cancelled as a matter of state law and are accounted for as authorized but unissued shares.

J    EARNINGS PER COMMON SHARE
   Earnings per common share amounts are calculated by dividing net income by the daily average number of outstanding common shares. Common share equivalents resulting from the incentive stock plan and stock option plan are not used in the calculations because their effect is not material.

K    PENSION PLAN
   The Corporation has a non-contributory, trusteed defined benefit pension plan covering salaried employees and some hourly employees meeting certain age and service requirements. The Corporation computes the net periodic pension cost of the plan in accordance with Statement of Financial Accounting Standards No. 87, Employers' Accounting for Pensions. The net periodic pension cost consists of the following components: service cost (benefits earned during the year), interest costs on the projected benefit obligation, actual return on plan assets, and the net amount resulting from the amortization and deferral of certain items over 15 years. Due to its fully funded status, no contributions were made to the plan in 1995, 1994, or 1993.

L    TRUST DIVISION
   Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Corporation and, therefore, are not included in the accompanying consolidated financial statements.

M    STATEMENTS OF CASH FLOWS
   Cash and cash equivalents include cash and due from banks and federal funds sold and other money market investments. Supplemental disclosures of cash flow information follows:

(IN THOUSANDS)
                                  1995       1994       1993
Cash payments for:
  Interest                      $57,226    $45,302    $46,937
  Income taxes                   12,591     11,748     12,345
Non-cash investing and
 financing activities:
  Loan balances transferred to
   foreclosed properties        $ 1,269    $ 1,534    $ 1,254
  Issuance of common stock for
   acquisitions                       -          -        834

2   BUSINESS COMBINATIONS
   In June 1995, Jefferson National Bank acquired the deposits associated with the Waynesboro office of First Union National Bank and the downtown Richmond office of Virginia First Savings Bank. Approximately $35 million in deposit accounts were transferred to Jefferson in these two transactions. The transactions resulted in goodwill of $2.4 million.

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

   The transactions with First Union, Virginia First, Liberty and PBVB were accounted for as purchases, and, accordingly, the accounts and transactions for each entity are included in the Corporation's consolidated financial statements subsequent to the respective merger dates.

3   INVESTMENT SECURITIES
    As discussed in Note 1(B), on January 1, 1994, the Corporation adopted the provisions of Statement 115. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. As of January 1, 1994, the cumulative effect of adopting this Statement was an increase in consolidated shareholders' equity of $5,072,000, net of deferred taxes of $2,731,000 to reflect the net unrealized gains on securities classified as Available for Sale that were previously classified as Held to Maturity and carried at amortized cost. As of December 31, 1994, the impact on consolidated shareholders' equity was a decrease of $3,691,000, net of deferred taxes of $1,987,000. As of December 31, 1995, the fair value in excess of the amortized cost of securities available for sale resulted in an unrealized gain of $4,466,000. The impact on consolidated shareholders' equity was an increase of $2,903,000, net of deferred taxes of $1,563,000.

   Sales and calls of investment securities produced the following results:

--------------------------------------------------------------------------------
(IN THOUSANDS)
                                AVAILABLE            HELD TO
                                 FOR SALE            MATURITY
                           --------------------    -------------
Years ended December 31      1995         1994          1993
--------------------------------------------------------------------------------
Proceeds from: Sales       $ 11,347     $  44,346    $  7,411
               Calls             -            -         5,800
--------------------------------------------------------------------------------
Gross gains                $     -      $   1,166    $    224
Gross losses                    103           -           136
--------------------------------------------------------------------------------
Net gains (losses)         $   (103)    $   1,166    $     88
--------------------------------------------------------------------------------

   There were no sales of Held to Maturity securities in 1995 or 1994. Proceeds from calls of Held to Maturity securities were $148,000 in 1995 and $4,838,000 in 1994.

   Investment securities having carrying values of $109,729,000 at December 31, 1995, and $82,906,000 at December 31, 1994, were pledged to secure deposits and for other purposes required by law.

   The book values, approximate fair values, and gross unrealized gains and losses of investment securities are as follows:

-------------------------------------------------------------------
(IN THOUSANDS)
December 31                                  1995
--------------------------------------------------------------------
                             SECURITIES - AVAILABLE FOR SALE
--------------------------------------------------------------------
                                    Gross        Gross
                     Amortized    Unrealized   Unrealized    Fair
                       Cost          Gains        Losses    Value

U.S. Treasury        $180,478      $ 4,794       $ 291     $184,981
U.S. Government
 agencies               2,747            -          37        2,710
Mortgage-backed
 securities               978            7           7          978
--------------------------------------------------------------------
TOTAL                $184,203      $ 4,801       $ 335     $188,669
--------------------------------------------------------------------


--------------------------------------------------------------------
                             SECURITIES - HELD TO MATURITY
--------------------------------------------------------------------
                                    Gross        Gross
                     Amortized    Unrealized   Unrealized    Fair
                       Cost          Gains        Losses    Value

U.S. Treasury        $    972      $    23      $    -     $    995
U.S. Government
 agencies             244,377        3,574         958      246,993
States and political
 subdivisions          23,802          632           9       24,425
Corporate debt
 securities           180,320        1,864         275      181,909
Other securities        5,038            -           -        5,038
--------------------------------------------------------------------
TOTAL                $454,509      $ 6,093      $1,242     $459,360
--------------------------------------------------------------------




-------------------------------------------------------------------
(IN THOUSANDS)
December 31                                  1994
--------------------------------------------------------------------
                             SECURITIES - AVAILABLE FOR SALE
--------------------------------------------------------------------
                                    Gross        Gross
                     Amortized    Unrealized   Unrealized    Fair
                       Cost          Gains        Losses    Value

U.S. Treasury        $172,772      $    94      $5,627     $167,239
U.S. Government
 agencies               2,744            -          83        2,661
Mortgage-backed
 securities               977            -          62          915
--------------------------------------------------------------------
TOTAL                $176,493      $    94      $5,772     $170,815
--------------------------------------------------------------------


--------------------------------------------------------------------
                             SECURITIES - HELD TO MATURITY
--------------------------------------------------------------------
                                    Gross        Gross
                     Amortized    Unrealized   Unrealized    Fair
                       Cost          Gains        Losses    Value

U.S. Government
 agencies            $233,900      $   391     $ 8,381     $225,910
States and political
 subdivisions          26,318          221         393       26,146
Corporate debt
 securities           205,434          220       4,711      200,943
Other securities        2,081            -           -        2,081
--------------------------------------------------------------------
TOTAL                $467,733      $   832     $13,485     $455,080
--------------------------------------------------------------------

   The book values and approximate fair values by contractual maturities are shown in Table 12, Investment Securities, in Management's Discussion and Analysis (MD&A).

4   LOANS
   The composition of the loan portfolio by loan classification as of December 31, 1995 and 1994, appears in Table 7, Loan Portfolio, in MD&A. Information on risk elements in the loan portfolio for 1995 and 1994 appears in Table 10, Risk Elements, in MD&A.

   Loans to directors and executive officers of the Corporation and its significant subsidiaries, loans to companies in which they have a significant interest, and loans to members of their immediate families are made on substantially the same terms as those prevailing at the time for other loan customers. Excluding loans aggregating less than $60,000 to any such person, his or her interests, and immediate family members, the balances of such loans outstanding were $20,850,000 and $20,853,000 at December 31, 1995 and 1994,
respectively. The changes in the balances from year-end 1994 to 1995 resulted from additions during 1995 of $39,350,000 and collections amounting to $39,353,000.

5   ALLOWANCE FOR LOAN LOSSES
   A summary of the transactions in the allowance for loan losses for the years ended December 31, 1995, 1994, and 1993, appears in Table 9, Summary of Loan Loss Experience, in MD&A.

6   INCOME TAXES
   As discussed in Note 1 (H), effective January 1, 1993, the Corporation adopted Statement 109. As provided by Statement 109, the Corporation elected to adopt this statement prospectively and has recorded the cumulative effect of such adoption in its 1993 provision for income taxes. The result of applying Statement 109 was immaterial.

   The current and deferred income tax expense (benefit) provisions are as follows:

-----------------------------------------------------------------------------
(IN THOUSANDS)
                            1995         1994         1993
-----------------------------------------------------------------------------


Current: Federal          $12,085       $11,619      $11,794
         State                 28             6           34
-----------------------------------------------------------------------------
                           12,113        11,625       11,828
Deferred                      172          (235)        (645)
-----------------------------------------------------------------------------
                          $12,285       $11,390      $11,183
-----------------------------------------------------------------------------

   The provision for income tax expense is different from the amount computed by applying the statutory corporate Federal income tax rate of 35 percent for the following reasons:

-----------------------------------------------------------------------------
(IN THOUSANDS)
                                                % of Income
1995                                   Amount Before Income Taxes
-----------------------------------------------------------------------------
Provision for income tax expense
  at statutory rate                        $13,002      35.0%
Increase (reduction) in income taxes
  resulting from:
   Tax-exempt interest                        (872)     (2.3)
   Other, net                                  155        .4
-----------------------------------------------------------------------------
Provision for income tax expense           $12,285      33.1%
-----------------------------------------------------------------------------

1994
-----------------------------------------------------------------------------

Provision for income tax expense
  at statutory rate                        $11,897      35.0%
Increase (reduction) in income taxes
  resulting from:
  Tax-exempt interest                         (813)     (2.4)
  Other, net                                   306        .9
-----------------------------------------------------------------------------
Provision for income tax expense           $11,390      33.5%
-----------------------------------------------------------------------------

1993
-----------------------------------------------------------------------------

Provision for income tax expense
  at statutory rate                        $12,169      35.0%
Reduction in income taxes
  resulting from:
   Tax-exempt interest                        (981)     (2.8)
   Other, net                                   (5)        -
-----------------------------------------------------------------------------
Provision for income tax expense           $11,183      32.2%
-----------------------------------------------------------------------------

   The effects of temporary differences that give rise to significant portions of the deferred tax benefit and deferred tax liabilities at December 31, 1995 and 1994 are as follows:

-----------------------------------------------------------------------------
(IN THOUSANDS)
                                               1995         1994
-----------------------------------------------------------------------------

Deferred tax benefit:
  Allowance for loan losses                   $4,701       $4,759
  Deferred compensation                          672        1,550
  Unrealized losses on investment
    securities available for sale                  -        1,987
  Other real estate owned                        837          289
  Other                                        2,626        2,427
-----------------------------------------------------------------------------
     Total gross deferred tax benefit          8,836       11,012
-----------------------------------------------------------------------------

Deferred tax liabilities:
  Premises and equipment, principally due to
     differences in depreciation               1,872        2,333
  Unrealized gains on investment
     securities available for sale             1,563            -
  Prepaid pension costs                          669           19
  Other                                        1,068        1,670
-----------------------------------------------------------------------------
     Total gross deferred tax liability        5,172        4,022
-----------------------------------------------------------------------------
     Net deferred tax benefit
       (included in other assets)             $3,664       $6,990
-----------------------------------------------------------------------------

   The Corporation and its subsidiaries file consolidated Federal and state income tax returns. At December 31, 1995, the Corporation has net operating loss carryforwards obtained from previous business combinations for Federal income tax purposes of approximately $1.4 million which are available to offset future Federal taxable income, if any, through 2008. The Corporation has not recognized a valuation allowance for the gross deferred tax benefit recorded in the accompanying 1995 and 1994 consolidated balance sheets since it is not dependent on future earnings for recoverability.

7   PREMISES AND EQUIPMENT
   The Corporation's principal executive offices are located at 123 East Main Street, Charlottesville, Virginia.

   Premises and equipment at December 31, 1995 and 1994, are summarized as follows:

-----------------------------------------------------------------------------
(IN THOUSANDS)
                                        Estimated
                                      Useful Lives
                                         (Years)      1995        1994
-----------------------------------------------------------------------------

Land                                          -     $ 10,209    $ 10,558
Buildings                                 30-50       47,764      43,061
Leasehold improvements                     5-40        4,629       4,312
Furniture and equipment                    3-12       47,953      47,754
-----------------------------------------------------------------------------
                                                     110,555     105,685
Less accumulated depreciation
     and amortization                                 58,245      54,500
-----------------------------------------------------------------------------
                                                    $ 52,310    $ 51,185
-----------------------------------------------------------------------------

   Depreciation and amortization of premises and equipment aggregated $5,766,000 in 1995, $5,723,000 in 1994, and $5,266,000 in 1993.

   At December 31, 1995, the Corporation leased 27 of its 97 banking offices under operating lease agreements on terms ranging from 1 to 25 years generally with renewal options up to 10 years. Supplementary office space and equipment are leased on a short-term basis.

   Rent expense charged to operations under operating lease agreements totaled $1,133,000, $1,081,000, and $1,044,000 in 1995, 1994, and 1993, respectively.
The following is a schedule by year of future minimum rental payments, net of subleases, required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1995:

-----------------------------------------------------------------------------
(IN THOUSANDS)
                                                    Future
                                                    Minimum
Years ending December 31:                          Payments
-----------------------------------------------------------------------------

1996                                                $  931
1997                                                   803
1998                                                   738
1999                                                   496
2000                                                   354
Later years                                          1,578
-----------------------------------------------------------------------------
                                                    $4,900
-----------------------------------------------------------------------------

   Management expects that in the normal course of business most leases will be renewed or replaced by other leases. Therefore, it is anticipated that future annual rental expense will not be less than the amount shown for the year ended December 31, 1995. Most of the leases provide that the Corporation pay taxes, maintenance, insurance, and certain other operating expenses of the leased assets. Leased property recorded under capital leases and the related lease payment commitments are not material.

8   COMMON STOCK AND EARNINGS PER SHARE

   The daily average common shares outstanding used in computing earnings per share were 15,181,152 in 1995, 15,148,400 in 1994, and 15,060,873 in 1993. On
March 23, 1993, the board of directors declared a 2-for-1 stock split, which was distributed April 30, 1993. Accordingly, the average number of shares outstanding and per share amounts for net income, dividends declared, and book value have been restated for all periods presented to give effect to the split.

   At December 31, 1995, 886,263 shares were reserved for use in the Corporation's dividend reinvestment plan. At its December 1994 board meeting, the Board of Directors of Jefferson Bankshares, Inc. amended and restated the Deferred Compensation and Stock Purchase Plan for Non-Employee Directors to provide participants the option of investing in Jefferson Bankshares, Inc. common stock. The Corporation has reserved 106,043 shares of common stock as of December 31, 1995 for this purpose. During 1995, 43,957 shares were issued at prices of $21.125-$23.25 per share and held in a trust until they become exercisable. The shares are exercisable at the time the director is no longer a member of the board.

9 EMPLOYEE BENEFIT PLANS

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

   In the fourth quarter of 1995, the Corporation recognized a gain of $1.9 million included in other non-interest income related to the annuitization of certain pension liabilities valued at $8.7 million. The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheets as of December 31:

-----------------------------------------------------------------------------
(IN THOUSANDS)
                                                 1995       1994
-----------------------------------------------------------------------------

Accumulated benefit obligation
  (includes vested benefits of $13,121 for
  1995 and $19,340 for 1994)                   $(14,068)  $(19,633)
-----------------------------------------------------------------------------
Projected benefit obligation for
  service rendered to date                     $(18,430)  $(24,359)
Plan assets at fair value                        24,069     28,556
-----------------------------------------------------------------------------
Plan assets in excess of projected benefit
  obligation (funded status)                      5,639      4,197
Unrecognized net gain                            (3,196)    (3,057)
Unrecognized prior service cost                      79        106
Unrecognized net asset
  being amortized over 15 years                    (613)    (1,084)
-----------------------------------------------------------------------------
   Prepaid pension cost (included
     in other assets)                           $ 1,909   $    162
-----------------------------------------------------------------------------
   Net pension cost (benefit) for 1995, 1994, and 1993 includes the following components:


-----------------------------------------------------------------------------
(IN THOUSANDS)
                                               1995     1994    1993
-----------------------------------------------------------------------------

Service cost-benefits earned
  during the year                            $ 1,068  $ 1,061  $  872
Interest cost on projected
  benefit obligation                           1,902    1,714    1,576
Actual return on plan assets                  (2,605)  (1,256)  (2,751)
Net amortization and deferral                   (252)  (1,464)      45
-----------------------------------------------------------------------------
   Net pension cost (benefit) for the year   $   113  $    55  $  (258)
-----------------------------------------------------------------------------

   The assumed discount rate was 7.75% and 7.25% and the expected rate of return was 9.00% and 9.25% for 1995 and 1994, respectively. The assumed discount rate and expected rate of return were 8.0% and 9.0%, respectively, for 1993. The weighted average rate of increase in future compensation was assumed to be 4.00% in 1995 and 5.25% in 1993 and 1994.

   The Corporation has a defined contribution profit-sharing plan covering salaried employees and some hourly employees. Subject to certain limitations, the Corporation contributes to the plan 5.25% of its consolidated net income before taxes, adjusted as provided by the plan.

   The Corporation also has an incentive stock plan under which awards of units consisting of hypothetical shares of the Corporation's common stock may be made to senior officers and key employees. The plan became effective May 1, 1985, and the final awards were granted on May 31, 1994. The Corporation awarded 264,246 units under this plan of which 128,086 units had vested as of December 31, 1995. The remaining units will vest over the next four years. In 1995, the Corporation issued 27,820 shares of common stock under this plan. The cost of the plan, based upon the market value of the Corporation's common stock times the number of units awarded, is accrued as salaries and employee benefits expense over the various vesting periods.

   The costs (benefits) of these major employee benefit plans included in salaries and employee benefits expense are summarized as follows:

-----------------------------------------------------------------------------
(IN THOUSANDS)
                                   1995      1994      1993
-----------------------------------------------------------------------------

Pension                           $  113    $   55   $ (258)
Profit sharing                     2,114     1,890    2,019
Incentive stock                      536       698      526
-----------------------------------------------------------------------------
                                  $2,763    $2,643   $2,287
-----------------------------------------------------------------------------

   In December 1994, the Corporation adopted the 1995 Long-Term Incentive Stock Plan (the 1995 Plan). On January 3, 1995 the Corporation awarded 118,500 incentive stock options under the 1995 Plan at $19.9375 per share. The options, which were awarded at the then market price, are exercisable over a five year period beginning January 1996. The Corporation has reserved 750,000 shares for the 1995 Plan.

   Effective November 1, 1994, the Corporation established an employee stock purchase plan covering up to 250,000 shares of common stock. As of December 31, 1995, the Corporation has reserved 238,327 shares of common stock for this plan. The plan is available to all salaried employees. Participating employees may contribute through periodic payroll deductions, up to 25% of their compensation.

10  COMMITMENTS, CONTINGENT LIABILITIES,
    OFF-BALANCE SHEET RISKS, AND OTHER MATTERS

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

   Commitments to extend credit are agreements to lend to a customer under a set of specified terms and conditions. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Loan commitments may be secured or unsecured. In the case of secured commitments, collateral varies but may include commercial or residential properties; business assets such as inventory, equipment, or accounts receivable; securities; or other business or personal assets or guarantees. At December 31, 1995, commitments to extend credit totaled $249,845,000.

   Standby  letters  of  credit are  conditional   commitments  issued  by  the
Corporation or its subsidiaries to guarantee the performance of a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. At December 31, 1995, commitments outstanding under standby letters of credit approximated $24,535,000.

   The  investment   securities   portfolio  includes  U.S.  Treasury and  U.S.
Government agency securities which may, on occasions, be loaned to securities dealers designated as "Primary Government Dealers" by the Federal Reserve System. Such loans of securities are secured by U.S. Treasury securities, U.S. Government agency securities, or cash with a market value exceeding 102% of the market value of securities lent. The loaned investment securities continue to be reported in the consolidated financial statements, and the loan transaction is not reflected therein. In the event loans are secured by cash, the pledged cash is reported as an asset in the Corporation's consolidated balance sheet and an offsetting liability is reported as short-term borrowings. All such loans are callable in one business day. Such transactions may involve credit and interest rate risk. At December 31, 1995, securities loaned totaled $6,341,000.

   Various litigation is pending against the Corporation and its subsidiaries. After reviewing these suits with counsel, management believes that their ultimate resolution will not materially affect the consolidated financial statements.

   As a member of the Federal Reserve System, the Corporation's subsidiary bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1995 and 1994, the aggregate amounts of daily average required balances were approximately $49,969,000 and $47,407,000, respectively.

  The bank originates mortgage loans that are sold in the secondary market. In connection with such activities, the Corporation maintains fidelity bond insurance in the amount of $15,000,000 and errors and omissions insurance of $2,500,000, which are in excess of required amounts.

11  FAIR VALUE OF FINANCIAL INSTRUMENTS

   In accordance with the FASB's Statement No. 107, Disclosures About Fair Value of Financial Instruments, the following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

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

   At December 31, 1995, the carrying amounts and fair values of loan commitments, stand-by letters of credit, and securities loaned were immaterial.

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

   The estimated fair values of the Corporation's financial instruments are as follows:


--------------------------------------------------------------------------------
(IN THOUSANDS)
                                  DECEMBER 31, 1995         December 31, 1994
                                 AMORTIZED     FAIR        Amortized      Fair
                                   COST       VALUE           Cost       Value
--------------------------------------------------------------------------------
Financial assets:
 Cash and due from banks       $   88,028   $   88,028    $  100,809  $  100,809
 Federal funds sold and other
  money market investments         15,000       15,000             -           -
 Investment securities:
  Available for sale              184,203      188,669       176,493     170,815
  Held to maturity                454,509      459,360       467,733     455,080
 Loans, net                     1,206,989    1,231,503     1,087,746   1,096,689

Financial liabilities:
 Demand deposits and interest-
  bearing transaction accounts  1,094,348    1,094,348     1,103,302   1,103,302
 Certificates of deposit          698,851      701,979       585,570     584,547
 Short-term borrowings             16,118       16,118        16,479      16,479
 Long-term debt                        15           15            19          19
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12 PARENT COMPANY

   The Parent Company, in the ordinary course of business, provides its subsidiaries with certain centralized management services and staff support. The cost of these services is allocated to each subsidiary based on analyses of the services rendered. In addition, certain subsidiaries of Jefferson Bankshares, Inc. have in the past borrowed funds from the Parent Company at rates approximating the Parent Company's cost of borrowing. In addition, the Parent Company guarantees certain leases for its subsidiaries.

   The primary source of funds for the dividends paid by the Parent Company is dividends received from its subsidiaries. The payment of such dividends by the subsidiary bank and other nonbank subsidiaries and the ability of the subsidiary bank to loan or advance funds to the Parent Company are subject to certain statutory limitations. On December 31, 1995, 16 percent of consolidated shareholders' equity was not so restricted.

   Condensed financial information for the Parent Company follows:
--------------------------------------------------------------------------------
CONDENSED BALANCE SHEETS
JEFFERSON BANKSHARES, INC. (PARENT COMPANY)
(IN THOUSANDS)

December 31                                                  1995         1994
--------------------------------------------------------------------------------
ASSETS
Cash                                                      $    492     $     14
Money market investments at bank subsidiary                  3,609        4,100
Investment securities--
  Held to maturity (fair value of $5,092)                    4,987            -
Dividends receivable from subsidiaries                       4,200        2,560
Investments in subsidiaries at equity:
  Bank                                                     210,953      196,479
  Bank-related                                               4,011        4,848
--------------------------------------------------------------------------------
                                                           214,964      201,327
Other assets                                                 4,303        3,314
--------------------------------------------------------------------------------
   TOTAL ASSETS                                           $232,555     $211,315
--------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Other Liabilities                                         $  6,015     $  4,762
--------------------------------------------------------------------------------
   TOTAL LIABILITIES                                         6,015        4,762
--------------------------------------------------------------------------------
Shareholders' equity
  Common stock                                              37,956       37,926
  Capital surplus                                           47,623       46,332
  Retained earnings                                        138,058      125,986
  Unrealized gains (losses) on securities
   available for sale of Bank subsidiary, net                2,903       (3,691)
--------------------------------------------------------------------------------
   TOTAL SHAREHOLDERS' EQUITY                              226,540      206,553
--------------------------------------------------------------------------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $232,555     $211,315
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
JEFFERSON BANKSHARES, INC. (PARENT COMPANY)
(IN THOUSANDS)

Years Ended December 31                       1995          1994          1993
--------------------------------------------------------------------------------

INCOME
Dividends from subsidiaries                  $17,400       $10,560       $9,920
Interest and fees from subsidiaries            2,897         2,717        2,690
Income on investment securities held to
 maturity                                        192             -            -
Other income                                     100           100          100
--------------------------------------------------------------------------------
  TOTAL INCOME                                20,589        13,377       12,710
--------------------------------------------------------------------------------
EXPENSE
Interest expense                                   -            17           59
Salaries and employee benefits                 1,849         1,892        2,040
Merger and acquisition expense                    88           150           27
Other expense                                    732           852          962
--------------------------------------------------------------------------------
  TOTAL EXPENSE                                2,669         2,911        3,088
--------------------------------------------------------------------------------
Income before income tax expense and
 equity in undistributed net income
 of subsidiaries                              17,920        10,466        9,622
Income tax expense                               100            19           13
--------------------------------------------------------------------------------
Income before equity in undistributed
 net income of subsidiaries                   17,820        10,447        9,609
Equity in undistributed net income
 of subsidiaries                               7,043        12,153       13,976
--------------------------------------------------------------------------------
  NET INCOME                                 $24,863       $22,600      $23,585
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Condensed Statements of Cash Flows
JEFFERSON BANKSHARES, INC. (PARENT COMPANY)
(IN THOUSANDS)

Years Ended December 31                        1995         1994         1993
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                    $24,863     $22,600      $23,585
Adjustments to reconcile net income
 to net cash provided by operating activities:
    Depreciation and amortization                  36          36           36
    (Increase) decrease in dividends
     receivable                                (1,640)        160         (520)
    Increase (decrease) in taxes payable          407         (13)         319
    (Increase) decrease in deferred tax
     benefit                                     (103)       (113)          83
    Equity in undistributed net income
     of subsidiaries                           (7,043)    (12,153)     (13,976)
    Other, net                                   (416)       (752)        (258)
--------------------------------------------------------------------------------
      Total adjustments                        (8,759)    (12,835)     (14,316)
--------------------------------------------------------------------------------
      NET CASH PROVIDED BY OPERATING
       ACTIVITIES                              16,104       9,765        9,269
--------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of investment securities
     held to maturity                          (6,944)          -            -
    Proceeds from maturities of investment
     securities held to maturity                1,954           -            -
    Business combinations, net of cash              -           -         (593)
--------------------------------------------------------------------------------
      NET CASH USED IN INVESTING ACTIVITIES    (4,990)          -         (593)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in short-term
     borrowings                                     -        (265)          34
    Repayment of long-term debt                     -        (900)        (900)
    Proceeds from issuance of common stock      1,489       2,761        2,094
    Payments to acquire common stock           (1,423)     (1,416)      (1,068)
    Dividends paid                            (11,193)    (10,034)      (8,507)
--------------------------------------------------------------------------------
      NET CASH USED IN FINANCING ACTIVITIES   (11,127)     (9,854)      (8,347)
--------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                 (13)        (89)         329
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF YEAR                                        4,114       4,203        3,874
--------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR      $ 4,101     $ 4,114       $4,203
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


Certified Public Accountants
Suite 1900
1021 East Cary Street
Richmond, Virginia 23219



The Board of Directors
Jefferson Bankshares, Inc.:

We have audited the consolidated balance sheets of Jefferson Bankshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Bankshares, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Notes 1(B) and 3 to the consolidated financial statements, in 1994, the Corporation adopted the provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities.



January 16, 1996