Form 10-K, Exhibit 13
period 1996-12-31
JEFFERSON BANKSHARES INC
filed 1997-03-24
CIK 311100

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                 AND RESULTS OF OPERATIONS


            Management's discussion and analysis are intended to aid the reader in understanding and evaluating the consolidated results of operations and the financial condition of Jefferson Bankshares, Inc. and subsidiaries (the "Corporation"). The analysis attempts to identify trends and material changes that occurred during the reporting periods. The discussion should be read in conjunction with the Consolidated Financial Statements, their related notes, and the statistical information associated with the discussion.

            In November 1996, the Corporation completed a Modified Dutch Auction Tender Offer in which it repurchased 1.236 million shares of its common stock. The acquisition cost of $35 million decreased shareholders' equity and book value per share. According to proforma financial models, the reduction in shares outstanding and the lower equity should have the positive effects of increasing net income per share and the return on average shareholders' equity.

Results of Operations

                Net income in 1996 rose to a record $27.8 million, which was 12 percent above the previous record of $24.9 million established in 1995. Net income per share also reached a new record at $1.86 in 1996, or a 13 percent increase over $1.64 in 1995. The higher increase in net income per share was attributable, in part, to the decrease in average shares outstanding as the result of the purchase of shares in the tender offer. Table 1 provides a summary of the results of operations for the last five years and certain information regarding the Corporation's consolidated financial condition at the end of each of those periods.


1. SELECTED FINANCIAL DATA

(Dollars in thousands except per share data)


-----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31                                       1996             1995            1994          1993            1992
-----------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
   Interest income                                     $    153,628     $    146,373    $    129,496   $    128,922    $    129,072
   Interest expense                                          59,046           58,644          45,393         47,820          56,505
-----------------------------------------------------------------------------------------------------------------------------------

   Net interest income                                       94,582           87,729          84,103         81,102          72,567
   Provision for loan losses                                  3,480            3,020           1,600          1,911           4,195
-----------------------------------------------------------------------------------------------------------------------------------

   Net interest income after provision for loan losses       91,102           84,709          82,503         79,191          68,372
   Non-interest income                                       18,977           19,019          17,910         17,245          16,655
   Non-interest expense                                      67,655           66,580          66,423         61,668          54,965
-----------------------------------------------------------------------------------------------------------------------------------

   Income before income taxes                                42,424           37,148          33,990         34,768          30,062
   Provision for income tax expense                          14,623           12,285          11,390         11,183           9,018
-----------------------------------------------------------------------------------------------------------------------------------
      NET INCOME                                       $     27,801     $     24,863    $     22,600   $     23,585    $     21,044
-----------------------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
   Net income                                          $       1.86     $       1.64    $       1.49   $       1.57    $       1.50
   Dividends declared                                           .88              .76             .68            .62             .53
   Book value                                                 14.66            14.92           13.62          13.03           12.04
   Average number of shares outstanding                  14,982,442       15,181,152      15,148,400     15,060,873      14,075,372
   Number of shares outstanding at year-end              13,937,491       15,182,235      15,170,250     15,080,553      14,953,304
-----------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
   Return on average assets                                    1.34%            1.25%           1.18%          1.27%           1.23%
   Return on average shareholders' equity                     12.20            11.43           11.05          12.34           12.96
   Shareholders' equity to total assets                        9.45            11.04           10.72          10.12            9.77
   Dividend payout ratio                                      46.99            45.02           44.40          36.07           33.42
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL CONDITION AT YEAR-END
   Assets                                              $  2,161,825     $  2,051,188    $  1,925,950   $  1,941,961    $  1,842,447
   Earning assets                                         1,974,908        1,878,599       1,740,048      1,749,740       1,675,448
   Deposits                                               1,891,109        1,793,199       1,688,872      1,677,354       1,636,346
   Long-term debt                                                 -               15              19          1,213           2,131
   Shareholders' equity                                     204,314          226,540         206,553        196,434         180,023
-----------------------------------------------------------------------------------------------------------------------------------




2. SUMMARY OF FINANCIAL RESULTS BY QUARTER

(Dollars in thousands except per share data)


---------------------------------------------------------------------------------------------------------------------
                                                 1996                                        1995
---------------------------------------------------------------------------------------------------------------------
Three Months Ended             Dec. 31    Sept. 30    June 30    March 31   Dec. 31    Sept. 30   June 30    March 31
---------------------------------------------------------------------------------------------------------------------
Interest income                $ 39,818   $ 38,634   $ 37,840    $ 37,336   $ 37,709   $ 37,336   $ 36,808   $ 34,520
Interest expense                 15,476     14,655     14,380      14,535     15,195     15,462     15,066     12,921
---------------------------------------------------------------------------------------------------------------------
Net interest income              24,342     23,979     23,460      22,801     22,514     21,874     21,742     21,599
Provision for loan losses           960        900        840         780      1,580        480        480        480
Non-interest income               4,502      4,875      4,939       4,661      6,450      4,337      4,248      3,984
Non-interest expense             17,169     16,864     16,883      16,739     16,747     16,462     16,630     16,741
---------------------------------------------------------------------------------------------------------------------
Income before income taxes       10,715     11,090     10,676       9,943     10,637      9,269      8,880      8,362
Income tax expense                3,669      3,848      3,698       3,408      3,372      3,122      2,979      2,812
---------------------------------------------------------------------------------------------------------------------
NET INCOME                     $  7,046   $  7,242   $  6,978    $  6,535   $  7,265   $  6,147   $  5,901   $  5,550
---------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE    $    .49   $    .48   $    .46    $    .43   $    .48   $    .40   $    .39   $    .37
---------------------------------------------------------------------------------------------------------------------


            Higher net income in 1996 raised profitability ratios over 1995 levels. The return on average assets increased to 1.34 percent in 1996 from 1.25 percent in 1995. In 1994, this ratio was 1.18 percent. Another measure of profitability, the return on average shareholders' equity, improved in 1996 to
12.20 percent from 11.43 percent in 1995. In 1994, this ratio was 11.05 percent. The 1996 ratio, in addition to being influenced by higher net income, also was affected positively by the reduction of equity from the tender offer. As the tender offer occurred in the fourth quarter of 1996, its effect on average shareholders' equity and, consequently, on the return on average shareholders' equity for the year ended December 31, 1996 was not significant.

            Table 2 presents a quarterly summary of earnings components for the last two years. In 1996, quarterly net income rose through the first three quarters, principally on the strength of increasing net interest income. In the fourth quarter of 1996, net income of $7.0 million was less than the $7.2 million recorded in the third quarter of 1996, but net income per share increased to $.49 in the fourth quarter compared with $.48 in the third quarter. Lower fourth quarter net income was attributable to a decrease in non-interest income and an increase in non-interest expense. In addition, funds used to purchase shares in the tender offer reduced earning assets and consequently lowered interest income. Net income per share increased, however, as the average number of shares outstanding decreased in the fourth quarter of 1996.

            In 1995, net income and net income per share increased in each quarter and reached record quarterly levels in the final quarter of the year. Rising net interest income contributed to the positive quarterly earnings trend. Third and fourth quarter net income in 1995 benefited from an F.D.I.C. premium reduction and a premium rebate in the third quarter of 1995. In addition, in the fourth quarter of 1995, the Corporation recognized a gain of $1.9 million resulting from the annuitization of certain pension liabilities. Partially offsetting the effects of the reduction in F.D.I.C. assessments and the gain from the pension liability was an increase of $1.2 million in the provision for loan losses.

Net Interest Income

            Net interest income is the difference between interest income and interest expense and represents the Corporation's gross profit margin. For comparative purposes, the income from tax-exempt securities and loans is adjusted to a tax-equivalent basis. This adjustment, based on the statutory federal corporate tax rate of 35 percent, causes tax-exempt income and resulting yields to be presented on a basis comparable with income and yields from fully taxable earning assets.

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

            Tax-equivalent net interest income increased 7 percent in 1996 to $95.6 million from $89.0 million in 1995. Loan growth was an important factor in the increases in net interest income and in the net interest margin, which widened in 1996 to 5.00 percent from 4.88 percent in 1995.

            Average earning assets increased 5 percent in 1996, however average loans increased 10 percent. Thus, average loans increased to 67 percent of average earning assets in 1996 from 64 percent in 1995. This change in the mix of average earning assets helped stabilize the yield on average earning assets as interest rates in 1996 were generally somewhat below those in 1995. The yield on average earning assets was 8.08 percent in 1996 compared with 8.09 percent in 1995. In contrast, the average cost of interest-bearing liabilities declined to
3.82 percent in 1996 from 3.91 percent in 1995. These changes in volume, mix, and rates provided a 5 percent increase in tax-equivalent interest income and an increase of less than one percent in interest expense.





3. CONSOLIDATED AVERAGE BALANCES/NET INTEREST INCOME/RATES*

Tax-equivalent basis (Dollars in millions)


-----------------------------------------------------------------------------------------------------------------------------------
                                                     1996                            1995                          1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                   Interest   Average               Interest  Average             Interest  Average
                                        Average    Income/    Yield/    Average     Income/    Yield/    Average   Income/  Yield/
                                        Balance    Expense     Cost     Balance     Expense     Cost     Balance   Expense   Cost
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans - net of unearned income          $1,286.4   $ 115.2     8.95%    $1,164.3    $105.4      9.05%   $1,047.2  $  85.0    8.12%
Investment securities:
   Available for sale:
      U.S. Treasury                        188.6      11.8     6.23        176.2      11.2      6.36       176.7     11.5    6.51
      U.S. Government agencies               2.6       0.1     4.64          3.6       0.2      4.73         1.8      0.1    4.10
      Mortgage-backed securities               -         -        -          1.0       0.1      4.97         0.3        -       -
   Held to maturity:
      U.S. Treasury                          0.1         -     5.01          1.1         -         -         1.4        -       -
      U.S. Government agencies             220.0      13.7     6.21        243.6      15.8      6.49       265.2     17.8    6.72
      States and political subdivisions     14.6       1.1     7.88         20.1       1.6      8.07        26.7      2.1    7.82
      Corporate debt securities            177.7      11.3     6.37        194.3      12.0      6.20       203.1     12.5    6.17
      Other securities                      10.9       0.8     7.03          8.4       0.6      7.28         7.8      0.6    7.68
-----------------------------------------------------------------------------------------------------------------------------------

         Total investment securities       614.5      38.8     6.31        648.3      41.5      6.42       683.0     44.6    6.54
Money market investments                    13.4       0.7     5.30         11.5       0.7      5.95        25.3      1.2    4.54
-----------------------------------------------------------------------------------------------------------------------------------

      TOTAL EARNING ASSETS               1,914.3     154.7     8.08      1,824.1     147.6      8.09     1,755.5    130.8    7.45
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses                  (14.1)                          (13.9)                          (13.7)
Cash and due from banks                     72.4                            85.7                            85.5
Premises and equipment                      52.5                            51.7                            50.4
Other assets                                45.5                            44.3                            43.3
-----------------------------------------------------------------------------------------------------------------------------------
      TOTAL ASSETS                      $2,070.6                        $1,991.9                        $1,921.0
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Time and savings deposits:
   Interest-checking accounts           $  300.6   $   6.1     2.01%    $  292.5    $  6.6      2.25%   $  299.8  $   6.8    2.27%
   Regular savings                         177.1       4.4     2.50        183.4       4.9      2.65       200.2      5.4    2.68
   Money market deposit accounts           330.6      11.9     3.60        320.8      11.8      3.68       345.9      9.7    2.81
   Certificates of deposit $100,000
      and over                              99.0       5.0     5.03         86.9       4.6      5.25        71.2      2.8    3.99
   Other time deposits                     610.0      30.4     4.98        591.0      29.5      5.01       522.6     20.2    3.87
-----------------------------------------------------------------------------------------------------------------------------------

      Total time and savings deposits    1,517.3      57.8     3.81      1,474.6      57.4      3.89     1,439.7     44.9    3.12
Short-term borrowings                       27.6       1.3     4.70         24.9       1.2      4.90        14.9      0.4    2.96
Long-term debt                                 -         -        -            -         -         -         0.5      0.1    5.65
-----------------------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-BEARING
         LIABILITIES                     1,544.9      59.1     3.82      1,499.5      58.6      3.91     1,455.1     45.4    3.12
-----------------------------------------------------------------------------------------------------------------------------------

Demand deposits                            282.4                           260.3                           248.9
Other liabilities                           15.5                            14.7                            12.4
-----------------------------------------------------------------------------------------------------------------------------------

      TOTAL LIABILITIES                  1,842.8                         1,774.5                         1,716.4
Shareholders' equity before
   unrealized gains (losses)               226.5                           217.4                           204.8
Unrealized gains (losses) on securities
   available for sale, net                   1.3                               -                            (0.2)
-----------------------------------------------------------------------------------------------------------------------------------
      TOTAL SHAREHOLDERS' EQUITY           227.8                           217.4                           204.6
-----------------------------------------------------------------------------------------------------------------------------------

      TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY           $2,070.6                        $1,991.9                        $1,921.0
-----------------------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME                                $  95.6                          $ 89.0                        $  85.4
AVERAGE INTEREST RATE SPREAD                                   4.26%                            4.18%                        4.33%
INTEREST EXPENSE AS A PERCENT
   OF AVERAGE EARNING ASSETS                                   3.08%                            3.21%                        2.59%
NET INTEREST MARGIN                                            5.00%                            4.88%                        4.87%
-----------------------------------------------------------------------------------------------------------------------------------

* Fully taxable equivalent income is calculated by dividing actual tax-exempt income by a factor which increases interest income to an amount that would need to be received if such income were taxable at the federal tax rate of 35%. Loan interest income includes fees of $3,417,000 in 1996; $2,921,000 in 1995; and $2,831,000 in 1994. Loans include non-accrual loan balances and interest accrued, if any.



            Comparing 1995 with 1994, tax-equivalent net interest income increased 4 percent in 1995 to $89.0 million from $85.4 million in 1994. The net interest margin was stable in 1995 at 4.88 percent compared with 4.87 percent in 1994. Both the yields on earning assets and the costs of interest-bearing liabilities rose in 1995 compared with 1994 as market rates of interest were higher in 1995.

            Net interest income and the net interest margin benefited in 1995 from a 4 percent increase in average earning assets and a change in the mix of those assets. Average loans increased 11 percent in 1995 raising loans to 64 percent of average earning assets from 60 percent in 1994.

Provision for Loan Losses

            The provision for loan losses is the amount charged to expense each year that is intended to maintain an adequate allowance, or reserve, for loan losses in the future. The adequacy of the allowance and, consequently, the provision for loan losses are dependent on a variety of factors including size, growth, and composition of the loan portfolio, historical and expected loan loss experience, and an analysis of the quality of the loan portfolio and general economic conditions. In 1996, the Corporation raised its provision for loan losses to $3.5 million from $3.0 million in 1995. In 1994, the provision was $1.6 million. The higher provision in 1996 compared with 1995 reflected 12 percent growth in the loan portfolio and concerns about consumer debt levels and related delinquencies. The increase in the provision for loan losses in 1995 compared with 1994 reflected the same factors that led to the increase in 1996, as well as a higher amount of loan losses in 1995 compared with 1994.

            Economic factors are expected to be a key influence on the provision for loan losses in 1997. The provision is likely to be increased commensurate with loan growth. In addition, it may be increased further if there is a rise in loan losses, delinquencies, or expectations of such increases. Trends that develop in 1997 relating to the economy, actual loan losses, and the level of non-performing assets will strongly influence the amount of the provision.

4. ANALYSIS OF CHANGES IN NET INTEREST INCOME*

Tax-equivalent basis (in thousands)
------------------------------------------------------------------------------------------------------------------------------------
                                                      Year 1996 over 1995                            Year 1995 over 1994
------------------------------------------------------------------------------------------------------------------------------------

                                              Increase (Decrease)                                   Increase (Decrease)
                                               Due to Change in                                      Due to Change in
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Net                                            Net
                                               Average                   Increase          Average                      Increase
                                               Volume       Rate        (Decrease)         Volume          Rate        (Decrease)
------------------------------------------------------------------------------------------------------------------------------------


INTEREST INCOME
Loans - net of unearned income                  $10,974     $(1,172)      $9,802          $10,047         $10,289        $20,336
Investment securities:
   Available for sale:
      U.S. Treasury                                 782        (231)         551              (34)           (273)          (307)
      U.S. Government agencies                      (48)         (3)         (51)              85              13             98
   Held to maturity:
      U.S. Treasury                                 (50)        (10)         (60)               -              66             66
      U.S. Government agencies                   (1,551)       (664)      (2,215)          (1,348)           (596)        (1,944)
      States and political subdivisions            (432)        (37)        (469)            (554)             66           (488)
      Other                                        (874)        301         (573)            (495)             30           (465)
Money market investments                            105         (79)          26             (755)            286           (469)
------------------------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST INCOME                    8,906      (1,895)       7,011            6,946           9,881         16,827
------------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Time and savings deposits:
   Interest-checking accounts                       179        (723)        (544)            (151)            (54)          (205)
   Regular savings                                 (164)       (268)        (432)            (445)            (59)          (504)
   Money market deposit accounts                    358        (257)         101             (741)          2,851          2,110
   Certificates of deposit $100,000 and over        612        (198)         414              709           1,015          1,724
   Other time deposits                              934        (144)         790            2,847           6,528          9,375
Short-term borrowings                               126         (52)          74              392             386            778
Long-term debt                                        -          (1)          (1)             (28)              1            (27)
------------------------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST EXPENSE                   2,045      (1,643)         402            2,583          10,668         13,251
------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST
   INCOME                                      $  6,861    $   (252)      $6,609         $  4,363        $   (787)      $  3,576
------------------------------------------------------------------------------------------------------------------------------------

*The change in interest that cannot be separated between rate and volume has been allocated to each variance proportionately.



5. NON-INTEREST INCOME


(in thousands)
----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31                       1996        1995                   1994                  1993                1992
----------------------------------------------------------------------------------------------------------------------------------
Trust income                                 $ 4,380     $ 4,500               $  3,944              $  4,037             $ 3,765
Service charges on deposit accounts            9,970       9,155                  8,702                 8,475               8,326
Credit insurance income                           79         107                    165                   208                 255
Investment securities gains (losses), net          4        (103)                 1,166                    88                 298
Mortgage loan sales income                       614         275                    681                 1,932               1,528
Other income                                   3,930       5,085                  3,252                 2,505               2,483
---------------------------------------------------------------------------------------------------------------------------------
   TOTAL NON-INTEREST INCOME                 $18,977     $19,019                $17,910               $17,245             $16,655
----------------------------------------------------------------------------------------------------------------------------------

Non-Interest Income

             Non-interest income includes service charges and other related income from services rendered by the Corporation. In addition, non-interest income includes gains and losses realized from the sale of fixed assets, sales and calls of investment securities, sales of mortgage loans, and other income items.

            Non-interest income totaled $19.0 million in both 1996 and 1995. The 1995 total included $1.9 million in income related to the annuitization of certain pension liabilities. Excluding this non-recurring income from the comparison, non-interest income was 11 percent higher in 1996 compared with 1995. Deposit account fees, which increased 9 percent, or $815 thousand, were the largest factor in the increase. This increase resulted primarily from higher return check fees. Revenues from the sales of investment products and services, which is included in other income, also added $549 thousand in 1996. In addition, income generated from the sale of mortgage loans in the secondary market more than doubled in 1996 to $614 thousand. The increase in this income was attributable to a greater volume of fixed rate mortgage loans originated in 1996. Also contributing to the increase in non-interest income were fees from credit card activities, which rose 38 percent in 1996 to $795 thousand. Fee income from credit cards rose as the card base increased and fee waivers expired on cards issued in 1995.

            Non-interest income increased 6 percent in 1995 to $19.0 million from $17.9 million in 1994. The comparison was influenced by a $1.9 million increase in income from the annuitization of certain pension liabilities in 1995 and by $1.2 million in income in 1994 from the sale of investment securities available for sale. Excluding these items of non-recurring income, non-interest income increased 2 percent in 1995 over 1994. Contributing to this increase were a 14 percent increase in trust income and a 5 percent increase in deposit account fees. Offsetting these increases was a 60 percent reduction in income from the sale of mortgage loans. This decrease resulted from a reduced volume of fixed rate mortgage loan originations.

Non-Interest Expense

            Non-interest expense represents the overhead expenses of the Corporation. The Corporation monitors all categories of non-interest expense in an attempt to improve productivity and earnings performance.

            Non-interest expense in 1996 was 2 percent above the amount recorded in 1995. Salaries and employee benefits increased 5 percent in 1996 to $41.1 million. Salaries increased only 3 percent, but, consistent with the Corporation's plan to reward performance, employee benefits, commissions, incentives, and bonuses represented a larger portion of compensation in 1996. Occupancy expense increased 11 percent in 1996. A charge of $438 thousand recorded in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed Of, was responsible for a substantial portion of this increase. Equipment expense increased 5 percent, telecommunications expense 2 percent, and other expense 4 percent in 1996 over 1995.

            Partially offsetting the above expense increases was a significant reduction in F.D.I.C. insurance assessments in 1996, which resulted in a $2.0 million reduction in expense. The F.D.I.C. lowered its assessments for the Bank Insurance Fund to a flat administrative fee of $2 thousand in 1996. The additional expense recorded in 1996 was related to Savings Association Insurance Fund deposits. In 1996, Congress passed legislation requiring banks to pay a portion of the interest on Financing Corporation (FICO) bonds that were issued to provide funds to resolve the savings and loan crisis. Consequently, beginning in 1997, the Corporation will be obligated to pay an assessment for the FICO obligation, which is estimated to total approximately $250 thousand in 1997. In addition to the reduction in F.D.I.C. assessments in 1996, the Corporation reduced its office supplies expense 1 percent and its postage expense 6 percent.

            Non-interest expense in 1995 was nearly level with the 1994 amount. A significant factor in this comparison was a reduction in F.D.I.C. insurance assessments of $1.7 million. The largest expense increase was salaries and employee benefits, which rose 5 percent in 1995. Occupancy expense was unchanged from 1994 to 1995. Other expenses that increased included equipment expense, office supplies expense, postage expense, and telecommunications expense. Partially offsetting these increases, other expense decreased 5 percent in 1995 compared with 1994.

6. NON-INTEREST EXPENSE


(Dollars in thousands)
-------------------------------------------------------------------------------------------
Years Ended December 31             1996       1995        1994        1993        1992
-------------------------------------------------------------------------------------------
Salaries and employee benefits    $41,090     $39,222     $37,261     $34,651     $31,439
Occupancy expense, net              5,644       5,063       5,063       4,740       4,653
Equipment expense                   6,370       6,086       5,965       5,722       5,125
F.D.I.C. assessments                   44       2,081       3,790       3,645       3,327
Office supplies                     1,182       1,189       1,108       1,115       1,051
Postage                             1,229       1,313       1,160       1,187       1,143
Telecommunications expense          1,855       1,817       1,775       1,425       1,292
Other expense                      10,241       9,809      10,301       9,183       6,935
-------------------------------------------------------------------------------------------
 TOTAL NON-INTEREST EXPENSE       $67,655     $66,580     $66,423     $61,668     $54,965
-------------------------------------------------------------------------------------------
 OPERATING EFFICIENCY RATIO*         59.0%       61.6%       64.3%       61.7%       60.4%
-------------------------------------------------------------------------------------------

*Total non-interest expense as a percent of net interest income
 (tax-equivalent basis) and total non-interest income.

INCOME TAXES

            The provision for income taxes was $14.6 million in 1996 and $12.3 million in 1995. Higher operating earnings were principally responsible for the increase in income taxes. In 1994, income taxes were $11.4 million.

FINANCIAL CONDITION

            The Corporation's financial condition is measured in terms of its asset and liability composition, asset quality, capital resources, and liquidity. The growth and composition of assets and liabilities in 1996 reflected generally favorable economic conditions and the continuation of trends from the previous year. While asset growth overall was moderate, loans continued to grow at a strong pace. On the liability side of the balance sheet, deposit growth continued to be influenced by record amounts of funds being invested in the securities markets. The Corporation's asset quality, which traditionally is strong relative to peer and industry standards, improved further in 1996. Similarly, liquidity measures remained fully adequate in 1996. With respect to its capital resources, in spite of the reduction of capital from the repurchase of shares of common stock in the tender offer, the Corporation remains well capitalized, which is the highest classification under regulatory standards.

            The Corporation is not engaged in investment strategies involving derivative financial instruments. Asset and liability management is conducted without the use of forward-based contracts, options, swap agreements, or other synthetic financial instruments derived from the value of an underlying asset, reference rate, or index. Off-balance sheet risks, such as commitments to extend credit, and other items are discussed in Note 10 of the Notes to Consolidated Financial Statements.

ASSETS

            On December 31, 1996, total assets were $2.162 billion, or 5 percent higher than the year earlier total of $2.051 billion. Average total assets increased 4 percent in 1996 to $2.071 billion from $1.992 billion in 1995.

7. LOAN PORTFOLIO


(in thousands)
-----------------------------------------------------------------------------------------------------------------------
December 31                                          1996             1995           1994            1993        1992
-----------------------------------------------------------------------------------------------------------------------
LOAN CLASSIFICATION:
   Commercial, financial, and agricultural       $   492,727       $   467,296     $   407,152    $  408,349   $388,314
   Real estate - construction                        104,192            84,090         107,629        97,832    105,611
   Real estate - mortgage                            413,526           406,122         366,983       285,384    270,307
   Consumer                                          355,504           262,985         219,872       231,656    216,388
-----------------------------------------------------------------------------------------------------------------------

TOTAL LOANS                                       $1,365,949        $1,220,493      $1,101,636    $1,023,221   $980,620
-----------------------------------------------------------------------------------------------------------------------

            Loan Portfolio. In 1996, loans continued on a growth pattern similar to that in 1995. Loans, net of unearned income increased 12 percent to $1.366 billion on December 31, 1996 from $1.220 billion one year earlier. Average loans, net of unearned income increased 10 percent in 1996 to $1.286 billion from $1.164 billion in 1995.

            All three major areas of the loan portfolio, consumer, commercial, and mortgage, contributed to the strong growth in 1996. Consumer lending led the growth with a 35 percent increase. The indirect instalment portion of the portfolio increased 79 percent to $188 million at year-end 1996 compared with $105 million one year earlier. A new relationship with a major insurance company was responsible for approximately $40 million of this increase. In addition, credit card balances increased to $16 million at year-end 1996 from $9 million one year earlier.

            Commercial lending, which is the largest segment of the portfolio, increased 5 percent in 1996 to $493 million. Favorable economic conditions in the various markets served by the Corporation and continued focus on this segment of the portfolio were factors in this growth.

8. REMAINING MATURITIES OF
SELECTED LOANS

(in thousands)
---------------------------------------------------------
                          Commercial,
                        Financial, and     Real Estate -
December 31, 1996        Agricultural      Construction
---------------------------------------------------------

WITHIN 1 YEAR                $100,619        $  49,539
---------------------------------------------------------

VARIABLE RATE:
   1 to 5 years                87,606           13,565
   After 5 years              161,297           19,663
---------------------------------------------------------
      TOTAL                   248,903           33,228
---------------------------------------------------------

FIXED RATE:
   1 to 5 years               111,956           15,001
   After 5 years               31,249            6,424
---------------------------------------------------------

      TOTAL                   143,205           21,425
---------------------------------------------------------
      TOTAL MATURITIES       $492,727         $104,192
---------------------------------------------------------

            Construction lending also benefitted from a favorable economy. Loans in this category increased 24 percent in 1996 to $104 million.

            Mortgage loans increased 2 percent to $414 million on December 31, 1996. This increase was attributable principally to adjustable rate mortgages.

            On December 31, 1996, the Corporation had no concentration of loans in any one industry in excess of 10 percent of its loan portfolio. Because of the nature of the Corporation's market, loan collateral is predominantly real estate related. Thus, periodic weakness in real estate markets may have an adverse effect on collateral values and could lead to writedowns and loan losses. The Corporation carefully monitors its exposure to risk from construction and development loans, commercial real estate loans, and residential lending. The Corporation does not engage in foreign lending activities. Consequently, the loan portfolio is not exposed to risk from foreign credits.

            Credit quality is a consistent strength of the Corporation. One measure of that strength is a low level of loan losses. In 1996, net loan losses totaled $2.3 million, or only .18 percent of average loans, net of unearned income. In 1995, net loan losses were $3.3 million, or .29 percent of average loans, net of unearned income. Loan losses were higher in 1995 principally as the result of writedowns on two large credits.

            Loan loss expectations for 1997 are influenced by positive economic conditions, moderate interest rates, and lower levels of problem assets partially offset by some concern about the level of consumer debt. At year-end 1996, management was not aware of any conditions that would cause loan losses to be materially higher in 1997 than in 1996. However, adverse changes in the economic cycle and unforeseen changes in borrowers' financial conditions could impact loan losses in 1997. The Corporation will continue its efforts to minimize future credit losses.

            Risk elements associated with the loan portfolio are presented in Table 10. Excluding foreclosed properties, identified risk elements on December 31, 1996 totaled $7.6 million, or .56 percent of loans, net of unearned income. At December 31, 1995, the total was $9.0 million, or .74 percent of loans, net of unearned income. Foreclosed properties at December 31, 1996 were $2.0 million, or 52 percent less than the year earlier total of $4.1 million. Foreclosed properties are reported net of writedowns at the lower of cost or estimated net realizable value. At December 31, 1996, total risk elements represented .70 percent of loans, net of unearned income plus foreclosed properties and .44 percent of total assets. These ratios at the end of 1995 were
1.1 percent and .64 percent, respectively. At year-end 1996, the Corporation identified an additional $5.4 million in loans that pose some uncertainty over the borrowers' ability to comply with loan repayment terms.

            With respect to the non-accrual loans identified in Table 10, the amounts classified in this category represent loan balances on which the accrual of interest has been discontinued. The largest exposure to a single borrower in this group of loans at year-end 1996 was $878 thousand. Only 4 other non-accrual loans had balances greater than $200 thousand at year-end 1996. Loans are placed in a non-accrual status when collection of principal or interest is legally barred or when management determines that collection of interest cannot be assured in light of the financial condition of the borrower and the circumstances surrounding the loan. The Corporation's subsidiary bank is in substantial compliance with regulatory policy that requires accrual of interest to be discontinued when principal or interest is past due for 90 days or more unless the loan is well secured and in the process of collection. Because of the historical experience of net loan losses, the ratio of risk elements to loans outstanding, and the overall quality of the loan portfolio, management has been able to evaluate each individual loan situation of any appreciable magnitude and its potential for collection prior to classifying any loan as non-accrual.



9. SUMMARY OF LOAN LOSS EXPERIENCE



(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------------
Years Ended December 31                            1996         1995              1994           1993          1992
--------------------------------------------------------------------------------------------------------------------
ALLOWANCE AT BEGINNING OF YEAR             $     13,432    $    13,754       $    13,864    $    13,057     $ 10,894

LOAN LOSSES:
   Commercial, financial, and agricultural          426          1,641               994            789          920
   Real estate - construction                       138          1,090               150              -           90
   Real estate - mortgage                           362            110               187            140          343
   Consumer                                       2,015          1,274             1,054            696        1,607
--------------------------------------------------------------------------------------------------------------------

      TOTAL LOAN LOSSES                           2,941          4,115             2,385          1,625        2,960
--------------------------------------------------------------------------------------------------------------------
RECOVERIES:
   Commercial, financial, and agricultural           83            169                67             59           58
   Real estate - construction                         -              2                 4              6           47
   Real estate - mortgage                            34             38                75             72            9
   Consumer                                         568            564               529            261          263
--------------------------------------------------------------------------------------------------------------------

      TOTAL RECOVERIES                              685            773               675            398          377
--------------------------------------------------------------------------------------------------------------------
NET LOAN LOSSES                                   2,256          3,342             1,710          1,227        2,583
INCREASE FROM ACQUISITIONS                            -              -                 -            123          551
PROVISION CHARGED TO EXPENSE                      3,480          3,020             1,600          1,911        4,195
--------------------------------------------------------------------------------------------------------------------

ALLOWANCE AT END OF YEAR                    $    14,656    $    13,432       $    13,754    $    13,864     $ 13,057
--------------------------------------------------------------------------------------------------------------------
LOANS - NET OF UNEARNED INCOME:
   Outstanding at year-end                   $1,365,854     $1,220,421        $1,101,500     $1,022,911     $979,365
   Average                                    1,286,417      1,164,324         1,047,206      1,006,262      908,397

RATIOS:
NET LOAN LOSSES TO AVERAGE LOANS                   0.18%          0.29%             0.16%          0.12%        0.28%
   Allowance to year-end loans                     1.07%          1.10%             1.25%          1.36%        1.33%
   Allowance to net loan losses                    6.50X          4.02X             8.04X         11.30X        5.05X
   Provision to net loan losses                    1.54X          0.90X             0.94X          1.56X        1.62X
   Provision to average loans                      0.27%          0.26%             0.15%          0.19%        0.46%
   Recoveries to loan losses                      23.29%         18.78%            28.30%         24.49%       12.74%
--------------------------------------------------------------------------------------------------------------------

            Included in the $2.0 million total of foreclosed properties at December 31, 1996 were 10 parcels of real estate. The highest carrying value of a single property was $538 thousand. Only 3 other parcels included in foreclosed properties at year-end 1996 had carrying values above $200 thousand.

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

             At December 31, 1996, the allowance for loan losses was $14.7 million, or 1.07 percent of loans, net of unearned income. A year earlier, the allowance was $13.4 million, or 1.10 percent of loans, net of unearned income. At its year-end 1996 level, the allowance for loan losses exceeded the sum of net loan losses over the previous five years. At that level, management believes that the allowance is adequate, subject to unforeseen economic changes or unexpected regulatory developments.



10. RISK ELEMENTS



(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------
Book Value December 31                        1996             1995          1994          1993           1992
--------------------------------------------------------------------------------------------------------------
LOANS:
   Non-accrual                              $4,608        $  6,009       $  6,996      $  9,174        $10,448
   Troubled debt restructurings                245             250              -             -              -
   Past due principal and/or
      interest for 90 days or more           2,790           2,753          2,713         5,453          3,545
--------------------------------------------------------------------------------------------------------------
      TOTAL                                 $7,643        $  9,012       $  9,709       $14,627        $13,993
--------------------------------------------------------------------------------------------------------------
AS A PERCENT OF:
   Loans - net of unearned income              .56%            .74%           .88%         1.43%          1.43%
   Total assets                                .35%            .44%           .50%          .75%           .76%
   Allowance for loan losses                 52.15%          67.09%         70.59%       105.50%        107.17%

FORECLOSED PROPERTIES                       $1,957        $  4,093       $  5,919      $  8,831        $11,770
--------------------------------------------------------------------------------------------------------------
      TOTAL RISK ELEMENTS                   $9,600         $13,105        $15,628       $23,458        $25,763
--------------------------------------------------------------------------------------------------------------
AS A PERCENT OF:
   Loans - net of unearned income
      plus foreclosed properties               .70%           1.07%          1.41%         2.27%         2.60%
   Total assets                                .44%            .64%           .81%         1.21%         1.40%
---------------------------------------------------------------------------------------------------------------


For the years ended December 31, 1996, 1995, and 1994, gross interest income in the amount of $615,000, $632,000, and $462,000, respectively, would have been recorded on loans reported as non-accrual if the loans had been current in accordance with their original terms and conditions. The amount of interest income on those loans that was included in net interest income amounted to $79,000, $49,000 and $66,000 in 1996, 1995, and 1994, respectively. At December
31, 1996, the Corporation identified additional loans totaling $5,402,000 that pose some uncertainty over the borrowers' ability to comply with the loan repayment terms. Investment securities also may pose credit risks. At December 31, 1996, all investment securities were performing according to terms.

11. ALLOWANCE FOR LOAN LOSSES


(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
December 31                             1996                    1995            1994                1993              1992
----------------------------------------------------------------------------------------------------------------------------------
                                          Percent of          Percent of          Percent of         Percent of        Percent of
                                           Loans to            Loans to            Loans to           Loans to          Loans to
                                 Amount  Total Loans  Amount  Total Loans Amount Total Loans Amount Total Loans Amount Total Loans
----------------------------------------------------------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES:
   Commercial, financial, and
      agricultural            $  7,307    36.1%     $  7,871      38.3%   $ 8,447     36.9% $ 6,499     39.9%   $ 6,958    39.6%
   Real estate - construction      510     7.6           137       6.9        156      9.8      687      9.6        753    10.8
   Real estate - mortgage          830    30.3           732      33.3        514     33.3      385     27.9        437    27.5
   Consumer                      3,297    26.0         2,202      21.5      2,227     20.0    3,598     22.6      2,558    22.1
   Unallocated                   2,712       -         2,490         -      2,410        -    2,695        -      2,351       -
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL ALLOWANCE FOR
         LOAN LOSSES           $14,656   100.0%      $13,432     100.0%   $13,754    100.0% $13,864    100.0%   $13,057   100.0%
----------------------------------------------------------------------------------------------------------------------------------



12. INVESTMENT SECURITIES

Based on stated maturities (Dollars in thousands)
------------------------------------------------------------------------------
                                      Amortized        Fair     Tax-Equivalent
December 31, 1996                       Cost           Value        Yield
------------------------------------------------------------------------------

AVAILABLE FOR SALE:

U.S. Treasury Securities:
   Within one year                     $  33,694       $  33,717     5.60%
   One to five years                     140,410         142,359     6.46
------------------------------------------------------------------------------
   TOTAL U.S. TREASURY SECURITIES        174,104         176,076     6.29
----------------------------------------------------------------------------
U.S. Government Agencies:
   Within one year                         2,000           1,997     4.18
------------------------------------------------------------------------------

   TOTAL U.S. GOVERNMENT AGENCIES          2,000           1,997     4.18
----------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES -
     AVAILABLE FOR SALE                  176,104         178,073     6.27
------------------------------------------------------------------------------
HELD TO MATURITY:

U.S. Government Agencies:
   Within one year                        45,955          46,106     6.02
   One to five years                     166,853         167,306     6.08
-----------------------------------------------------------------------------

   TOTAL U.S. GOVERNMENT AGENCIES        212,808         213,412     6.07
----------------------------------------------------------------------------
State and Political Subdivision
 Securities:
   Within one year                         1,914           1,905     5.97
   One to five years                       9,030           9,208     5.56
   Five to ten years                       1,641           1,719     8.19
   After ten years                         2,046           2,070     6.42
----------------------------------------------------------------------------

   TOTAL STATE AND POLITICAL
      SUBDIVISION SECURITIES              14,631          14,902     6.03
----------------------------------------------------------------------------
Corporate Debt Securities:
   Within one year                        83,167          83,612     6.55
   One to five years                     112,164         112,536     6.46
----------------------------------------------------------------------------

   TOTAL CORPORATE DEBT SECURITIES       195,331         196,148     6.50
----------------------------------------------------------------------------
OTHER SECURITIES:
   After ten years                         8,211           8,211     6.94
----------------------------------------------------------------------------

   TOTAL OTHER SECURITIES                  8,211           8,211     6.94
----------------------------------------------------------------------------
TOTAL INVESTMENT SECURITIES
   - HELD TO MATURITY                   $430,981        $432,673     6.28%
----------------------------------------------------------------------------

            Investment Securities. Investment securities represent the second largest component of earning assets. In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, securities held in the investment portfolio are classified as Held to Maturity or Available for Sale. The Corporation has no Trading securities. Held to Maturity securities are reported at amortized cost in the Corporation's consolidated financial statements. Available for Sale securities are reported at fair value. Unrealized gains or losses on these securities are reported as a separate component of shareholders' equity, net of tax effects, and are excluded from earnings until realized.

            At December 31, 1996, the combined reported value of investment securities was $609 million compared with the year earlier total of $643 million. Available for Sale securities decreased to $178 million at year-end 1996 from $189 million one year earlier. Held to Maturity securities decreased to $431 million on December 31, 1996 from the year earlier total of $455 million.



13. CORPORATE DEBT BY QUALITY RATING

(Dollars in thousands)
-------------------------------------------------------------
                                     Book
December 31, 1996                   Value             Percent
-------------------------------------------------------------
MOODY'S RATING
   Aaa                          $  16,642                8.5%
   Aa1                              2,000                1.0
   Aa2                             14,612                7.5
   Aa3                             26,560               13.6
   A1                              58,387               29.9
   A2                              74,523               38.2
   A3                               2,506                1.3
   Other/Not Rated                    101                -
-------------------------------------------------------------
      TOTAL                      $195,331              100.0%
-------------------------------------------------------------

            At year-end 1996, the fair value adjustment of the amortized cost of securities Available for Sale was an unrealized gain of $2.0 million. At year-end 1995, this adjustment reflected an unrealized gain of $4.5 million. The unrealized gains in both 1996 and 1995 reflected higher yields on securities Available for Sale than on comparable investments at those period-ends. In the event the Corporation needs to sell securities classified as Available for Sale, gains or losses on such sales would be reflected in the Corporation's consolidated statement of income in the period in which the sale occurs.

            At December 31, 1996, the weighted average yield of the Held to Maturity portfolio was 6.28 percent. The weighted average yield of Available for Sale securities was 6.27 percent. The market value of securities Held to Maturity was 100.4 percent of its book value at year-end 1996 compared with
101.1 percent on December 31, 1995. Additional information regarding investment securities can be found in Table 12 and Note 3 of the Notes to Consolidated Financial Statements. Quality ratings of the Corporation's corporate debt securities appear in Table 13. With the exception of securities issued by the U.S. Government, the Corporation held no concentration of 10 percent or greater of its shareholders' equity in securities of any single issuer at December 31, 1996.

            Money Market Investments. At year-end 1996, the Corporation did not own any short-term money market investments. One year earlier, the Corporation had $15 million in these investments. Short-term money market investments averaged $13 million in 1996 compared with $11 million in 1995.

LIABILITIES

            The Corporation relies almost exclusively on core deposits to fund its earning assets.

            Deposits. Total deposits on December 31, 1996 were $1.891 billion or 5 percent above the year earlier total of $1.793 billion. Average total deposits of $1.800 billion in 1996 were 4 percent above the 1995 average of $1.735 billion. Deposit growth in 1996 continued to be influenced by record inflows of funds into the securities markets.

            Deposit growth in 1996 was stronger in non-interest bearing demand deposits than in interest-bearing deposits. At December 31, 1996, demand deposits totaled $312 million, or 8 percent higher than the year earlier total of $287 million. The strongest growth within demand deposits in 1996 occurred in commercial accounts, which increased 13 percent. The growth in these accounts was related to the Corporation's growth in commercial lending.

            Interest-bearing deposits increased 5 percent to $1.579 billion at year-end 1996 from the year earlier total of $1.506 billion. Consistent with the 1995 growth pattern, other time deposits, which are principally consumer certificates of deposit less than $100 thousand, registered the greatest growth in 1996. Total balances in these accounts increased $39 million, or 6 percent, to $644 million at year-end 1996. Contributing to this increase was a special deposit promotion late in 1996. Also contributing to the increase in interest-bearing deposits were money market deposit accounts, which increased 5 percent at year-end 1996 compared with the year earlier total. Within this category, commercial money market accounts increased 14 percent in 1996 over the year-end 1995 total. Interest checking account balances increased 2 percent at year-end 1996, while savings account balances declined 2 percent from the year earlier balances. Balances in certificates of deposit $100 thousand and over increased to $110 million at year-end 1996 from the year earlier total of $94 million. Table 14 summarizes the remaining maturities of certificates of deposit $100 thousand and over.

14. CERTIFICATES OF DEPOSIT
$100,000 AND OVER

(in thousands)
------------------------------------------------
December 31, 1996                        Amount
------------------------------------------------
REMAINING MATURITIES:
   Within 3 months                    $  56,720
   3 to 6 months                         21,770
   6 TO 12 MONTHS                        18,892
   After 12 months                       12,878
------------------------------------------------

      TOTAL                            $110,260
------------------------------------------------

            Debt. Short-term borrowings totaled $50 million on December 31, 1996 compared with $16 million at year-end 1995. These borrowings include federal funds purchased, securities sold under agreements to repurchase, and other borrowings. Total short-term borrowings averaged $28 million in 1996 and $25 million in 1995. Table 15 summarizes the Corporation's position with respect to federal funds purchased and securities sold under agreements to repurchase. At year-end 1996, the Corporation did not have any long-term debt.



15. SHORT-TERM BORROWINGS


(Dollars in thousands)
---------------------------------------------------------------------------------------------------------------------
                                                       1996                    1995                    1994
---------------------------------------------------------------------------------------------------------------------

                                                              Interest               Interest                Interest
                                              Balance           Rate      Balance      Rate      Balance       Rate
---------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND SECURITIES
   SOLD UNDER AGREEMENTS TO REPURCHASE
      Outstanding at year-end                  $50,066          6.08%      $16,118      3.13%     $16,479     3.69%
      Average outstanding for the year          23,781          4.55        18,568      4.57       14,845     3.21
      Maximum outstanding at any month-end      56,060             -        46,878         -       42,501        -
---------------------------------------------------------------------------------------------------------------------

CAPITAL RESOURCES

            In the fourth quarter of 1996, the Corporation completed a Modified Dutch Auction Tender Offer in which it repurchased a total of 1.236 million shares of its common stock. The repurchase had the effect of reducing shareholders' equity approximately $35 million. The tender offer was conducted to utilize the Corporation's strong capital base more effectively and to increase shareholder value. Based upon proforma financial models, the tender offer should have the effect of increasing net income per share and improving the return on average shareholders' equity.

            Because the repurchase amount exceeded the amount of earnings retained after dividend payments in 1996, shareholders' equity decreased to $204 million on December 31, 1996 from the year earlier total of $227 million. Shareholders' equity averaged 5 percent higher in 1996 at $228 million compared with $217 million in 1995. Average shareholders' equity as a percent of average assets was 11.0 percent in 1996 and 10.9 percent in 1995. Average shareholders' equity in 1996 was affected less than period-end shareholders' equity because the tender offer was completed near the middle of the fourth quarter.

            Federal banking law sets forth certain regulatory capital requirements that apply to the Corporation and its banking subsidiary. Within the framework established by the law, the Corporation and its banking subsidiary qualify for the classification "well capitalized", which is the highest regulatory classification. Additional information concerning regulatory capital requirements is contained in Note 11 of the Notes to the Consolidated Financial Statements.

            From time to time, the Corporation purchases shares of its own common stock from shareholders and from brokers and dealers. In 1996, the Corporation purchased 67,500 shares (in addition to shares purchased in the tender offer) at a cost of $1.5 million. In 1995, the Corporation purchased 67,048 shares at a cost of $1.4 million. The volume of share repurchases is determined in consideration of shares issued for various purposes and by the financial advantage to the Corporation. Purchases are made in accordance with applicable securities laws, regulations, and internal policy considerations.

16. RISK-BASED CAPITAL

(Dollars in thousands)
---------------------------------------------------------------------------
December 31                        1996          1995             1994
---------------------------------------------------------------------------
TIER 1 CAPITAL:
   Shareholders' equity*       $   203,034     $  223,637      $  210,244
   Less intangible assets            7,965          9,046           7,471
---------------------------------------------------------------------------

         TOTAL TIER 1
            CAPITAL                195,069        214,591         202,773
---------------------------------------------------------------------------
TIER 2 CAPITAL:
   Allowable allowance for
      loan losses                   14,656         13,432          13,754
---------------------------------------------------------------------------
          TOTAL CAPITAL        $   209,725     $  228,023      $  216,527
---------------------------------------------------------------------------
Risk-weighted assets            $1,558,530     $1,402,735      $1,340,091
Tangible quarterly
   average assets                2,129,384      2,026,619       1,914,722

RISK-BASED
CAPITAL RATIOS:
   Tier 1 capital                    12.52%         15.30%          15.13%
   Total capital                     13.46%         16.26%          16.16%
   Tier 1 leverage                    9.16%         10.59%          10.59%
---------------------------------------------------------------------------

* Exclusive of net unrealized gains and losses on securities available for sale, as prescribed by regulatory guidelines.

            The Corporation's common stock is traded in the NASDAQ Stock Market's National Market System under the trading symbol JBNK. Table 17 presents the market prices and dividends of the Corporation's common stock for each quarter in 1996 and 1995. On December 31, 1996, the book value of a share of common stock was $14.66 compared with the year earlier book value of $14.92. The book value comparison between year-end 1996 and 1995 was affected by the repurchase of shares in the tender offer.


17. COMMON STOCK PERFORMANCE AND DIVIDENDS

---------------------------------------------------------------------------------------------------------------
                                          Common Stock Price

---------------------------------------------------------------------------------------------------------------

                                     1996                1995       Dividends Declared
---------------------------------------------------------------------------------------------------------------

                                High       Low       High      Low     1996    1995
---------------------------------------------------------------------------------------------------------------
First Quarter ..........        $ 22.63 $ 20.00    $ 20.75   $ 19.13  $ .22    $ .19
Second Quarter .........          22.50   20.63      22.13     19.13    .22      .19
Third Quarter ..........          27.75   21.50      23.50     21.00    .22      .19
Fourth Quarter .........          29.50   26.75      23.50     20.13    .22      .19
---------------------------------------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31        $ 29.50  $ 20.00    $ 23.50   $ 19.13  $ .88     $.76


Jefferson Bankshares' common stock is traded in the National Market System of the Nasdaq Stock Market in which Jefferson Bankshares' symbol is JBNK. Dividend restrictions and other matters are discussed in Notes 8 and 13 of the Notes to Consolidated Financial Statements. On January 15, 1997, there were approximately 8,116 shareholders of record.


LIQUIDITY

            Liquidity in a banking company measures the ability to provide funds for customers' demands for loans and deposit withdrawals without impairing profitability. To meet these needs, the Corporation maintains cash reserves and readily marketable investments in addition to funds provided from loan repayments and maturing securities. Funds also can be obtained through increasing deposits or short-term borrowings and through the bank's borrowing privileges at the Federal Reserve and through the Federal Home Loan Bank. In addition, the Corporation has a $15 million line of credit available.

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

            Management uses a variety of interest sensitivity, or "gap", reports to summarize the Corporation's ability to reprice its interest-sensitive assets and liabilities over various time intervals. An asset-sensitive, or positive, gap implies that assets will reprice faster than liabilities. In an increasing interest rate environment, net interest income would be positively affected. Conversely, a liability-sensitive, or negative, gap implies that liabilities will reprice faster than assets and, thus, net interest income would be positively affected by decreasing interest rates. As shown in Table 18, at December 31, 1996, the Corporation had a negative gap of $65.0 million over the next twelve months. This amount was well within the approved exposure limits of interest sensitive assets to interest sensitive liabilities of 1.25 to 1 and .75 to 1.

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

           The Corporation uses traditional, on-balance sheet means for limiting interest rate risk. Through aggressive pricing and/or marketing strategies, the Corporation is able to emphasize fixed or variable rate assets and liabilities to position the balance sheet in accordance with management's strategies and tolerance for interest rate risk.

18. INTEREST SENSITIVITY ANALYSIS*



(in thousands)
---------------------------------------------------------------------------------------------------------------------------------
                                                                      Over          Over                   Over
                                                                    3 Months      6 Months      Total      1 Year
                                                     3 Months        Through       Through      Within      and Not
December 31, 1996                                     or Less       6 Months      12 Months     1 Year     Classified    Total
---------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
   Loans - net of unearned income                    $  539,024   $    35,317      $ 177,212  $ 751,553   $   614,301  $1,365,854
   Investment securities:
      Available for Sale                                  7,314             -         28,400     35,714       142,359     178,073
      Held to Maturity                                   27,509        33,626         69,901    131,036       299,945     430,981
   Money market investments                                   -             -              -          -             -           -
---------------------------------------------------------------------------------------------------------------------------------
      TOTAL EARNING ASSETS                              573,847        68,943        275,513    918,303     1,056,605   1,974,908
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
   Money market deposit accounts                        339,770             -              -    339,770             -     339,770
   Certificates of deposit $100,000 and over             56,720        21,770         18,892     97,382        12,878     110,260
   All other time deposits                              250,976       123,879        121,266    496,121       633,141   1,129,262
   Short-term borrowings                                 50,066             -              -     50,066             -      50,066
---------------------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-BEARING LIABILITIES                697,532       145,649        140,158    983,339       646,019   1,629,358
---------------------------------------------------------------------------------------------------------------------------------
NET NON-INTEREST-BEARING LIABILITIES                          -             -              -          -       345,550     345,550
---------------------------------------------------------------------------------------------------------------------------------
INTEREST SENSITIVITY GAP
   ASSET SENSITIVE (LIABILITY SENSITIVE)              $(123,685)   $  (76,706)     $ 135,355   $(65,036)    $  65,036   $       -
---------------------------------------------------------------------------------------------------------------------------------

   CUMULATIVE GAP                                     $(123,685)    $(200,391)     $(65,036)  $(65,036)     $       -   $       -
---------------------------------------------------------------------------------------------------------------------------------

* Remaining maturity if fixed rate; earliest possible repricing interval if floating rate.


ACCOUNTING RULE CHANGES

            On January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. The Statements require impaired loans to be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. In reviewing the effects of implementing these Statements, management deemed the allowance for loan losses to be adequate, and no additional provision resulted from the implementation of the Statements.

            Effective January 1, 1996, the Corporation adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Upon adoption of this Statement, the Corporation recognized a loss of $438 thousand for the impairment of one of its properties.

            For years beginning after December 15, 1995, SFAS No. 122, Accounting for Mortgage Servicing Rights, requires capitalization of the cost of mortgage servicing rights. The Corporation does not service loans that are applicable under this Statement and, accordingly, this Statement had no impact on the Corporation's consolidated financial statements.

            SFAS No. 123, Accounting for Stock-Based Compensation, establishes a new fair value method of accounting for stock-based compensation arrangements with employees that is effective for fiscal years beginning after December 15, 1995. Entities may either adopt the fair value method or elect to continue following the accounting treatment outlined in APB Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to continue following Opinion No. 25 are required to make proforma disclosures of net income and net income per share, as if the fair value based method had been adopted. The Corporation has elected to continue following Opinion No. 25 and, consequently, adoption of this Statement did not have an impact on the Corporation's results of operations. Required disclosures under SFAS No. 123 are contained in Note 9 of the Notes to Consolidated Financial Statements.

            SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was issued in June 1996, provides accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, secured borrowing and collateral transactions, and the extinguishments of liabilities. The Statement is to be applied to transactions occurring after December 31, 1996. SFAS No. 125 is based on a financial-components approach that focuses on control. Under this approach, following a transfer of financial assets, an entity recognizes the assets it controls and liabilities it has incurred, and derecognizes financial assets for which control has been surrendered and financial liabilities that have been extinguished. In December 1996, SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, was issued. SFAS No. 127 postpones implementation of certain provisions of SFAS No. 125 until after December 31, 1997. The effect on the Corporation's consolidated financial statements of adopting these Statements is not expected to be material.



[LOGO]
Jefferson Bankshares, Inc.
and Subsidiaries


CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except per share data)
---------------------------------------------------------------------------------------------------------------------------

December 31                                                                        1996                1995
---------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks (Note 10)                                               $  100,228        $    88,028
Federal funds sold and other money market investments                                    -             15,000
Investment securities (Note 3):
   Available for sale (cost of $176,104 in 1996 and $184,203 in 1995)              178,073            188,669
   Held to maturity (fair value of $432,673 in 1996 and $459,360 in 1995)          430,981            454,509

Loans (Note 4)                                                                   1,365,949          1,220,493
   Less: Unearned income                                                               (95)               (72)
         Allowance for loan losses (Note 5)                                        (14,656)           (13,432)
---------------------------------------------------------------------------------------------------------------------------
     Net loans                                                                   1,351,198          1,206,989
---------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net (Note 7)                                                55,774             52,310
Other assets                                                                        45,571             45,683
---------------------------------------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                               $2,161,825         $2,051,188
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES
   Deposits (Notes 2 and 3):
   Demand                                                                       $  311,817         $  287,489
   Interest checking                                                               312,097            306,753
   Regular savings                                                                 172,804            177,217
   Money market deposit accounts                                                   339,770            322,889
   Certificates of deposit $100,000 and over                                       110,260             93,720
   Other time deposits                                                             644,361            605,131
---------------------------------------------------------------------------------------------------------------------------
     Total deposits                                                              1,891,109          1,793,199
Federal funds purchased and securities sold under agreements to repurchase          50,066             16,118
Other liabilities                                                                   16,336             15,316
Long-term debt                                                                           -                 15
---------------------------------------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                                                           1,957,511          1,824,648
---------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock of $10.00 par value. Authorized 1,000,000 shares; issued none            -                  -
Common stock of $2.50 par value. Authorized 32,000,000 shares; issued and
   outstanding 13,937,491 shares in 1996 and 15,182,235 shares in 1995              34,844             37,956
Capital surplus                                                                     48,720             47,623
Retained earnings                                                                  119,470            138,058
Unrealized gains on securities available for sale, net (Note 3)                      1,280              2,903
---------------------------------------------------------------------------------------------------------------------------
     TOTAL SHAREHOLDERS' EQUITY (Notes 2, 8, 9, 11, and 13)                        204,314            226,540
---------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Notes 7 and 10)
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $2,161,825         $2,051,188
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements





CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)
---------------------------------------------------------------------------------------------------------------
Years Ended December 31                                              1996              1995            1994
---------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                         $114,534          $104,607        $ 84,427
Income on investment securities:
   Available for sale                                                11,874            11,374          11,582
   Held to maturity                                                  26,511            29,709          32,335
Other interest income                                                   709               683           1,152
---------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME                                          153,628           146,373         129,496
---------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest-checking                                                     6,050             6,594           6,799
Regular savings                                                       4,432             4,864           5,368
Money market deposit accounts                                        11,917            11,816           9,706
Certificates of deposit $100,000 and over                             4,980             4,566           2,842
Other time deposits                                                  30,373            29,583          20,208
Short-term borrowings                                                 1,294             1,220             441
Long-term debt                                                            -                 1              29
---------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE                                          59,046            58,644          45,393
---------------------------------------------------------------------------------------------------------------

     NET INTEREST INCOME                                             94,582            87,729          84,103
     PROVISION FOR LOAN LOSSES (Note 5)                               3,480             3,020           1,600
---------------------------------------------------------------------------------------------------------------
     NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES                                               91,102            84,709          82,503
---------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Trust income                                                          4,380             4,500           3,944
Service charges on deposit accounts                                   9,970             9,155           8,702
Investment securities gains (losses), net (Note 3)                        4              (103)          1,166
Mortgage loan sales income                                              614               275             681
Other income (Note 9)                                                 4,009             5,192           3,417
---------------------------------------------------------------------------------------------------------------
     TOTAL NON-INTEREST INCOME                                       18,977            19,019          17,910
---------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
Salaries and employee benefits (Note 9)                              41,090            39,222          37,261
Occupancy expense, net                                                5,644             5,063           5,063
Equipment expense                                                     6,370             6,086           5,965
Other expense                                                        14,551            16,209          18,134
---------------------------------------------------------------------------------------------------------------
     TOTAL NON-INTEREST EXPENSE                                      67,655            66,580          66,423
---------------------------------------------------------------------------------------------------------------
     INCOME BEFORE INCOME TAXES                                      42,424            37,148          33,990
     PROVISION FOR INCOME TAX EXPENSE (Note 6)                       14,623            12,285          11,390
---------------------------------------------------------------------------------------------------------------
NET INCOME                                                         $ 27,801          $ 24,863        $ 22,600
---------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE (Notes 8 and 9)                        $   1.86          $   1.64        $   1.49
---------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements



[LOGO]
Jefferson Bankshares, Inc.
and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Dollars in thousands except per share data)
---------------------------------------------------------------------------------------------------------------------------
                                                                                         Unrealized Gains
                                                  Common Stock      Capital  Retained (Losses) on Securities
                                               Shares     Amount    Surplus  Earnings Available for Sale, Net   Total
---------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1993                    15,080,553  $37,701    $43,977  $114,756       $       -         $196,434

Adjustment to beginning balance for change
   in accounting principle, net (Note 3)                                                        5,072            5,072
Net income                                                                     22,600                           22,600
Cash dividends declared ($.68 per share)                                      (10,135)                         (10,135)
Acquisition of common stock                     (72,500)    (181)              (1,235)                          (1,416)
Issuance of common stock for:
   Dividend reinvestment plan                   124,912      313      2,075                                      2,388
   Stock options (Note 9)                        37,285       93        280                                        373
Change in unrealized gains (losses)
   on securities available for sale, net
   (Note 3)                                                                                    (8,763)          (8,763)
---------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1994                    15,170,250   37,926     46,332   125,986          (3,691)         206,553

Net income                                                                     24,863                           24,863
Cash dividends declared ($.76 per share)                                      (11,536)                         (11,536)
Acquisition of common stock                     (67,048)    (168)              (1,255)                          (1,423)
Issuance of common stock for:
   Dividend reinvestment plan                     7,256       18        131                                        149
   Incentive stock plan (Note 9)                 27,820       70        315                                        385
   Deferred Compensation and Stock
     Purchase Plan for Non-Employee
     Directors (Note 8)                          43,957      110        845                                        955
Change in unrealized gains (losses)
   on securities available for sale, net
   (Note 3)                                                                                     6,594            6,594
---------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1995                    15,182,235   37,956     47,623   138,058           2,903          226,540

Net income                                                                     27,801                           27,801
Cash dividends declared ($.88 per share)                                      (13,065)                         (13,065)
Acquisition of common stock:
   Tender offer                              (1,235,690)  (3,089)             (32,013)                         (35,102)
   Other                                        (67,500)    (169)              (1,311)                          (1,480)
Issuance of common stock for:
   Dividend reinvestment plan                    22,807       57        573                                        630
   Incentive stock plan (Note 9)                 23,729       59        272                                        331
   Deferred Compensation and Stock
     Purchase Plan for Non-Employee
     Directors (Note 8)                           9,538       24        192                                        216
   Employee Stock Purchase Plan (Note 8)          2,372        6         60                                         66
Change in unrealized gains (losses)
   on securities available for sale, net
   (Note 3)                                                                                    (1,623)          (1,623)
---------------------------------------------------------------------------------------------------------------------------
BALANCE DECEMBER 31, 1996                    13,937,491  $34,844    $48,720  $119,470          $1,280         $204,314
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements



CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)
---------------------------------------------------------------------------------------------------------------
Years Ended December 31                                              1996              1995             1994
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                       $   27,801        $   24,863      $   22,600
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation and amortization                                    6,881             6,490           5,975
     Amortization and accretion                                       3,694             4,145           5,187
     Provision for loan losses                                        3,480             3,020           1,600
     Increase in deferred tax asset                                    (920)             (166)         (3,069)
     Investment securities (gains) losses, net (Note 3)                  (4)              103          (1,166)
     Gains on sales of premises and equipment, net                      (67)             (247)           (173)
     (Increase) decrease in interest receivable                       1,043              (537)           (376)
     Increase (decrease) in taxes payable                                87              (306)            106
     Increase in interest payable                                       462             1,418              91
     (Increase) decrease in loans held for resale, net                1,493            (1,921)          6,149
     Other, net                                                      (1,419)             (146)          2,656
---------------------------------------------------------------------------------------------------------------
       Total adjustments                                             14,730            11,853          16,980
---------------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                     42,531            36,716          39,580
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of investment securities held
       to maturity                                                  123,912           123,904         153,889
     Proceeds from calls of investment securities
       held to maturity (Note 3)                                        485               148           4,838
     Purchases of investment securities held to maturity           (103,765)         (114,127)       (118,746)
     Proceeds from maturities of securities available for sale       30,950            37,700          19,450
     Proceeds from sales of securities available for sale
       (Note 3)                                                         979            11,347          44,346
     Purchases of securities available for sale                     (24,624)          (57,707)        (35,407)
     Net increase in loans                                         (149,760)         (121,504)        (87,751)
     Business combinations, net of cash (Note 2)                          -            31,369          21,130
     Proceeds from sales of premises and equipment                      796             1,003             208
     Proceeds from sales of foreclosed properties                     2,296             2,694           2,732
     Purchases of premises and equipment                            (10,281)           (7,647)         (8,772)
---------------------------------------------------------------------------------------------------------------
       NET CASH USED IN INVESTING ACTIVITIES                       (129,012)          (92,820)         (4,083)
---------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                             97,910            69,815         (12,076)
     Net increase (decrease) in short-term borrowings                33,948              (361)        (37,618)
     Repayment of long-term debt                                        (15)               (4)         (1,194)
     Proceeds from issuance of common stock                           1,243             1,489           2,761
     Payments to acquire common stock                               (36,582)           (1,423)         (1,416)
     Dividends paid                                                 (12,823)          (11,193)        (10,034)
---------------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY (USED IN)
         FINANCING ACTIVITIES                                        83,681            58,323         (59,577)
---------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                              (2,800)            2,219         (24,080)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                      103,028           100,809         124,889
---------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                          $ 100,228         $ 103,028       $ 100,809
---------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements


                  Jefferson Bankshares, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended December 31, 1996, 1995, and 1994

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Jefferson Bankshares, Inc. ("the Corporation") is the bank holding company for its subsidiary, Jefferson National Bank, and is headquartered in Charlottesville, Virginia. Through its subsidiary bank, the Corporation delivers financial services with a network of 95 offices covering many of the principal markets of Virginia. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practice within the banking industry.

A. PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Corporation and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation. Certain previously reported amounts have been reclassified to conform to current presentations.

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

B. INVESTMENT SECURITIES: In accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, investment securities are reported in one of three categories:
Trading, Available for Sale, or Held to Maturity. Available for Sale securities are reported in the Corporation's consolidated financial statements at fair value. Unrealized gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate component of shareholders' equity until realized. Held to Maturity securities are recorded at amortized cost. The Corporation has no Trading securities.

         Amortization of premiums and accretion of discounts are computed by the level yield method. Realized gains and losses are computed using the specific identification method.

C. LOANS: On January 1, 1995, the Corporation adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure. The Statements require impaired loans to be measured at the present value of expected future cash flows discounted at the loan's effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

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

D. ALLOWANCE FOR LOAN LOSSES: The Corporation follows the allowance method in providing for loan losses. Accordingly, all loan losses are charged to the allowance for loan losses and all recoveries are credited to it.

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

E. PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed principally by the straight-line method based upon the estimated useful lives of the assets, except for leasehold improvements which are amortized over the lives of the respective leases or the estimated useful lives of the improvements, whichever is shorter. The costs of major renovations and betterments are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred.

F. FORECLOSED PROPERTIES: Foreclosed properties, classified in "Other assets" in the accompanying consolidated balance sheets, consist primarily of real estate held for resale which was acquired through foreclosure on loans secured by real estate. Foreclosed properties are carried at the lower of cost or appraised market value less estimated disposal costs. Writedowns to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense. Management utilizes estimates and assumptions in conformity with generally accepted accounting principles.



G. GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill is amortized using the straight-line method over fifteen years. Other acquired intangible assets, such as the value of purchased core deposits, are amortized using the straight-line method over the periods benefited, not exceeding fifteen years.

H. INCOME TAXES: The Corporation accounts for income taxes using the asset and liability method as prescribed by SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

         The Corporation and its subsidiaries file consolidated tax returns. Each subsidiary provides for income taxes based upon its contribution to income taxes (benefit) of the consolidated group.

I. COMMON STOCK: Shares of its own common stock reacquired by the Corporation are cancelled as a matter of state law and are accounted for as authorized but unissued shares.

J. EARNINGS PER COMMON SHARE: Earnings per common share amounts are calculated by dividing net income by the daily average number of outstanding common shares. Common share equivalents resulting from the incentive stock plan and stock option plan are not used in the calculations because their effect is not material.

K. PENSION PLAN: The Corporation has a non-contributory, trusteed defined benefit pension plan covering salaried employees and some hourly employees meeting certain age and service requirements. The net periodic pension cost consists of the following components: service cost (benefits earned during the year), interest costs on the projected benefit obligation, actual return on plan assets, and the net amount resulting from the amortization and deferral of certain items over 15 years. Due to its fully funded status, no contributions were made to the plan in 1996, 1995, or 1994.

L. TRUST DIVISION: Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Corporation and, therefore, are not included in the accompanying consolidated financial statements.

M. STATEMENTS OF CASH FLOWS: Cash and cash equivalents include cash and due from banks and federal funds sold and other money market investments. During the years ended December 31, 1996, 1995, and 1994, cash paid for interest was $58,584,000, $57,226,000, and $45,302,000, and cash paid for income taxes was
$15,635,000, $12,591,000, and $11,748,000, respectively. During 1996, 1995, and
1994, other assets increased as a result of loan foreclosures in the amount of $555,000, $1,269,000, and $1,534,000, respectively, representing non-cash investing activities for purposes of the Consolidated Statements of Cash Flows.

NOTE 2: BUSINESS COMBINATIONS

         In June 1995, Jefferson National Bank acquired the deposits associated with the Waynesboro office of First Union National Bank and a Richmond office of Virginia First Savings Bank. Approximately $35 million in deposit accounts were transferred to Jefferson in these two transactions. The transactions resulted in goodwill of $2.4 million.

         On August 18, 1994, Bank of Loudoun (Loudoun) merged into Jefferson National Bank. The Corporation issued 538,881 shares of its common stock in exchange for all of the outstanding shares of common stock of Loudoun. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements were restated to include the accounts and transactions of Loudoun for all applicable periods.

         On March 25, 1994, Jefferson National Bank purchased the deposit liabilities of Liberty Federal Savings Bank (Liberty) from the Resolution Trust Corporation. Liberty had two banking offices in Warrenton, Virginia and total deposits of approximately $24 million. The transaction resulted in goodwill of $2.0 million.

         The transactions with First Union, Virginia First, and Liberty were accounted for as purchases, and, accordingly, the accounts and transactions for each entity are included in the Corporation's consolidated financial statements subsequent to the respective merger dates.

NOTE 3: INVESTMENT SECURITIES

         The Corporation adopted SFAS No. 115 on January 1, 1994. The effect of adopting SFAS No. 115 was an increase in consolidated shareholders' equity of $5,072,000 to reflect the net unrealized gains of securities classified as Available for Sale.

         The amortized cost, approximate fair values, and gross unrealized gains and losses of investment securities are as follows:

(in thousands)
-------------------------------------------------------------------------------
December 31                                1996
-------------------------------------------------------------------------------
SECURITIES - AVAILABLE FOR SALE
-------------------------------------------------------------------------------
                               Amortized  Unrealized  Unrealized    Fair
                                  Cost        Gains     Losses      Value
-------------------------------------------------------------------------------
U.S. Treasury                   $174,104     $2,368     $  396    $176,076
U.S. Government agencies           2,000          -          3       1,997
-------------------------------------------------------------------------------
TOTAL                           $176,104     $2,368     $  399    $178,073
-------------------------------------------------------------------------------
SECURITIES - HELD TO MATURITY
-------------------------------------------------------------------------------
U.S. Government agencies        $212,808     $1,451     $  847    $213,412
States and political
   subdivisions                   14,631        346         75      14,902
Corporate debt securities        195,331      1,185        368     196,148
Other securities                   8,211          -          -       8,211
-------------------------------------------------------------------------------
TOTAL                           $430,981     $2,982     $1,290    $432,673
-------------------------------------------------------------------------------



(in thousands)
--------------------------------------------------------------------------
December 31                                1995
--------------------------------------------------------------------------
SECURITIES - AVAILABLE FOR SALE
-------------------------------------------------------------------------
                              Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains      Losses      Value
-------------------------------------------------------------------------
U.S. Treasury                  $180,478     $4,794    $   291    $184,981
U.S. Government agencies          2,747          -         37       2,710
Mortgage-backed securities          978          7          7         978
-------------------------------------------------------------------------
TOTAL                          $184,203     $4,801    $   335    $188,669
-------------------------------------------------------------------------
SECURITIES - HELD TO MATURITY
-------------------------------------------------------------------------
U.S. Treasury                  $    972     $   23    $     -     $   995
U.S. Government agencies        244,377      3,574        958     246,993
States and political
   subdivisions                  23,802        632          9      24,425
Corporate debt securities       180,320      1,864        275     181,909
Other securities                  5,038          -          -       5,038
-------------------------------------------------------------------------
TOTAL                          $454,509     $6,093     $1,242    $459,360
-------------------------------------------------------------------------


         Proceeds from sales of securities Available for Sale were $979,000 in 1996, $11,347,000 in 1995, and $44,346,000 in 1994. Gross gains of $8,000 and
$1,166,000 were recorded in 1996 and 1994, respectively. Gross losses of $7,000 and $103,000 were recorded in 1996 and 1995, respectively.

         There were no sales of Held to Maturity securities in 1996, 1995, or 1994. Proceeds from calls of Held to Maturity securities were $485,000 in 1996, $148,000 in 1995, and $4,838,000 in 1994. Gross gains of $3,000 from calls of securities Held to Maturity were recorded in 1996.

         Investment securities having carrying values of $138,630,000 at December 31, 1996 and $109,729,000 at December 31, 1995 were pledged to secure deposits and for other purposes required by law.

         The amortized cost and approximate fair values of investment securities by contractual maturities at December 31, 1996 are shown in Table 12, Investment Securities, in Management's Discussion and Analysis (MD&A).


NOTE 4: LOANS

         The composition of the loan portfolio by loan classification at December 31, 1996 and 1995 appears in Table 7, Loan Portfolio, in MD&A. Balances of non-accrual loans and loans meeting the criteria of troubled debt restructurings at December 31, 1996 and 1995 and the related income statement effects for the years ended December 31, 1996, 1995, and 1994 appear in Table 10, Risk Elements, in MD&A.

         Loans to directors and executive officers of the Corporation and its significant subsidiaries, loans to companies in which they have a significant interest, and loans to members of their immediate families are made on substantially the same terms as those prevailing at the time for other loan customers. Excluding loans aggregating less than $60,000 to any such person, his or her interests, and immediate family members, the balances of such loans outstanding were $23,426,000 and $20,842,000 at December 31, 1996 and 1995,
respectively. The changes in the balances from year-end 1995 to 1996 resulted from additions during 1996 of $36,323,000 and collections amounting to $33,739,000.

NOTE 5: ALLOWANCE FOR LOAN LOSSES

         A summary of the transactions in the allowance for loan losses for the years ended December 31, 1996, 1995, and 1994 appears in Table 9, Summary of Loan Loss Experience, in MD&A.


NOTE 6: INCOME TAXES

         The components of income tax expense (benefit) for the years ended December 31, 1996, 1995, and 1994 are as follows:

(in thousands)
----------------------------------------------------------------
                                     1996      1995      1994
----------------------------------------------------------------
Current: Federal                   $15,474    $12,085  $11,619
         State                          69         28        6
----------------------------------------------------------------
                                    15,543     12,113   11,625
Deferred                              (920)       172     (235)
----------------------------------------------------------------
   Income tax expense              $14,623    $12,285  $11,390
----------------------------------------------------------------

         The provision for income tax expense is different from the amount computed by applying the statutory corporate federal income tax rate of 35 percent for the following reasons:

-----------------------------------------------------------------
                                     1996       1995     1994
-----------------------------------------------------------------
Provision for income tax
   expense at statutory rate        35.0%      35.0%     35.0%
Increase (reduction) in income
  taxes resulting from:
     Tax-exempt interest            (1.6)      (2.3)     (2.4)
     Other, net                      1.1         .4        .9
-----------------------------------------------------------------
Income tax expense                  34.5%      33.1%     33.5%
-----------------------------------------------------------------



         The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

(in thousands)
----------------------------------------------------------------
                                           1996          1995
----------------------------------------------------------------
Deferred tax assets:
   Allowance for loan losses              $5,130        $4,701
   Deferred compensation                     577           672
   Other real estate owned                   871           837
   Other                                   2,279         2,626
----------------------------------------------------------------
       Total gross deferred tax assets     8,857         8,836
----------------------------------------------------------------
Deferred tax liabilities:
   Premises and equipment                  1,514         1,872
   Unrealized gains on investment
     securities available for sale           689         1,563
   Prepaid pension costs                     614           669
   Other                                     582         1,068
----------------------------------------------------------------
       Total gross deferred tax
         liabilities                       3,399         5,172
----------------------------------------------------------------
       Net deferred tax asset
         (included in other assets)       $5,458        $3,664
----------------------------------------------------------------

         At December 31, 1996, the Corporation has net operating loss carryforwards obtained from previous business combinations for federal income tax purposes of approximately $1.3 million which are available to offset future federal taxable income, if any, through 2007. The Corporation has not recognized a valuation allowance for the gross deferred tax asset recorded in the accompanying 1996 and 1995 consolidated balance sheets since it is not dependent on future earnings for recoverability.

NOTE 7: PREMISES AND EQUIPMENT

         The Corporation's principal executive offices are located at 123 East Main Street, Charlottesville, Virginia.

         Premises and equipment at December 31, 1996 and 1995 are summarized as follows:

(in thousands)
-----------------------------------------------------------------
                               Estimated
                             Useful Lives
                                (Years)       1996        1995
-----------------------------------------------------------------
Land                                 -     $ 11,283    $ 10,209
Buildings                        30-50       49,418      47,764
Leasehold improvements            5-40        4,805       4,629
Furniture and equipment           3-12       53,245      47,953
-----------------------------------------------------------------
                                            118,751     110,555
Less accumulated depreciation
   and amortization                          62,977      58,245
-----------------------------------------------------------------
     Premises and equipment, net           $ 55,774    $ 52,310
-----------------------------------------------------------------


         Depreciation and amortization of premises and equipment aggregated $5,712,000 in 1996, $5,766,000 in 1995, and $5,723,000 in 1994.

         At December 31, 1996, the Corporation leased 25 of its 95 banking offices under operating lease agreements on terms ranging from 1 to 25 years generally with renewal options up to 10 years. Supplementary office space and equipment are leased on a short-term basis.

         Rent expense charged to operations under operating lease agreements totaled $1,207,000, $1,133,000, and $1,081,000 in 1996, 1995, and 1994,
respectively. The following is a schedule of future minimum rental payments, net of subleases, required under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1996:

(in thousands)
-------------------------------------------------------------
                                                    Future
                                                    Minimum
                                                   Payments
-------------------------------------------------------------
1997                                               $   931
1998                                                   803
1999                                                   738
2000                                                   496
2001                                                   354
Later years                                          1,538
-------------------------------------------------------------
                                                    $4,860
-------------------------------------------------------------


         Management expects that in the normal course of business most leases will be renewed or replaced by other leases. Therefore, it is anticipated that future annual rental expense will not be less than the amount shown for the year ended December 31, 1996. Most of the leases provide that the Corporation pay taxes, maintenance, insurance, and certain other operating expenses of the leased assets. Leased property recorded under capital leases and the related lease payment commitments are not material.


NOTE 8: COMMON STOCK AND EARNINGS PER SHARE

         The daily average common shares outstanding used in computing earnings per share were 14,982,442 in 1996, 15,181,152 in 1995, and 15,148,400 in 1994.

         In November 1996, the Corporation completed a Modified Dutch Auction Tender Offer in which it repurchased 1,235,690 shares of its common stock at $28 per share. The total purchase price, including associated transaction expenses, was $35,102,000, which was recorded in the Consolidated Financial Statements as a reduction in common stock at $2.50 par value and the remainder as a reduction in retained earnings.

         At December 31, 1996, 781,443 shares were reserved for use in the Corporation's dividend reinvestment plan, and 226,501 shares were reserved for the Corporation's employee stock purchase plan. At its December 1994 meeting, the Board of Directors of Jefferson Bankshares, Inc. amended and restated the Deferred Compensation and Stock Purchase Plan for Non-Employee Directors to provide participants the option of investing in Jefferson Bankshares, Inc. common stock. The Corporation has reserved 96,505 shares of common stock as of December 31, 1996 for this purpose. During 1996, 9,538 shares were issued at prices of $20.31-$29.31 per share. During 1995, 43,957 shares were issued at prices of $21.13 - $23.25 per share. The shares are exercisable at the time the director is no longer a member of the board.

NOTE 9: EMPLOYEE BENEFIT PLANS

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

        The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated balance sheets as of December 31:

(in thousands)
------------------------------------------------------------------
                                               1996        1995
------------------------------------------------------------------
Accumulated benefit obligation (includes
   vested benefits of $15,579 for 1996
   and $13,121 for 1995)                    $(16,634)   $(14,068)
------------------------------------------------------------------
Projected benefit obligation for service
   rendered to date                         $(20,993)   $(18,430)
Plan assets at fair value                     27,673      24,069
------------------------------------------------------------------
Plan assets in excess of projected benefit
   obligation (funded status)                  6,680       5,639
Unrecognized net gain                         (4,487)     (3,196)
Unrecognized prior service cost                   53          79
Unrecognized net asset being amortized
   over 15 years                                (491)       (613)
------------------------------------------------------------------
     Prepaid pension cost (included
       in other assets)                     $  1,755    $  1,909
------------------------------------------------------------------

         Net pension cost (benefit) for 1996, 1995, and 1994 includes the following components:

(in thousands)
-----------------------------------------------------------------
                                   1996        1995      1994
-----------------------------------------------------------------

Service cost-benefits earned
   during the year              $    979     $ 1,068   $ 1,061
Interest cost on projected
   benefit obligation              1,408       1,902     1,714
Actual return on plan assets      (3,965)     (5,303)   (1,256)
Net amortization and deferral      1,732       2,446    (1,464)
-----------------------------------------------------------------
     Net pension cost
       for the year             $    154    $    113 $      55
-----------------------------------------------------------------

         The assumed discount rate was 7.75% in both 1996 and 1995, and the expected rate of return was 9.50% and 9.00% for 1996 and 1995, respectively. The assumed discount rate and expected rate of return were 7.25% and 9.25%, respectively, for 1994. The weighted average rate of increase in future compensation was assumed to be 4.00% in 1996 and 1995 and 5.25% in 1994.

         The Corporation has a defined contribution profit-sharing plan covering salaried employees and some hourly employees. Subject to certain limitations, the Corporation contributes to the plan 5.25% of its consolidated net income before taxes, adjusted as provided by the plan.

         The Corporation also has an incentive stock plan under which awards of units consisting of hypothetical shares of the Corporation's common stock were made to senior officers and key employees. The plan became effective May 1, 1985, and the final awards were granted on May 31, 1994. The Corporation awarded 264,246 units under this plan of which 162,126 units had vested as of December 31, 1996. The remaining units will vest over the next three years. In 1996 and 1995, the Corporation issued 23,729 and 27,820 shares of common stock, respectively, under this plan. The cost of the plan, based upon the market value of the Corporation's common stock times the number of units awarded, is accrued as salaries and employee benefits expense over the various vesting periods.

         The costs of these major employee benefit plans included in salaries and employee benefits expense are summarized as follows:

(in thousands)
----------------------------------------------------------------
                                   1996        1995      1994
----------------------------------------------------------------
Pension                          $   154     $   113   $    55
Profit sharing                     2,464       2,114     1,890
Incentive stock                      245         536       698
----------------------------------------------------------------
                                  $2,863      $2,763    $2,643
----------------------------------------------------------------

         The Corporation applies Accounting Principles Board Opinion 25 and related interpretations in accounting for stock-based compensation plans. Accordingly, no compensation cost has been recognized for the Corporation's stock options. Had compensation cost been determined based on the fair value at the grant dates consistent with the alternative method of SFAS No. 123, the Corporation's net income and net income per share would have been reduced to the proforma amounts indicated below. In accordance with the transition provisions of SFAS No. 123, the proforma amounts reflect stock options with grant dates subsequent to January 1, 1995.

(Dollars in thousands except per share data)
-----------------------------------------------------------------
                                               1996      1995
-----------------------------------------------------------------

Net income               As reported         $27,801   $24,863
                         Proforma             27,674    24,791
Net income per share     As reported            1.86      1.64
                         Proforma               1.85      1.63
-----------------------------------------------------------------


         Under its 1995 Long-Term Incentive Stock Plan (the 1995 Plan), the Corporation may grant incentive and non-qualified stock options, stock appreciation rights, restricted stock, or other stock unit awards to selected employees. The Corporation may grant a maximum of 750,000 shares of its common stock under the 1995 Plan with no more than 75,000 shares issued to any one participant during any calendar year. The exercise price of each stock option equals the market price of the Corporation's common stock on the date of grant. An option's maximum term is 10 years. The options become exercisable at the rate of 20% per year beginning one year from the date of grant.

         For the purpose of computing the proforma amounts indicated above, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively: dividend yields of 3.1% and 3.8%; expected volatility of 21% and 25%; a risk free interest rate of 6.4%; and an expected option life of 7 years from the date of grant.

         The weighted average fair value of each option granted during 1996 and 1995 was $5.10 and $4.89, respectively. A summary of the status of the Corporation's stock option plan as of December 31 and changes during the years then ended is presented below:

--------------------------------------------------------------------------
                                    1996                   1995
--------------------------------------------------------------------------

                                        Weighted               Weighted
                                         Average                Average
                                        Exercise                Exercise
                               Shares     Price       Shares     Price
--------------------------------------------------------------------------
Outstanding, January 1        114,400    $19.938           -    $     -
Granted                        86,600     20.313     114,400     19.938
Exercised                           -          -           -          -
Forfeited                       4,000     20.313           -          -
--------------------------------------------------------------------------
Outstanding, December 31      197,000    $20.100     114,400    $19.938
Options exercisable
   at year-end                 22,880    $19.938           -    $     -
--------------------------------------------------------------------------

         At December 31, 1996, the Corporation had 197,000 stock options outstanding with a weighted average contractual life of 8.4 years.

NOTE 10: COMMITMENTS, CONTINGENT LIABILITIES,
OFF-BALANCE SHEET RISKS, AND OTHER MATTERS

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

         Commitments to extend credit are agreements to lend to a customer under a set of specified terms and conditions. Commitments generally have fixed expiration dates or termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Loan commitments may be secured or unsecured. In the case of secured commitments, collateral varies but may include commercial or residential properties; business assets such as inventory, equipment, or accounts receivable; securities; or other business or personal assets or guarantees. At December 31, 1996, commitments to extend credit totaled $295,415,000.

         Standby letters of credit are conditional commitments issued by the Corporation or its subsidiaries to guarantee the performance of a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. At December 31, 1996, commitments outstanding under standby letters of credit approximated $30,331,000.

         The investment securities portfolio includes U.S. Treasury and U.S. Government agency securities which may, on occasions, be loaned to securities dealers designated as "Primary Government Dealers" by the Federal Reserve System. Such loans of securities are secured by U.S. Treasury securities, U.S. Government agency securities, or cash with a market value exceeding 102% of the market value of securities lent. Such transactions may involve credit and interest rate risk. At December 31, 1996, securities loaned totaled $1,000,000.

         Various litigation is pending against the Corporation and its subsidiaries. After reviewing these suits with counsel, management believes that their ultimate resolution will not materially affect the consolidated financial statements.

         As a member of the Federal Reserve System, the Corporation's subsidiary bank is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1996 and 1995, the aggregate amounts of daily average required balances were approximately $30,400,000 and $49,969,000, respectively.

         The bank originates mortgage loans that are sold in the secondary market. In connection with such activities, the Corporation maintains fidelity bond insurance in the amount of $15,000,000 and errors and omissions insurance of $2,500,000, which are in excess of required amounts.

NOTE 11: REGULATORY CAPITAL REQUIREMENTS

         The Corporation and its bank subsidiary are subject to certain regulatory capital requirements as set forth in Section 38 of the Federal Deposit Insurance Act. Regulations define five capital categories and specify certain minimum levels of capital required for each category. The framework for determining capital adequacy measures tangible capital (equity less certain intangible assets) relative to risk-weighted assets (assets classified by risk with duly assigned weights) and to average assets. These measures are quantified into ratios of Tier 1 and total capital to risk-weighted assets and Tier 1 capital to average assets (Tier 1 leverage ratio). Tier 1 Capital is defined as shareholders' equity minus certain intangible assets. Tier 2 capital includes a certain amount of the allowance for loan losses and is added to Tier 1 Capital to form total capital.

         Under this framework, an undercapitalized institution is subject to both mandatory and discretionary supervisory actions. An institution cannot pay dividends, make capital distributions, or pay management fees to affiliates if such payments cause the institution to become undercapitalized. In addition, there are numerous other restrictions, prohibitions, and required or discretionary regulatory actions that may be imposed if an institution is deemed undercapitalized.

         Management believes, at December 31, 1996, that the Corporation and the bank meet all capital adequacy requirements to which they are subject. The most recent notification from the Federal Reserve Bank for the Corporation and from the Comptroller of the Currency for the bank categorize each as "well capitalized." Management is not aware of any conditions or events that have changed either institution's category since that notification.

         Set forth below are the regulatory capital amounts and ratios for the Corporation and the bank.

(Dollars in thousands)
-------------------------------------------------------------------------------------
                                                        Minimum Requirements for:
                                Actual       Adequately Capitalized Well Capitalized
                           Amount     Ratio       Amount  Ratio     Amount  Ratio
-------------------------------------------------------------------------------------
December 31, 1996
-------------------------------------------------------------------------------------
Tier 1 capital (to risk-
 weighted assets)
   Corporation            $195,069    12.52%    $  62,341   4%     $ 93,512   6%
   Bank                    179,609    11.59        62,013   4       493,019   6
Total capital (to risk-
 weighted assets)
   Corporation             209,725    13.46       124,682   8       155,853  10
    Bank                   194,265    12.53       124,026   8       155,032  10
Tier 1 capital
 (to average assets)
   Corporation             195,069     9.16        85,175   4       106,469   5
   Bank                    179,609     8.80        81,394   4       101,743   5
-------------------------------------------------------------------------------------
December 31, 1995
-------------------------------------------------------------------------------------
Tier 1 capital (to risk-
 weighted assets)
   Corporation            $214,591    15.30%    $  56,109   4%    $  84,164   6%
    Bank                   199,776    14.33        55,783   4        69,729   6
Total capital (to risk-
 weighted assets)
   Corporation             228,023    16.26       112,219   8       140,274  10
    Bank                   213,208    15.29       111,566   8       139,458  10
Tier 1 capital
 (to average assets)
   Corporation             214,591    10.59        81,065   4       101,331   5
    Bank                   199,776     9.91        80,972   4       100,789   5
-------------------------------------------------------------------------------------



NOTE 12: FAIR VALUE OF FINANCIAL INSTRUMENTS

         In accordance with SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

A. Cash and Due From Banks: The carrying amount is a reasonable estimate of fair value.

B. Money Market Investments: For short-term instruments, the carrying amount is a reasonable estimate of fair value. For instruments that mature in over 90 days, such as fixed-rate certificates of deposit, the fair value is estimated based on the discounted cash flow of contractual cash flows using interest rates currently offered for deposits of similar maturities.

C. Investment Securities: Fair values of investment securities are based on quoted market prices or dealer quotes. In the absence of quoted market prices or dealer quotes, fair value is estimated using quoted market prices for similar securities, adjusted for differences between the quoted securities and the securities being valued.

D. Loans: Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by loan type (such as construction, mortgage, commercial, financial and agricultural, and consumer), interest rate terms (such as fixed or adjustable), and estimated credit risk. For certain loans, such as some residential mortgage loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of performing loans is estimated by discounting the future cash flows through the estimated maturities using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimate of maturity is based on historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions. Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

E. Deposits: The fair value of demand deposits, interest-checking accounts, regular savings accounts, and money market deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit and certain other deposits is estimated based on the discounted value of the contractual cash flows using the interest rates currently offered for deposits of similar remaining maturities.

F. Short-Term Borrowings: The carrying values of federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings are reasonable estimates of fair value.

G. Off-Balance Sheet Financial Instruments: The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

         The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

         The carrying amount is a reasonable estimate of the fair value of securities loaned.

         At December 31, 1996, the carrying amounts and fair values of loan commitments, standby letters of credit, and securities loaned are immaterial.

H. Limitations: Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument or groups of such instruments. Because these estimates are subjective in nature and involve uncertainties and matters of discretionary judgment, they cannot be determined with precision. Changes in assumptions could affect the estimates significantly.

         Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and liabilities, premises and equipment, and goodwill. In addition, tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.


         The carrying amounts and estimated fair values of the Corporation's financial instruments are as follows:

(in thousands)
--------------------------------------------------------------------
                                           Carrying        Fair
December 31, 1996                           Amount         Value
--------------------------------------------------------------------
Financial assets:
   Cash and due from banks                $  100,228    $  100,228
   Investment securities:
     Available for sale                      178,073       178,073
     Held to maturity                        430,981       432,673
   Loans, net                              1,351,198     1,353,822

Financial liabilities:
   Demand deposits and interest-bearing
     transaction accounts                  1,136,488     1,136,488
   Certificates of deposit                   754,621       759,900
   Short-term borrowings                      50,066        50,066
--------------------------------------------------------------------
December 31, 1995
--------------------------------------------------------------------
Financial assets:
   Cash and due from banks                $   88,028    $   88,028
   Federal funds sold and other money
     market investments                       15,000        15,000
   Investment securities:
     Available for sale                      188,669       188,669
     Held to maturity                        454,509       459,360
   Loans, net                              1,206,989     1,231,503

Financial liabilities:
   Demand deposits and interest-bearing
     transaction accounts                  1,094,348     1,094,348
   Certificates of deposit                   698,851       701,979
   Short-term borrowings                      16,118        16,118
   Long-term debt                                 15            15
--------------------------------------------------------------------

NOTE 13: PARENT COMPANY

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

         The primary source of funds for the dividends paid by the Parent Company is dividends received from its subsidiaries. The payment of such dividends by the subsidiary bank and other nonbank subsidiaries and the ability of the subsidiary bank to loan or advance funds to the Parent Company are subject to certain statutory limitations. On December 31, 1996, 2 percent of consolidated shareholders' equity was not so restricted. In addition, in 1996 the subsidiary bank received approval from the Comptroller of the Currency to exceed the statutory limits on dividend payments to the Parent Company in 1997 and 1998. The request was made in consideration of special dividends paid by the subsidiary bank to the Parent Company in 1996 to fund the tender offer.

         Condensed financial information for the Parent Company follows:

Condensed Balance Sheets
----------------------------------------------------------------
Jefferson Bankshares, Inc. (Parent Company)
(in thousands)
----------------------------------------------------------------
December 31                                 1996        1995
----------------------------------------------------------------
ASSETS
Cash                                      $  1,246   $     492
Money market investments at
   bank subsidiary                           4,993       3,609
Investment securities--Held to maturity
   (fair value of $4,075 in 1996 and
   $5,092 in 1995)                           4,012       4,987
Dividends receivable from subsidiaries       3,100       4,200
Investments in subsidiaries at equity:
     Bank                                  187,900     210,953
     Bank-related                            4,109       4,011
----------------------------------------------------------------
                                           192,009     214,964
Other assets                                 5,314       4,303
----------------------------------------------------------------
       TOTAL ASSETS                       $210,674    $232,555
----------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Other Liabilities                         $  6,360  $    6,015
----------------------------------------------------------------
Shareholders' equity
     Common stock                           34,844      37,956
     Capital surplus                        48,720      47,623
     Retained earnings                     119,470     138,058
     Unrealized gains on
       securities available for sale of
       Bank subsidiary, net                  1,280       2,903
----------------------------------------------------------------
       TOTAL SHAREHOLDERS' EQUITY          204,314     226,540
----------------------------------------------------------------
       TOTAL LIABILITIES AND
         SHAREHOLDERS' EQUITY             $210,674    $232,555
----------------------------------------------------------------




Condensed Statements of Income
---------------------------------------------------------------------
Jefferson Bankshares, Inc. (Parent Company)
(in thousands)
---------------------------------------------------------------------
Years Ended December 31                 1996      1995      1994
---------------------------------------------------------------------


INCOME
Dividends from subsidiaries           $ 48,180    $17,400   $10,560
Interest and fees from subsidiaries      3,178      2,897     2,717
Income on investment securities
   held to maturity                        201        192         -
Other income                               205        100       100
---------------------------------------------------------------------
     TOTAL INCOME                       51,764     20,589    13,377
---------------------------------------------------------------------
EXPENSE
Interest expense                            23          -        17
Salaries and employee benefits           1,972      1,849     1,892
Merger and acquisition expense              45         88       150
Other expense                              800        732       852
---------------------------------------------------------------------
     TOTAL EXPENSE                       2,840      2,669     2,911
---------------------------------------------------------------------
Income before income tax expense
   and equity in undistributed net
   income of subsidiaries               48,924     17,920    10,466
Income tax expense                         305        100        19
---------------------------------------------------------------------
Income before equity in undistributed
   net income of subsidiaries           48,619     17,820    10,447
Equity in undistributed net income
   of subsidiaries (1)                 (20,818)     7,043    12,153
---------------------------------------------------------------------
     NET INCOME                       $ 27,801    $24,863   $22,600
---------------------------------------------------------------------

(1) Amount in parentheses represents the excess of dividends declared over net income of subsidiaries.



Condensed Statements of Cash Flows
----------------------------------------------------------------------
Jefferson Bankshares, Inc. (Parent Company)
(in thousands)
----------------------------------------------------------------------
Years Ended December 31                  1996       1995     1994
----------------------------------------------------------------------
CASH FLOWS FROM
   OPERATING ACTIVITIES
Net income                            $ 27,801   $ 24,863  $ 22,600
Adjustments to reconcile net
   income to net cash provided by
   operating activities:
     Depreciation and amortization          40         36        36
     (Increase) decrease in dividends
       receivable                        1,100     (1,640)      160
     Increase (decrease) in taxes
       payable                             103        407       (13)
     Increase in deferred
       tax asset                           (77)      (103)     (113)
     Equity in undistributed net
       income of subsidiaries           20,818     (7,043)  (12,153)
     Other, net                           (457)      (416)     (752)
----------------------------------------------------------------------
       Total adjustments                21,527     (8,759)  (12,835)
----------------------------------------------------------------------
       NET CASH PROVIDED BY
         OPERATING ACTIVITIES           49,328     16,104     9,765
----------------------------------------------------------------------
CASH FLOWS FROM
   INVESTING ACTIVITIES
     Purchases of investment securities
       held to maturity                      -     (6,944)        -
     Proceeds from maturities of
       investment securities held
       to maturity                         972      1,954         -
----------------------------------------------------------------------
       NET CASH PROVIDED BY
         (USED IN) INVESTING
         ACTIVITIES                        972     (4,990)        -
----------------------------------------------------------------------
CASH FLOWS FROM
   FINANCING ACTIVITIES
     Net decrease in
       short-term borrowings                 -          -      (265)
     Repayment of long-term debt             -          -      (900)
     Proceeds from issuance of
       common stock                      1,243      1,489     2,761
     Payments to acquire
       common stock                    (36,582)    (1,423)   (1,416)
     Dividends paid                    (12,823)   (11,193)  (10,034)
----------------------------------------------------------------------
       NET CASH USED IN
         FINANCING ACTIVITIES          (48,162)   (11,127)   (9,854)
----------------------------------------------------------------------
NET INCREASE (DECREASE) IN
   CASH AND CASH EQUIVALENTS             2,138        (13)      (89)
CASH AND CASH EQUIVALENTS
   AT BEGINNING OF YEAR                  4,101      4,114     4,203
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS
   AT END OF YEAR                    $   6,239    $ 4,101  $  4,114
----------------------------------------------------------------------



                          INDEPENDENT AUDITORS' REPORT

KPMG Peat Marwick LLP
Certified Public Accountants
1021 East Cary Street
Suite 1900
Richmond, Virginia 23219


The Board of Directors
Jefferson Bankshares, Inc.:

         We have audited the accompanying consolidated balance sheets of Jefferson Bankshares, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jefferson Bankshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                    KPMG Peat Marwick LLP


January 21, 1997